Exhibit 99(a)

PotashCorp
Helping Nature Provide

POTASH CORPORATION OF SASKATCHEWAN INC.

More per acre...

the long-term food solution

ANNUAL AND SPECIAL MEETING

May 7, 2009

Potash Corporation of Saskatchewan Inc.

February 20, 2009

Dear Shareholder:

On behalf of the Board of Directors, management and employees, we invite you to the 2009 Annual and Special Meeting of Shareholders which will take place on May 7, 2009 at 10:30 a.m. (local time) in the Grand Salon of TCU Place, 35 — 22nd Street East, Saskatoon, Saskatchewan, Canada. The Annual and Special Meeting provides you, the shareholder, with an opportunity to meet, listen to and ask questions of the people who are responsible for the performance of the Corporation.

The Notice of Annual and Special Meeting and the accompanying Management Proxy Circular describes the business to be conducted at the meeting, provides information on executive compensation and explains the Corporation’s governance and governance principles.

Please take the time to review this circular and provide your vote on the business items of the meeting. Your vote and participation are very important.

If you are unable to attend the meeting in person, you can vote by telephone, via the Internet or by completing and returning the enclosed proxy. Please refer to the “Questions and Answers on Voting and Proxies” section of the accompanying Management Proxy Circular for further information.

We will also webcast the meeting at www.potashcorp.com. We encourage you to visit our website at any time before the meeting as it provides useful information about our company.

We look forward to seeing you on May 7, 2009.

Sincerely,

D. J. HOWE	W. J. DOYLE
Board Chair	President and Chief Executive Officer

PCS Tower, Suite 500, 122 – 1st Avenue South, Saskatoon, Saskatchewan Canada S7K 7G3

LETTER TO SHAREHOLDERS	Page 1

Notice of Annual and Special Meeting of Shareholders

NOTICE IS HEREBY GIVEN that the Annual and Special Meeting (the “Meeting”) of shareholders of Potash Corporation of Saskatchewan Inc. (the “Corporation”), a corporation organized under the laws of Canada, will be held on:

May 7, 2009
10:30 a.m. (local time)
Grand Salon, TCU Place
35 – 22nd Street East
Saskatoon, Saskatchewan, Canada

for the following purposes:

1.	to receive the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2008 and the report of the auditors thereon;

2.	to elect the Board of Directors for 2009;

3.	to appoint auditors for 2009;

4.	to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced in Appendix B to the accompanying Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to the accompanying Management Proxy Circular;

5.	to consider the shareholder proposal attached as Appendix D to the accompanying Management Proxy Circular; and

6.	to transact such other business as may properly come before the Meeting or any adjournments thereof.

DATED at Saskatoon, Saskatchewan this 20th day of February, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

JOSEPH A. PODWIKA
Secretary

POTASH CORPORATION OF SASKATCHEWAN INC.
SUITE 500, 122 – 1ST AVENUE SOUTH, SASKATOON, SK CANADA S7K 7G3

NOTICE OF MEETING	Page 2

Questions and Answers on Voting
and Proxies

1.	Who can I call if I have questions about the information contained in this Management Proxy Circular or require assistance in completing my proxy form?

Georgeson Shareholder Communications Canada, Inc., the Corporation’s proxy solicitation agent, at 1-866-425-8527, for service in English and in French.

2.	Who is soliciting my proxy?

The management of the Corporation. Solicitation of proxies will be primarily by mail, supplemented by telephone or other contact by employees of the Corporation (who will receive no additional compensation), and all such costs will be borne by the Corporation. We have retained the services of Georgeson for the solicitation of proxies in Canada and in the United States. Georgeson’s services are estimated to cost $28,000.

3.	On what am I voting?

Four items:

(1)	the election of directors;

(2)	the appointment of auditors;

(3)	a resolution authorizing the Corporation to implement a new performance option plan; and

(4)	consideration of the shareholder proposal attached as Appendix D.

The Corporation’s Board of Directors and management recommend that you vote FOR items (1), (2), and (3) and AGAINST item (4).

4.	Who is entitled to vote?

Common shareholders as at the close of business on March 12, 2009 (the “Record Date”) or their duly appointed representatives will be entitled to cast a vote.

As at February 20, 2009, 295,240,247 common shares in the capital of the Corporation (the “Shares”) are entitled to be voted at the Meeting.

To the knowledge of the Corporation’s directors and officers, no person or company owns or exercises control or direction over more than 10% of the outstanding Shares.

5.	By when must I vote?

This will depend on the manner in which you will be voting:

(1)	If you are a Registered Shareholder planning to attend the Meeting and wish to vote your Shares in person at the Meeting, your vote will be taken and counted at the Meeting.

(2)	If you are a Registered Shareholder and voting using the proxy form, your proxy form should be received at the Toronto office of CIBC Mellon Trust Company by mail or facsimile prior to the commencement of the Meeting, or hand-delivered at the registration table on the day of the Meeting prior to the commencement of the Meeting.

(3)	If you are a Registered Shareholder and voting your proxy by telephone or Internet, your vote should be received by CIBC Mellon Trust Company no later than 11:00 p.m. (Saskatoon time) on Tuesday May 5, 2009.

(4)	If you are a Non-Registered (or beneficial) Shareholder and wish to attend the Meeting or vote by proxy, you should refer to Item 11.

Please note that Items 6 to 10 below are only applicable to Registered Shareholders. Non-Registered (or beneficial) Shareholders should refer to Item 11 for further information on voting.

6.	How do I vote if I am a Registered Shareholder?

You are a Registered Shareholder if your name appears on your share certificate. The enclosed proxy form indicates whether you are a Registered Shareholder.

You can vote your Shares by proxy or in person at the Meeting if you are a Registered Shareholder:

(1)	By Proxy

There are four ways that you can vote by proxy:

(a)	By Telephone

Call 1-866-271-1207 from your touch-tone phone and follow the instructions (only available to Registered

QUESTIONS AND ANSWERS ON VOTING AND PROXIES	Page 3

Shareholders resident in Canada or the United States).

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

(b)	On the Internet

Go to www.eproxyvoting.com/potash and follow the instructions on screen.

You will need the control number located on the enclosed proxy form. You do not need to return your proxy form.

At any time, CIBC Mellon may cease to provide telephone and Internet voting, in which case shareholders can elect to vote by mail, by fax or by attending the Meeting in person, as described below.

(c)	By Mail

By completing, dating and signing the enclosed proxy form and returning same in the envelope provided.

(d)	By Fax

By completing, dating and signing the enclosed proxy form and forwarding same by fax to 1-866-781-3111 (toll-free within Canada and the United States) or 1-416-368-2502 (from any country other than Canada and the United States).

If your Shares are not registered in your name (e.g. if they are held through a bank, trust company, securities broker or other nominee), do not use the above fax number as it is reserved for Registered Shareholders. Instead, use the fax numbers, if any, provided by your nominee. See Item 11(1).

(2)	By Attending the Meeting in Person

If you wish to vote in person at the Meeting, do not complete or return the proxy form.

7.	What if I sign the proxy form as described in this Management Proxy Circular?

Signing the proxy form gives authority to Mr. Dallas J. Howe, Mr. William J. Doyle, Mr. Wayne R. Brownlee or Mr. Joseph A. Podwika, all of whom are either directors or officers of the Corporation, to vote your Shares at the Meeting in accordance with your voting instructions.

A proxy must be in writing and must be executed by you or by your attorney authorized in writing or, if the shareholder is a corporation or other legal entity, by an officer or attorney thereof duly authorized. A proxy may also be completed over the telephone or over the Internet. See Items 6(1)(a) and (b).

8.	Can I appoint someone other than these people to vote my Shares?

Yes. You have the right to appoint some other person of your choice, who need not be a shareholder, to attend and act on your behalf at the Meeting. If you wish to do so, please strike out those four printed names appearing on the proxy form, and insert the name of your chosen proxyholder in the space provided thereon.

You cannot appoint a person to vote your Shares other than our directors or officers whose printed names appear on the proxy form if you decide to vote by telephone or Internet.

It is important to ensure that any other person you appoint is attending the Meeting and is aware that his or her appointment has been made to vote your Shares.

9.	How will my Shares be voted if I vote by proxy?

The persons named in the proxy form must vote or withhold from voting your Shares in accordance with your instructions on the proxy form. In the absence of such instructions, however, your Shares will be voted FOR the election to the Corporation’s Board of Directors of the nominees as described in this Management Proxy Circular and on the proxy form, FOR the appointment of Deloitte & Touche LLP as auditors until the close of the next annual meeting, FOR the resolution authorizing the Corporation to implement a new performance option plan, AGAINST the shareholder proposal, and FOR management’s proposals generally.

10.	If I change my mind, can I take back my proxy once I have given it?

Yes. A shareholder who has voted by proxy may revoke it by voting again in any manner (telephone, Internet, mail or fax). In addition, you may revoke a voted proxy by depositing an instrument in writing (which includes another proxy form with a later date) executed by you or by your attorney authorized in writing with our Corporate Secretary at Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, Canada, S7K 7G3, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof or by depositing it with the Meeting chair on the day of the Meeting, or any

QUESTIONS AND ANSWERS ON VOTING AND PROXIES	Page 4

adjournment or postponement thereof. You may also revoke a proxy in any other manner permitted by law.

Note that your participation in person in a vote by ballot at the Meeting will automatically revoke any proxy previously given by you in respect of business covered by that vote.

11.	How do I vote if I am a Non-Registered (or beneficial) Shareholder?

You are a Non-Registered (or beneficial) Shareholder if your Shares are held through a bank, trust company, securities broker or other nominee.

For most of you, the proxy form or the request for voting instructions sent or to be sent by your nominee indicates whether you are a Non-Registered (or beneficial) Shareholder.

There are two ways that you can vote your Shares if you are a Non-Registered (or beneficial) Shareholder:

(1)	By Providing Voting Instructions to Your Nominee

Your nominee is required to seek voting instructions from you in advance of the Meeting. Accordingly, you will receive, or have already received, from your nominee either a request for voting instructions or a proxy form for the number of Shares you hold.

Every nominee has its own procedures which should be carefully followed by Non-Registered (or beneficial) Shareholders to ensure that their Shares are voted at the Meeting. These procedures generally allow voting by telephone, on the Internet, by mail or by fax. Please contact your nominee for instructions in this regard.

If your Shares are not registered in your name, do not use the fax number in 6(1)(d) as this number is reserved for Registered Shareholders.

(2)	By Attending the Meeting in Person

If you wish to vote in person at the Meeting, insert your own name in the space provided on the request for voting instructions or proxy form to appoint yourself as proxyholder and follow the instructions of your nominee.

Non-Registered (or beneficial) Shareholders who instruct their nominee to appoint themselves as proxyholders should, at the Meeting, present themselves to a representative of CIBC Mellon at the table identified as “Beneficial Shareholders”. Do not otherwise complete the form sent to you as your vote will be taken and counted at the Meeting.

12.	What if amendments are made to these matters or if other matters are brought before the Meeting?

The person named in the proxy form has discretionary authority with respect to amendments or variations to matters identified in the Notice of the Meeting and to other matters which may properly come before the Meeting.

As of the date of this Management Proxy Circular, our management knows of no such amendment, variation or other matter expected to come before the Meeting. If any other matters properly come before the Meeting, the persons named in the proxy form will vote on them in accordance with their best judgment.

13.	How will the votes be counted?

All matters to be considered at the Meeting will each be determined by a majority of votes cast at the Meeting by proxy or in person. In the event of equal votes, the Meeting chair is entitled to a second or casting vote.

14.	How can I contact the transfer agent?

You can contact the transfer agent as follows:

By mail:

CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario, Canada M5C 2W9

By telephone:

1-800-387-0825 (toll-free within Canada and the United States)

or 1-416-643-5500 (from any country other than Canada and the United States)

By fax:

1-416-643-5501	(all countries)

Through the internet:

www.cibcmellon.com

Except as otherwise stated, the information contained herein is given as of February 20, 2009.
Unless otherwise specified, all dollar amounts are expressed in United States dollars.
Share and per-share data (as applicable) have been adjusted to reflect previous stock splits, including our three-for-one stock split in May 2007.

QUESTIONS AND ANSWERS ON VOTING AND PROXIES	Page 5

Business of the Meeting

Financial Statements

The Consolidated Financial Statements for the fiscal year ended December 31, 2008 are included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian securities regulatory authorities.

Nominees for Election to the Board of Directors

The 12 nominees proposed for election as directors of the Corporation are listed beginning on page 8. All nominees have established their eligibility and willingness to serve as directors. Directors will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the election of the nominees listed beginning on page 8. If, for any reason, at the time of the Meeting any of the nominees are unable to serve, it is intended that the persons designated in the form of proxy will vote in their discretion for a substitute nominee or nominees.

Appointment of Auditors

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors of the Corporation, as auditors of the Corporation to hold office until the next annual meeting of shareholders of the Corporation.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote to reappoint Deloitte & Touche LLP as auditors of the Corporation.

Adoption of 2009 Performance Option Plan

At the Meeting, shareholders will be asked to consider and, if deemed appropriate, adopt, with or without variation, a resolution (the full text of which is reproduced as Appendix B to this Management Proxy Circular) authorizing the Corporation to implement a new performance option plan, which is attached as Appendix C to this Management Proxy Circular.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote for the resolution to approve the new performance option plan.

Shareholder Proposal

A proposal has been submitted by a shareholder for consideration at the Meeting. Such proposal and the Board’s response thereto are set forth in the attached Appendix D.

Unless otherwise instructed, the persons designated in the form of proxy intend to vote against the proposal.

MANAGEMENT PROXY CIRCULAR ï Business of the Meeting	Page 6

Board of Directors

•	The Corporation was recognized in 2008 for its governance and disclosure practices by virtue of a first place finish in the 2008 Board Games rankings prepared by the Globe and Mail and the receipt of the 2008 Governance Gavel Award from the Canadian Coalition for Good Governance regarding its director disclosure.

•	PotashCorp’s Chair, Dallas Howe, was recognized in early 2009 by the Institute of Corporate Directors with an ICD Fellowship Award for his leadership in Board Governance.

Nominees

The 12 directors being nominated for election in 2009 are:

Christopher M. Burley*	Keith G. Martell
William J. Doyle	Jeffrey J. McCaig
John W. Estey	Mary Mogford
C. Steven Hoffman	Paul J. Schoenhals
Dallas J. Howe	E. Robert Stromberg
Alice D. Laberge	Elena Viyella de Paliza

The Corporate Governance and Nominating Committee is of the view that these directors represent an appropriate mix of expertise and qualities required for the Board. See page 8 for their biographies.

*	New director nominee.

Independent Board

All directors, except for Mr. Doyle, Mr. Stromberg and Ms. Viyella de Paliza, are independent. See page 14 for details.

Executive Sessions

The Board meets in executive session, with only independent directors present during each regularly scheduled meeting of the Board. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern.

Meeting Attendance

Directors attended 98% of Board and committee meetings in 2008.

Retirement

Frederick J. Blesi, who has served as a director of the Corporation since 2001 retired from the Board on May 8, 2008. Wade Fetzer III, who served as a director of the Corporation since 2002 will retire on May 7, 2009.

Director Compensation

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group. See page 17 for details.

Total fees and retainers earned by all Board members in 2008 were $1,885,500.

“At Risk” Investment

By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years.

All director nominees are currently in compliance with the applicable ownership guidelines of the Corporation.

See page 21 for details.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 7

Nominees for Election to the Board of Directors

The articles of the Corporation provide that the Board of Directors of the Corporation (the “Board”) shall consist of a minimum of 6 directors and a maximum of 20, with the actual number to be determined from time to time by the Board. The Board has determined that, at the present time, there will be 12 directors.

Proxies solicited hereby will be voted for the following proposed nominees (or for substitute nominees in the event of contingencies not known at present) who will, subject to the bylaws of the Corporation and applicable corporate law, hold office until the next annual meeting of shareholders or until their successors are elected or appointed in accordance with the bylaws or applicable corporate law. In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. Except in extenuating circumstances, it is expected that the committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action taken be publicly disclosed. To the extent possible, the committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

The following table states the names and ages of all the persons to be nominated for election as directors, all other positions and offices with the Corporation now held by them, their present principal occupation or employment, their business experience over the last five years, the period during which present directors of the Corporation have served as directors, their principal areas of expertise and their independence status. The table also discloses the value of at-risk holdings for each of them as of February 20, 2009 and their overall board and committee meeting attendance.

For further detailed information on director independence, attendance, principal areas of expertise, at-risk holdings and compensation, please see the tables and narrative following this table.

CHRISTOPHER M. BURLEY
Age: 47
Calgary, Alberta, Canada

Independent(1)

Mr. Burley recently retired as Managing Director and Vice Chairman Energy of Merrill Lynch Canada Inc., an investment banking firm, after more than 21 years in the investment banking business. He is a graduate of the Institute of Corporate Directors’ Education Program.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance	February 2009(3): $839,600
Investment Banking
Governance

Board Committee Membership:	Board & Committee Attendance(4):

n/a	n/a

WILLIAM J. DOYLE
Age: 58
Winnetka, Illinois, USA
Director since 1989

Non-independent(1)

Mr. Doyle is President and Chief Executive Officer of the Corporation. He joined PotashCorp as President of PCS Sales in 1987, after a career with International Minerals and Chemical Corporation. He is Chairman of Canpotex Limited, on the boards of The Fertilizer Institute and International Plant Nutrition Institute, as well as a member of the Executive Management group of the International Fertilizer Industry Association. Mr. Doyle is a graduate of Georgetown University in Washington, DC and is a member of its Board of Directors.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer/Mining/Chemical Industry	February 2009(3): $40,419,507
Global Agriculture/International Commerce
Global Senior Executive Management

Board Committee Membership:	Board & Committee Attendance(4):

none	100%

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 8

JOHN W. ESTEY
Age: 58
Glenview, Illinois, USA
Director since 2003

Independent(1)

Mr. Estey is President and Chief Executive Officer of S&C Electric Company. He is a member of the Board of Governors of the National Electrical Manufacturers Association, a director of the Executives’ Club of Chicago, a member of the Dean’s Advisory Board at the Kellogg School of Management at Northwestern University and a member of the Board of Trustees of the Adler Planetarium.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Global/International Commerce	February 2009(3): $2,453,387
Business Management
Compensation

Board Committee Membership:	Board & Committee Attendance(4):

Compensation (chair)	100%
Safety, Health and Environment

C. STEVEN HOFFMAN
Age: 60
Lincolnshire, Illinois, USA
Director since 2008

Independent(1)

Mr. Hoffman is an export consultant and a former senior executive of IMC Global Inc. With over 22 years of global fertilizer sales and marketing management experience, he retired as Senior Vice President and President Sales and Marketing of IMC Global upon completion of the IMC Global and Cargill Fertilizer merger, creating the Mosaic Company. He is a former Chairman and President of the Phosphate Chemicals Export Association, Inc. (“PhosChem”) and a former Chairman of Canpotex Limited.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer/Mining/Chemical Industry	February 2009(3): $244,328
Global Agriculture/International Commerce
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Safety, Health and Environment

DALLAS J. HOWE
Age: 64
Calgary, Alberta, Canada
Director since 1991

Independent(1)

Mr. Howe is owner and Chief Executive Officer of DSTC Ltd., a technology investment company, and a director of Advanced Data Systems Ltd. and Viterra (formerly Saskatchewan Wheat Pool). A director of Potash Corporation of Saskatchewan, the Crown corporation, from 1982 to 1989, he joined the Corporation’s Board in 1991 and was elected Chair in 2003.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Agriculture	February 2009(3): $8,918,611
e-Commerce/Technology
Governance

Board Committee Membership:	Board & Committee Attendance(4):

Board Chair	100%
Corporate Governance and Nominating

ALICE D. LABERGE
Age: 52
Vancouver, British
Columbia, Canada
Director since 2003

Independent(1)

Ms. Laberge is a Corporate Director and the former President and Chief Executive Officer of Fincentric Corporation, a global provider of software solutions to financial institutions. She was previously Senior Vice President and Chief Financial Officer of MacMillan Bloedel Limited and is a director of the Royal Bank of Canada, Russel Metals Inc., the United Way of the Lower Mainland and St. Paul’s Hospital Foundation in Vancouver. She is a trustee of the Healthcare Benefit Trust and a member of the Faculty Advisory Board, Sauder School of Business, University of British Columbia.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

e-Commerce/Technology	February 2009(3): $1,843,317
Finance
Accounting

Board Committee Membership:	Board & Committee Attendance(4):

Audit (chair)	100%
Corporate Governance and Nominating

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 9

KEITH G. MARTELL
Age: 46
Saskatoon, Saskatchewan, Canada
Director since 2007

Independent(1)

Mr. Martell is Executive Chairman of First Nations Bank of Canada. He is a director of the Public Sector Pension Investment Board of Canada, The North West Company Inc. and Saskatoon Friendship Inn. He is a trustee of The North West Company Fund and Primrose Lake Trust.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance/Accounting	February 2009(3): $215,649
First Nations
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Compensation

JEFFREY J. MCCAIG
Age: 57
Calgary, Alberta, Canada
Director since 2001

Independent(1)

Mr. McCaig is Chairman and Chief Executive Officer of the Trimac Group of Companies, a North American provider of bulk trucking and third-party logistics services. Prior to that, he practiced law, specializing in corporate financing and securities. He is a director of Orbus Pharma Inc., The Standard Life Assurance Company of Canada and a director and co-owner of the Calgary Flames Hockey Club.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Transportation Industry	February 2009(3): $2,661,563
Legal
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Audit	100%
Compensation

MARY MOGFORD
Age: 64
Newcastle, Ontario, Canada
Director since 2001

Independent(1)

Ms. Mogford is a Corporate Director and a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She is a director of MDS Inc. and the SickKids Foundation. She is a Fellow of the Institute of Corporate Directors (ICD) and an accredited director under the ICD/Rotman School of Business Directors’ Education Program.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Finance	February 2009(3): $3,138,766
Public Policy
Governance

Board Committee Membership:	Board & Committee Attendance(4):

Corporate Governance and Nominating (chair)	96%
Audit

PAUL J. SCHOENHALS
Age: 67
Calgary, Alberta, Canada
Director since 1992

Independent(1)

Mr. Schoenhals is a retired President and Chief Executive Officer of Enform, a petroleum industry safety and training service. He is a former Member of the Legislative Assembly and Cabinet Minister in Saskatchewan and was Chairman of Potash Corporation of Saskatchewan, the Crown corporation, from 1987 to 1989.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Public Policy	February 2009(3): $1,969,695
Business Management

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment (chair)	85%
Compensation

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 10

E. ROBERT STROMBERG, Q.C.
Age: 67
Jackfish Lake, Saskatchewan,
Canada
Director since 1991

Non-independent(1)

Mr. Stromberg was formerly associated with the Saskatchewan law firm Robertson Stromberg Pedersen. He is a director of NorSask Forest Products Inc. and Hitachi Canadian Industries Ltd. and holds the rank of Honorary Lieutenant-Colonel of the North Saskatchewan Regiment.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Global/International Commerce	February 2009(3): $4,250,546
Legal

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment	100%

Mr. Stromberg is not considered independent because of a business relationship in a company in which Mr. Stromberg’s sons are associated but in which Mr. Stromberg has no interest. This relationship is described in greater detail below.

ELENA VIYELLA DE PALIZA
Age: 54
Dominican Republic
Director since 2003

Non-independent(1)

Ms. Viyella de Paliza is President of Inter-Quimica, S.A., a chemicals importer and distributor, Monte Rio Power Corp. and Indescorp, S.A. She is a member of the board of the Inter-American Dialogue and past president of the Dominican Business Council, the Dominican Stock Exchange, Dominican Manufacturers Association and the National Agribusiness Board.

Principal Areas of Expertise/Experience:	Value of At-Risk Holdings(2):

Fertilizer Industry	February 2009(3): $2,079,722
Finance/Business Management
Global/International Commerce

Board Committee Membership:	Board & Committee Attendance(4):

Safety, Health and Environment	100%

Ms. Paliza is not considered independent because of a business relationship in a company in which Ms. Paliza’s father and brother are interested parties but in which Ms. Paliza has no interest. This relationship is described in greater detail below.

Wade Fetzer III, who has served since 2002 will retire from the Board on May 7, 2009.

(1)	See “Director Independence and Other Relationships”.

(2)	See “At Risk Investments and Year Over Year Changes” for additional detail.

(3)	Based on the closing price per Share on the New York Stock Exchange of $83.96 on February 20, 2009.

(4)	See “Attendance of Directors” for additional detail.

All of the above director nominees have had the principal occupation described above for the previous five years other than Ms. Laberge, who was Chief Executive Officer of Fincentric Corporation from December 2003 to June 2005.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 11

Board Tenure
(Director Nominees)

as at February 20, 2009

Director Independence and Other Relationships

Independence Status of Directors/Director Nominees
			Not	Reason for
Name	Management	Independent	Independent	Non-independent Status

Christopher M. Burley		x
William J. Doyle	x
John W. Estey		x
Wade Fetzer III		x
C. Steven Hoffman		x
Dallas J. Howe		x
Alice D. Laberge		x
Keith G. Martell		x
Jeffrey J. McCaig		x
Mary Mogford		x
Paul J. Schoenhals		x
E. Robert Stromberg			x	family business relationship
Elena Viyella de Paliza			x	family business relationship

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 12

The Board has determined that all of the directors of the Corporation and proposed nominees, with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg, are independent within the meaning of the “PotashCorp Governance Principles”, National Instrument 58-101 “Disclosure of Corporate Governance Practices” (“NI 58-101”), applicable rules of the SEC and the New York Stock Exchange (“NYSE”) corporate governance rules. In addition, there are no interlocking director relationships among the board members.

For a director to be considered independent, the Board must determine that the director does not have any material relationship with the Corporation, either directly or indirectly (e.g. as a partner, shareholder or officer of an organization that has a relationship with the Corporation). Pursuant to the “PotashCorp Governance Principles” and the “PotashCorp Core Values and Code of Conduct”, directors and executive officers of the Corporation inform the Board as to their relationships with the Corporation and provide other pertinent information pursuant to questionnaires that they complete, sign and certify on an annual basis. The Board reviews such relationships to identify impairments to director independence and in connection with disclosure obligations under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”).

As permitted by the NYSE corporate governance rules, the Board has adopted categorical standards to assist it in making determinations of director independence. These standards are set out in the “PotashCorp Governance Principles”, the full text of which is available on the Corporation’s website, www.potashcorp.com. The independence standards established by the Board are as follows:

a)	A Director will not be considered independent if, currently or within the preceding three years, as applicable:

i)	the Director is, or was, an employee or executive officer of the Corporation, including any affiliated entity of the Corporation;

ii)	an immediate family member of the Director is, or was, an executive officer of the Corporation, including any affiliated entity of the Corporation;

iii)	the Director is, or was, a partner of, employed by or affiliated with any of the Corporation’s present or former internal or external auditors;

iv)	an immediate family member of the Director is, or was, a partner of any of the Corporation’s present or former internal or external auditors;

v)	an immediate family member of the Director is an employee of the Corporation’s internal or external auditors and participates in its audit, assurance or tax compliance (but not tax planning) practice, or is or was employed or affiliated with any of the Corporation’s present or former internal or external auditors and personally works or worked on the Corporation’s audit within such time; or

vi)	an executive officer of the Corporation serves or served on the compensation committee of an entity which, in turn, employs or employed either (a) the particular Director as an executive officer or (b) an immediate family member of such Director as an executive officer.

b)	A Director will not be considered independent if the Director received any direct compensation, or an immediate family member of the Director received more than Cdn$75,000 in direct compensation, during any 12 month period within the past three fiscal years from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service).

c)	A Director will not be considered independent if the Director has any of the following commercial or charitable relationships:

(i)	the Director currently serves as an executive officer or employee of, or any of his or her immediate family members currently serves as an executive officer of, another company that makes payments to, or receives payments from, the Corporation for property or services in an amount that, in any one of the three most recent fiscal years, exceeds the greater of (x) US$1,000,000 or (y) 2 percent of the annual consolidated gross revenues of the company for which such Director, or any of his or her immediate family members, serves as an executive officer (or as an employee in the case of the Director); or

(ii)	the Director currently serves as an officer, director or trustee of a charitable organization, and the Corporation’s discretionary charitable contributions to that organization (or in the case of a

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 13

foundation, the foundation together with the organization or entity to which the foundation supports) exceeds the greater of (x) US$1,000,000 or (y) 2 percent of that organization’s total annual consolidated gross revenues within any one of the three most recent fiscal years (provided that the Corporation’s matching of employee charitable contributions will not be included in the amount of the Corporation’s contributions for this purpose).

d)	Where a relationship exists as a result of a Director who is a limited partner, a non-managing member or who occupies a similar position in an entity that does business with the Corporation, or who has a shareholding in such entity which is not significant, and who, in each case, has no active role in sales to, purchases from, or in providing services to the Corporation and derives no direct material benefit from same, such relationship shall be considered not to be material.

Mr. Doyle is the Chief Executive Officer (“CEO”) of the Corporation and is therefore not independent. Mr. Doyle is also Chairman of Canpotex Limited. The Corporation had sales of approximately $2,257.1 million to Canpotex Limited in 2008.

A son of Mr. Stromberg, David Stromberg, is a director and a major indirect shareholder of Micro Oil Inc. (“Micro Oil”), a privately held process oil blender and supplier based in Saskatoon, Saskatchewan. David Stromberg is also the president of Micro Oil. Another son of Mr. Stromberg, Jeffrey Stromberg, is a shareholder of Micro Oil. In 2008, receipts and payments in the amount of Cdn$2,014,601 were transacted between the Corporation and Micro Oil, which exceeds 2% of Micro Oil’s gross revenues. Micro Oil and the Corporation have also entered into a confidentiality agreement relating to the development of oil processes used by the Corporation. Purchases from Micro Oil are made in the ordinary course of business. Mr. Stromberg has no interest in the business of his adult sons. Through his prominence in the Saskatchewan business community and his professional qualifications and experience, Mr. Stromberg has been and continues to be a valued member of the Board. His presence on the Board plays no role in the Corporation’s decision to transact business with Micro Oil. The Corporation has and will continue to make this decision on the basis of the best interests of the Corporation.

Ms. Paliza’s father and brother are executive officers of Fertilizantes Santo Domingo, C. por A (“Fersan”), a fertilizer bulk blender and distributor of agrichemicals based in the Dominican Republic, which is a customer of the Corporation. Although representing less than 1% of the Corporation’s consolidated sales in 2008, sales to Fersan exceeded 2% of Fersan’s 2008 consolidated gross revenues. As such, Ms. Paliza does not meet the Corporation’s categorical independence standards which incorporate in relevant part the NYSE corporate governance rules. Ms. Paliza has no direct or indirect interest in the Corporation’s sales to and purchases by Fersan and all such transactions are completed on normal trade terms. Even though she does not meet the aforementioned independence standards, Ms. Paliza provides a valuable contribution to the Board through her industry knowledge and experience, and international business perspective.

In determining the independence of its other directors, the Board evaluated business and other relationships that each director had with the Corporation. In doing so, it determined as immaterial (i) any relationship falling below the thresholds in paragraph (c)(i) or covered pursuant to paragraph (d) above, and not otherwise required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Exchange Act, including certain relationships of Mr. Estey, Mr. McCaig and Mr. Schoenhals, (ii) any relationships falling below the thresholds in paragraph 3(c)(ii) above, including certain relationships of Mr. Estey, Ms. Laberge, Mr. Martell and Ms. Mogford and (iii) any business relationship between the Corporation and an entity as to which the director in question has no relationship other than as a director thereof, including certain directorships of Mr. Estey, Mr. Howe, Ms. Laberge, Mr. McCaig and Ms. Mogford.

Board/Director Assessment

Annual Board Assessment by All Members of the Board

Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas, and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the Corporate Governance and Nominating Committee. A summary report is then prepared and provided to the Board Chair, the Corporate Governance and Nominating Committee and the CEO and then reported to the full Board by the Corporate Governance and Nominating Committee Chair. Attribution of comments to individual Directors in the summary report is made only if authorized by that Director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the Corporate Governance and

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 14

Nominating Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

Annual Assessment of Each Committee by Members of That Committee

Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the Corporate Governance and Nominating Committee, the appropriate Committee and the CEO and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take action as appropriate.

Each of the Audit, Compensation, Corporate Governance and Nominating, and Safety, Health and Environment Committees participate in this process.

Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the Corporate Governance and Nominating Committee. The Chair of the Corporate Governance and Nominating Committee solicits specific input from the CEO from his perspective as CEO regarding the effectiveness of the Chair. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

Annual Assessment of Each Committee Chair by Members of Each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

Annual Assessment of Individual Directors

Each year during the period from May to September, the Board Chair (and, if in the opinion of the Board Chair it is desirable, the Chair of the Corporate Governance and Nominating Committee) formally meets with each Director individually to engage in full and frank discussion of any and all issues which either wish to raise, with a focus on maximizing the contribution of each Director to the Board and Committees. In completing the review, the Board Chair employs a checklist, discussing both short-term and long-term goals, and establishes action items to allow each individual Director to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each Director as appropriate and reviews progress and action taken. Each Director, during such formal review, should be prepared to discuss with the Board Chair how the Directors, both individually and collectively, can operate more effectively. The Board Chair discusses the results of the individual evaluations with the Chair of the Corporate Governance and Nominating Committee and reports summary findings to both that Committee and to the full Board at the November meeting.

Management Board Survey

As part of the Board’s continuing efforts to improve its performance, the Board surveys those members of senior management who regularly interact with the Board and/or its Committees to solicit their input and perspective on the operation of the Board and how the Board might improve its effectiveness. The survey includes subjective management responses to questions and one on one interviews between management respondents and the Chair of the Corporate Governance and Nominating Committee. The results of the management surveys and the one on one interviews are reported by the Chair of the Corporate Governance and Nominating Committee to the full Board and the Corporate Secretary.

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Attendance of Directors

The following tables provide a summary of attendance at Board and Committee meetings held during fiscal 2008.

Type of Meeting Held	Number of Meetings

Board of Directors	9
Audit Committee (“AUD”)	9
Compensation Committee (“COMP”)	6
Corporate Governance and Nominating Committee (“GOV”)	5
Safety, Health and Environment Committee (“SHE”)	5

					Total Board/Committee
Director	Board meetings attended		Committee meetings attended		meetings attended

Frederick J. Blesi(1)	4 of 4	100%	5 of 5 AUD	100%	12 of 12	100%
			3 of 3 GOV	100%
William J. Doyle(2)	9 of 9	100%			9 of 9	100%
John W. Estey	9 of 9	100%	6 of 6 COMP (Chair)	100%	20 of 20	100%
			5 of 5 SHE	100%
Wade Fetzer III	9 of 9	100%	6 of 6 COMP	100%	20 of 20	100%
			5 of 5 GOV	100%
C. Steven Hoffman(3)	5 of 5	100%	4 of 4 AUD	100%	11 of 11	100%
			2 of 2 SHE	100%
Dallas J. Howe(4)	9 of 9 (Chair)	100%	5 of 5 GOV	100%	14 of 14	100%
Alice D. Laberge(5)	9 of 9	100%	9 of 9 AUD (Chair)	100%	23 of 23	100%
			2 of 2 GOV	100%
			3 of 3 SHE	100%
Keith G. Martell(6)	9 of 9	100%	9 of 9 AUD	100%	21 of 21	100%
			3 of 3 COMP	100%
Jeffrey J. McCaig	9 of 9	100%	9 of 9 AUD	100%	24 of 24	100%
			6 of 6 COMP	100%
Mary Mogford	8 of 9	89%	9 of 9 AUD	100%	22 of 23	96%
			5 of 5 GOV (Chair)	100%
Paul J. Schoenhals	7 of 9	78%	5 of 6 COMP	83%	17 of 20	85%
			5 of 5 SHE (Chair)	100%
E. Robert Stromberg, Q.C.(7)	9 of 9	100%	1 of 1 GOV	100%	15 of 15	100%
			5 of 5 SHE	100%
Elena Viyella de Paliza	9 of 9	100%	5 of 5 SHE	100%	14 of 14	100%
Aggregate Attendance	105 of 108	98%	45 of 45 AUD	100%	222 of 226	98%
			21 of 21 GOV	100%
			26 of 27 COMP	96%
			25 of 25 SHE	100%

(1)	Served as a member of the Board and a member of the Audit Committee and Corporate Governance Committee until his retirement from the Board on May 8, 2008.

(2)	At the invitation of applicable committees, Mr. Doyle attended all or a portion of many of the committee meetings held in 2008.

(3)	Appointed a member of the Board and a member of the Audit Committee and Safety, Health & Environment Committee on May 8, 2008.

(4)	In addition to the committees of which he is a member, Mr. Howe, as Board Chair, regularly attends other committee meetings as well. Mr. Howe attended all of the 19 committee meetings held in 2008.

(5)	Served as a member of the Safety, Health and Environment Committee until May 8, 2008.

(6)	Appointed a member of the Compensation Committee on May 8, 2008.

(7)	Served as a member of the Corporate Governance Committee until February, 2008.

Pursuant to the “PotashCorp Governance Principles”, the Board meets in executive session, with only independent directors present during each regularly scheduled meeting of the Board. The presiding officer at the executive session is Dallas J. Howe, the Board Chair, or, in his absence, a director selected by majority vote of those present. Sessions are of no fixed duration and participant directors are encouraged to raise and discuss any issues of concern.

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Director Compensation

2008 Director Compensation Package

We establish director compensation based on the advice of independent consultants, with a view to establishing compensation at the median of the applicable Comparator Group (see “Compensation Discussion and Analysis — Compensation Principles”). Only such directors that are not also officers or employees of the company, that is all directors other than Mr. Doyle (the “outside directors”), are compensated for service on the Board.

Cash Compensation

Each outside director was paid a retainer at an annual rate of $135,000 and a travel fee of $500 per day where travel was required on a day or days on which a meeting did not occur. Outside directors received an additional $10,000 per year if they served as a chair of a Board Committee ($15,000 in the case of the Compensation Committee Chair and the Audit Committee Chair). All Audit Committee members received an additional $5,000 per year, with the exception of the Audit Committee Chair. Each outside director who was a member of a Board Committee received a per diem fee of $1,500 for meetings he or she attended, provided such meetings were not held the same day as a Board meeting. Outside directors were also reimbursed for expenses incurred in discharging their responsibilities. Mr. Howe, as Board Chair, received an annual retainer of $320,000, but did not receive per diem or travel fees.

As described below, each outside director can defer, in the form of Deferred Share Units, up to 100% of the annual retainer fees payable to such director in respect of serving as a director, which would otherwise be payable in cash.

Stock-Based Compensation

Effective November 20, 2001, we adopted the Plan, which allows non-employee directors to defer, in the form of Deferred Share Units up to 100% of the annual retainer payable to such director in respect of serving as a director that would otherwise be payable in cash. Each Deferred Share Unit has an initial value equal to the market value of a Share at the time of deferral. The Plan is intended to enhance our ability to attract and retain highly qualified individuals to serve as directors and promote a greater alignment of interests between such directors and our shareholders. The Plan also provides for discretionary grants of Deferred Share Units, which the Board discontinued on January 24, 2007 in connection with an increase to the annual retainer.

Each Deferred Share Unit is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the Board or the board of directors of any subsidiary and the director is neither our employee nor an employee of any of our subsidiaries. At such time, the director will receive a cash payment equal to the market value of a number of Shares purchased on the open market equal to the number of Deferred Share Units recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with Board approval, has the discretion to distribute Shares in lieu of cash, the Committee and Board have determined that all distributions pursuant to the Plan will be made in cash. Deferred Share Units earn dividends in the form of additional Deferred Share Units at the same rate as dividends are paid on Shares.

The number of Deferred Share Units credited to the director’s account with respect to director retainer fees that the director elects to allocate to the Plan is determined as of the last trading day of each calendar quarter and is equal to the quotient obtained by dividing (a) the aggregate amount of retainer fees allocated to the Plan for the relevant calendar quarter by (b) the market value of a Share on such last trading day (determined on the basis of the closing price on the Toronto Stock Exchange (“TSX”) for participants resident in Canada and on the basis of the closing price on the NYSE for all other participants).

In 2008, the following directors elected to receive 2008 director retainer fees in the form of Deferred Share Units: Mr. Blesi, 100% of director retainer; Mr. Hoffman, 85% of director retainer; Ms. Laberge, 65% of director retainer; Mr. Martell, 100% of director retainer; Mr. McCaig, 100% of director retainer; and Ms. Mogford, 100% of director retainer.

The directors were not granted any stock options in 2008 and have not been granted any stock options since the Board’s decision in 2003 to discontinue stock option grants to outside directors.

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Stock Ownership Guidelines

The Board believes that the economic interests of directors should be aligned with those of shareholders. To achieve this, all directors are required to hold Shares and/or Deferred Share Units with a value at least five times their annual retainer. One-half of the ownership threshold is required to be achieved within 2 1/2 years, and full compliance is required within five years of joining the Board. The Board may make exceptions to this standard where, as a result of the unique financial circumstances of a director, compliance would result in an unacceptable hardship. As of February 20, 2009, all of our directors were in compliance with the requirements described above.

Other Benefits

Directors participate in our Group Life insurance coverage (Cdn$50,000), Accidental Death and Dismemberment coverage (Cdn$100,000), Business Travel Accidental coverage (Cdn$250,000) and Supplemental Business Travel Medical coverage ($250,000) per calendar year.

The following table sets forth compensation earned by our directors during fiscal 2008 as prescribed in accordance with Item 402(k) of Regulation S-K. The amounts set forth for each director in the “Stock Awards” and “Total” columns include the appreciation or decline in value, as applicable, of Deferred Share Units received prior to, and during, 2008 pursuant to the Plan. The table in footnote (2) below sets forth further details, including the amount of each director’s 2008 annual retainer and Committee meeting and other fees received in the form of cash and Deferred Share Units.

2008 Director Compensation(1)
(see explanatory notes)

					Change in
					Pension
	Fees Earned				Value and
	or			Non-Equity	Nonqualified
	Paid in			Incentive Plan	Deferred	All Other
	Cash	Stock Awards	Option Awards	Compensation	Compensation	Compensation	Total
Name	($)(2)	($)(2)(3)(4)	($)(5)	($)	Earnings	($)(6)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Frederick J. Blesi*	10,500	1,234,677	—	—	—	62	1,245,239
William J. Doyle(7)	—	—	—	—	—	—	—
John W. Estey	161,000	(1,560,537)	—	—	—	2,482	(1,397,055)
Wade Fetzer III	145,500	(750,438)	—	—	—	2,510	(602,428)
C. Steven Hoffman**	22,616	51,931	—	—	—	2,401	76,948
Dallas J. Howe	320,000	(2,571,041)	—	—	—	3,633	(2,247,408)
Alice D. Laberge	116,000	(1,060,635)	—	—	—	4,461	(940,174)
Keith G. Martell	15,500	21,339	—	—	—	6,214	43,053
Jeffrey J. McCaig	16,000	(1,645,322)	—	—	—	2,762	(1,626,560)
Mary Mogford	19,000	(1,556,158)	—	—	—	4,628	(1,532,530)
Paul J. Schoenhals	155,500	(1,304,493)	—	—	—	2,850	(1,146,143)
E. Robert Stromberg, Q.C.	146,000	(1,180,649)	—	—	—	4,852	(1,029,797)
Elena Viyella de Paliza	149,000	(1,037,300)	—	—	—	3,341	(884,959)

*	Retired from the Board on May 8, 2008.

**	Elected to the Board on May 8, 2008.

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

(2)	The following table sets forth each director’s annual retainer, meeting and other fees for fiscal year 2008 that were received in the form of cash or deferred to Deferred Share Units.

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Remuneration of Directors
For the Fiscal Year Ended December 31, 2008

			Committee
			Meeting and		Percentage of
	Annual Retainer		Other Fees		Total
					Remuneration
		Deferred		Total	in Deferred
	Cash	Share Units	Cash	Remuneration	Share Units
Name	($)	($)	($)	($)	(%)

Frederick J. Blesi	—	49,231	10,500	59,731	82.42

William J. Doyle	—	—	—	—	—

John W. Estey	150,000	—	11,000	161,000	—

Wade Fetzer III	135,000	—	10,500	145,500	—

C. Steven Hoffman	13,615	77,154	9,000	99,769	77.33

Dallas J. Howe	320,000	—	—	320,000	—

Alice D. Laberge	97,500	52,500	18,500	168,500	31.16

Keith G. Martell	—	140,000	15,500	155,500	90.03

Jeffrey J. McCaig	—	140,000	16,000	156,000	88.76

Mary Mogford	—	150,000	19,000	169,000	88.76

Paul J. Schoenhals	145,000	—	10,500	155,500	—

E. Robert Stromberg, Q.C.	135,000	—	11,000	146,000	—

Elena Viyella de Paliza	135,000	—	14,000	149,000	—

Total	1,131,115	608,885	145,500	1,885,500	32.29

(3)	Reports the amounts recognized for fiscal year 2008 US GAAP financial statement reporting purposes in accordance with FAS 123R for Deferred Share Units received pursuant to the Plan. Deferred Share Units are settled in cash upon a director’s retirement and, therefore, are considered a liability award under FAS 123R. As such, we recognize amounts attributable to (1) the annual increase or decrease in the value of outstanding Deferred Share Units received prior to 2008, which value is based on the annual increase or decrease in the market price of our Shares as measured on the last trading day of each year, and (2) the value of Deferred Share Units received in 2008, which value is based on the market price of our Shares on the last trading day of the year.

The amounts set forth in column (c) above reflect amounts recognized for the 2008 decline in the value of outstanding Deferred Share Units received prior to 2008, based on the 2008 decline in the price of our Shares on the NYSE from $143.96 to $73.22. The amounts set forth in column (c) also reflect amounts recognized for the value of Deferred Share Units received in 2008, which value is based on $73.22, the price of our Shares on the NYSE on the last trading day of 2008. Each outside director was permitted to defer, in the form of Deferred Share Units, up to 100% of the annual retainer fees payable to such director in respect of serving as a director, which we would otherwise have paid in cash. See “Remuneration of Directors” in footnote (2) above. The number of Deferred Share Units that each director received, in lieu of cash, was determined by the closing price of our Shares on the last trading day of the quarter in which such fees were earned (using the closing price on the TSX for residents of Canada and the closing price on the NYSE for all other participants) (Cdn$159.50 and $155.21 for the quarter ended March 31, 2008, Cdn$236.57 and $228.57 for the quarter ended June 30, 2008, Cdn$137.97 and $132.01 for the quarter ended September 30, 2008 and Cdn$89.54 and $73.22 for the quarter ended December 31, 2008).

The following table sets forth the amounts recognized for fiscal year 2008 US GAAP financial statement reporting purposes that are attributable to (a) the decline in the value of Deferred Share Units received prior to, and during, 2008, (b) the value of Deferred Share Units received in 2008 for the deferral of the annual retainer and (c) the value of dividends received in 2008 in the form of Deferred Share Units.

				C.							E. Robert	Elena
	Frederick J.	John W	Wade	Steven	Dallas J.	Alice D.	Keith G.	Jeffrey J	Mary	Paul J.	Stromberg,	Viyella
	Blesi(a)	Estey	Fetzer III	Hoffman	Howe	Laberge	Martell	McCaig	Mogford	Schoenhals	Q.C.	de Paliza
	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)	($)

Appreciation (Decline in Value)	1,180,830	(1,569,397)	(754,699)	25,243	(2,585,638)	(1,118,776)	(119,124)	(1,795,247)	(1,715,619)	(1,311,899)	(1,187,352)	(1,043,189)
Deferred Fees	49,231	—	—	77,136	—	52,500	140,000	140,000	150,000	—	—	—
Dividends	4,616	8,860	4,261	38	14,597	6,241	463	9,925	9,461	7,406	6,703	5,889

Total	1,234,677	(1,560,537)	(750,438)	51,931	(2,571,041)	(1,060,635)	21,339	(1,645,322)	(1,556,158)	(1,304,493)	(1,180,649)	(1,037,300)

(a)	Mr. Blesi, who served since 2001, retired from the Board on May 8, 2008. Mr. Blesi received the payout value of his 23,274 Deferred Share Units in cash on August 6, 2008 in accordance with the Plan. Pursuant to the Plan, the payout value of each of Mr. Blesi’s Deferred Share Units was equal to $195.06, which represents the average closing price of our Shares on the NYSE for the ten trading days prior to August 7, 2008, the tenth trading day following the release of our quarterly results immediately following Mr. Blesi’s retirement.

(4)	As of December 31, 2008, the total number of all Deferred Share Units held by each outside director is as follows: Mr. Blesi, 0; Mr. Estey, 22,196; Mr. Fetzer, 10,674; Mr. Hoffman, 709; Mr. Howe, 36,568; Ms. Laberge, 15,936; Mr. Martell, 1,966; Mr. McCaig, 25,671; Ms. Mogford, 24,565; Mr. Schoenhals, 18,554; Mr. Stromberg, 16,792; and Ms. Viyella de Paliza, 14,754.

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The grant date fair value of each grant of Deferred Share Units received by each director in 2008 is as follows:

	February 11,	March 31,	May 8,	June 30,	August 8,	September 30,	November 10,	December 31,
	2008	2008	2008	2008	2008	2008	2008	2008
Name	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)	(Dividend)	(Deferred Fees)
Frederick J. Blesi	$2,296	$35,000	$2,320	$14,231	—	—	—	—
	(15.93 units)	(225.50 units)	(11.66 units)	(62.26 units)	—	—	—	—

John W. Estey	$2,213	—	$2,214	—	$2,216	—	$2,217	—
	(15.36 units)	—	(11.13 units)	—	(12.92 units)	—	(27.16 units)	—

Wade Fetzer III	$1,064	—	$1,065	—	$1,065	—	$1,066	—
	(7.39 units)	—	(5.35 units)	—	(6.21 units)	—	(13.06 units)	—

C. Steven Hoffman	—	—	—	$17,636	$7.72	$29,750	$30.26	$29,750
	—	—	—	(77.15 units)	(0.05 units)	(225.36 units)	(0.37 units)	(406.31 units)

Dallas J. Howe	$3,646	—	$3,648	—	$3,650	—	$3,652	—
	(26.09 units)	—	(18.33 units)	—	(20.05 units)	—	(44.91 units)	—

Alice D. Laberge	$1,547	$13,125	$1,557	$13,125	$1,563	$13,125	$1,574	$13,125
	(11.07 units)	(82.21 units)	(7.82 units)	(55.45 units)	(8.59 units)	(100.30 units)	(19.35 units)	(178.57 units)

Keith G. Martell	$85	$35,000	$107	$35,000	$122	$35,000	$178	$35,000
	(0.61 units)	(219.24 units)	(0.54 units)	(147.86 units)	(0.67 units)	(267.48 units)	(1.83 units)	(476.18 units)

Jeffrey J. McCaig	$2,449	$35,000	$2,472	$35,000	$2,488	$35,000	$2,516	$35,000
	(17.52 units)	(219.24 units)	(12.42 units)	(147.86 units)	(13.67 units)	(267.48 units)	(30.94 units)	(476.18 units)

Mary Mogford	$2,330	$37,500	$2,356	$37,500	$2,373	$37,500	$2,877	$37,500
	(16.68 units)	(234.90 units)	(11.83 units)	(158.42 units)	(13.03 units)	(286.58 units)	(29.54 units)	(510.19 units)

Paul J. Schoenhals	$1,850	—	$1,851	—	$1,852	—	$1,853	—
	(13.24 units)	—	(9.30 units)	—	(10.17 units)	—	(22.78 units)	—

E. Robert Stromberg, Q.C.	$1,674	—	$1,705	—	$1,685	—	$2,009	—
	(11.98 units)	—	(8.42 units)	—	(9.21 units)	—	(20.62 units)	—

Elena Viyella de Paliza	$1,471	—	$1,472	—	$1,473	—	$1,474	—
	(10.21 units)	—	(7.40 units)	—	(8.59 units)	—	(18.05 units)	—

(5)	As of December 31, 2008, the following directors held outstanding options: Mr. Blesi, 15,500; Mr. Fetzer, 9,000; Mr. Howe, 61,200; Mr. McCaig, 78,000; Ms. Mogford, 18,000; and Mr. Stromberg, 39,600. The following table provides information relating to outstanding stock options held by each of our outside directors as of December 31, 2008 and stock option exercises by each of our outside directors during 2008.

					Number of Shares	Value Realized
	Number of Securities				Acquired on	Upon Exercise
	Underlying				Exercise of	of Stock
	Unexercised Options	Option		Option	Stock Options	Options During
Name	Exercisable(a)	Exercise Price		Expiration Date	During 2008(b)	2008(c)

Frederick J. Blesi	6,500		$10.50	11/20/2011	—	—
	9,000		$11.00	11/20/2012

Wade Fetzer III	9,000		$11.00	11/20/2012	—	—

	21,600	Cdn$	10.70	11/09/2009
Dallas J. Howe	21,600	Cdn$	15.88	11/21/2010	18,000	3,591,735
	9,000	Cdn$	16.65	11/20/2011
	9,000	Cdn$	17.44	11/20/2012

	60,000	Cdn$	16.36	1/23/2011
Jeffrey J. McCaig	9,000	Cdn$	16.65	11/20/2011	—	—
	9,000	Cdn$	17.44	11/20/2012

Mary Mogford	9,000	Cdn$	16.65	11/20/2011	—	—
	9,000	Cdn$	17.44	11/20/2012

	21,600	Cdn$	15.88	11/21/2010
E. Robert Stromberg, Q.C.	9,000	Cdn$	16.65	11/20/2011	—	—
	9,000	Cdn$	17.44	11/20/2012

(a)	As of December 31, 2008, the aggregate value of unexercised options that are currently exercisable held by each outside director was as follows: Mr. Blesi, $967,660; Mr. Fetzer, $559,980; Mr. Howe, $4,309,727; Mr. McCaig, $5,337,560; Ms. Mogford, $1,222,856; and Mr. Stromberg, $2,713,866. The aggregate value of unexercised options held by Mr. Howe, Mr. McCaig, Ms. Mogford and Mr. Stromberg was converted to U.S. dollars using the average Canadian exchange rate of 1.0671 for fiscal year 2008.

(b)	The number of Shares retained by each director following exercise of the stock options is as follows: Mr. Howe, 18,000.

(c)	The value realized upon exercise was converted to U.S. dollars using the average Canadian exchange rate of 1.0671 for fiscal year 2008.

(6)	Reports the cost of tax gross-ups for taxable benefits and life insurance premiums paid for the benefit of each director.

(7)	As CEO, any compensation Mr. Doyle receives is disclosed in the Summary Compensation Table for Named Executive Officers. See “Executive Compensation — Summary Compensation Table”.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 20

“At Risk” Investment and Year Over Year Changes

The following table provides ownership information as at February 20, 2009 and February 20, 2008, respectively.

							Value of
							Common
						Total At Risk	Shares/DSUs		Equity at	Shares
					Common	Value of	Needed to		Risk	Deemed to
					Shares	Common	Meet 2009		Multiple	be
			Common		and	Shares and	Ownership	Ownership	of 2009	Beneficially
	Director		Shares	DSUs	DSUs	DSUs	Guideline	Guideline	Annual	Owned
	Since	Year	(#)	(#)(1)	(#)	($)(2)	($)	Compliance(3)	Retainer	(#)(4)(5)
Christopher M. Burley		2009	10,000	n/a	10,000	839,600	675,000	Yes	6.5	10,000
		2008	n/a	n/a	n/a	n/a				n/a
		Change	n/a	n/a	n/a					n/a
William J. Doyle(6)	1989	2009	481,413	—	481,413	40,419,507	n/a	n/a	n/a	3,103,731
		2008	295,613	—	295,613	46,115,698				3,654,149
		Change	+185,800	n/a	+185,800					-550,419
John W. Estey	2003	2009	7,000	22,221	29,221	2,453,387	750,000	Yes	17.1	7,000
		2008	7,000	22,144	29,144	4,546,464				7,000
		Change	—	+77	+77					—
Wade Fetzer III	2002	2009	—	10,686	10,686	897,170	675,000	Yes	7.0	9,000
		2008	30,000	10,649	40,649	6,341,244				39,000
		Change	-30,000	+37	-29,963					-30,000
Charles S. Hoffman	2008	2009	2,200	710	2,910	244,328	700,000	Yes	1.8	2,200
		2008	—	—	—	—		(to be fully met		—
		Change	+2,200	+710	+2,910			by May 8, 2013)		+2,200
Dallas J. Howe	1991	2009	69,615	36,610	106,225	8,918,611	1,600,000	Yes	29.2	130,815
		2008	51,615	36,484	88,099	13,743,444				130,815
		Change	+18,000	+126	+18,126					—
Alice D. Laberge	2003	2009	6,000	15,955	21,955	1,843,317	750,000	Yes	12.9	6,000
		2008	6,000	15,484	21,484	3,351,504				6,000
		Change	—	+471	+471					—
Keith G. Martell	2007	2009	600	1,968	2,568	215,649	700,000	Yes	1.6	600
		2008	—	852	852	132,912		(to be fully met		—
		Change	+600	+1,116	+1,716			by May 3, 2012)		+600
Jeffrey M. McCaig	2001	2009	6,000	25,700	31,700	2,661,563	700,000	Yes	19.9	84,000
		2008	6,000	24,504	30,504	4,758,624				84,000
		Change	—	+1,196	+1,196					—
Mary Mogford	2001	2009	12,791	24,593	37,384	3,138,766	750,000	Yes	21.9	30,791
		2008	12,660	23,320	35,980	5,612,880				30,660
		Change	+131	+1,273	+1,404					+131
Paul J. Schoenhals	1992	2009	4,885	18,575	23,460	1,969,695	725,000	Yes	14.2	4,885
		2008	4,885	18,511	23,396	3,649,776				4,885
		Change	—	+64	+64					—
E. Robert Stromberg	1991	2009	33,812	16,811	50,623	4,250,546	675,000	Yes	33.0	73,412
		2008	33,790	16,754	50,544	7,884,933				73,390
		Change	+21	+57	+79					+21
Elena Viyella de Paliza	2003	2009	10,000	14,770	24,770	2,079,722	675,000	Yes	16.1	10,000
		2008	9,000	14,720	23,720	3,700,320				9,000
		Change	+1,000	+50	+1,050					+1,000

(1)	Deferred Share Units do not carry any voting rights. The number of Deferred Share Units held by each director has been rounded down to the nearest whole number.

(2)	Based on the closing price per Share on the NYSE of $156.00 on February 20, 2008 and $83.96 on February 20, 2009.

(3)	By the time a director has served on the Board for 5 years, he or she must own Shares and/or Deferred Share Units with a value at least five times the annual retainer paid to directors. One-half of the ownership threshold is required to be achieved within 2 1/2 years.

(4)	For 2009, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 20, 2009 through the exercise of options granted by the Corporation, as follows: William J. Doyle 2,622,536 Shares; Wade Fetzer III 9,000 Shares; Dallas J. Howe 61,200 Shares; Jeffrey J. McCaig 78,000 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares. No stock options have been granted to the Corporation’s non-employee directors since November 2002.

For 2008, the number of Shares indicated above as deemed to be beneficially owned by the nominated directors includes Shares purchasable by such directors within 60 days of February 20, 2008 through the exercise of options granted by the Corporation, as follows: William J. Doyle 2,572,536 Shares; Wade Fetzer III 9,000 Shares; Dallas J. Howe 79,200 Shares; Jeffrey J. McCaig 78,000 Shares; Mary Mogford 18,000 Shares; and E. Robert Stromberg 39,600 Shares.

(5)	No Shares beneficially owned by any of the directors are pledged as security.

(6)	Includes 45,997 shares held in the William J. Doyle 2007 Family Descendents Trust, 19,898 shares held in the William & Kathy Doyle Foundation, 216,381 shares held in the WJ Doyle Revocable Trust and 199,137 shares held in the Doyle Family LLC.

MANAGEMENT PROXY CIRCULAR ï Board of Directors	Page 21

Appointment of Auditors and
Report of Audit Committee

•	All fees paid to the independent auditors for 2008 were approved in accordance with the Corporation’s pre-approval policy.

•	In 2008 the committee was active in policy development and refinement, including reviews and modifications to our Risk Management Policy and Treasury policies.

Appointment of Auditors

The Board, on recommendation from the Audit Committee, recommends the re-appointment of Deloitte & Touche LLP as auditors.

Pre-Approval Policy for External Auditor Services

The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Audit Committee has adopted processes for the pre-approval of engagements for services of its external auditors. See page 23 for details.

Members of the Audit Committee for 2008

Alice D. Laberge (Chair)
Frederick J. Blesi (until his retirement May 8, 2008)
C. Steven Hoffman (from his appointment May 8, 2008)
Keith G. Martell
Jeffrey J. McCaig
Mary Mogford

Role of the Audit Committee

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors.

See page 26 for more details.

Independent Audit Committee

The Board has determined that each of the directors who served as members of the Audit Committee during the year ended December 31, 2008, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website, www.potashcorp.com), National Instrument 52-110 “Audit Committees” (“NI 52-110”), applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”.

Financial Expertise and Financially Literate

The Board has determined that Ms. Laberge and Mr. Martell each qualify as an “audit committee financial expert” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of and required by NI 52-110.

See page 25 for a brief description of the education and experience for each current member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 22

Appointment of Auditors

Deloitte & Touche LLP (or its predecessors) have been the Corporation’s auditors since the Corporation’s initial public offering in 1989. The Board, on recommendation from the Audit Committee, recommends the re-appointment of Deloitte & Touche LLP as auditors.

Proxies solicited hereby will be voted to reappoint the firm of Deloitte & Touche LLP, the present auditors, as auditors of the Corporation to hold office until the next annual meeting of shareholders, unless the shareholder signing such proxy specifies otherwise. The affirmative vote of a majority of Shares voted on such matter is required to reappoint the firm of Deloitte & Touche LLP as auditors of the Corporation.

A representative of Deloitte & Touche LLP is expected to attend the Meeting. At that time the representative will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions.

Auditor’s Fees

For the years ended December 31, 2008 and December 31, 2007, Deloitte & Touche LLP received the following fees:

	Year Ended December 31,
	2008	2007

Audit Fees	$2,501,000	$2,263,000
Audit Related Fees	224,000	314,000
Tax Fees	26,000	33,000
All Other Fees	11,000	0

Audit Fees

Deloitte & Touche LLP billed the Corporation $2,501,000 and $2,263,000 for 2008 and 2007, respectively, for the following audit services (i) audit of the annual consolidated financial statements of the Corporation for the fiscal years ended December 31, 2008 and 2007; (ii) review of the interim financial statements of the Corporation included in quarterly reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2008 and 2007; (iii) audits of individual statutory financial statements; and (iv) the provision of consent letters.

Audit-Related Fees

Deloitte & Touche LLP billed the Corporation $224,000 and $314,000 for 2008 and 2007, respectively, for the following services (i) accounting consultations regarding financial accounting and reporting standards; (ii) employee benefit plan audits; and (iii) due diligence procedures.

Tax Fees

Deloitte & Touche LLP billed the Corporation $26,000 and $33,000 for 2008 and 2007, respectively, for the following services (i) tax compliance; (ii) tax planning; and (iii) tax advice, including minimizing tax exposure or liability.

All Other Fees

Deloitte & Touche LLP billed the Corporation $11,000 and $0 for 2008 and 2007, respectively, for training services provided to the Corporation’s internal audit personnel.

Pre-Approval Policy for External Auditor Services

The Audit Committee monitors and reviews the independence of its auditors on an on-going basis. In addition, the Audit Committee has adopted processes for the pre-approval of engagements for services of its external auditors.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 23

The Audit Committee’s policy requires pre-approval of all audit and non-audit services provided by the external auditor. The policy identifies three categories of external auditor services and the pre-approval procedures applicable to each category, as follows:

(1)	Audit and audit-related services — these are identified in the annual Audit Service Plan presented by the external auditor and require annual approval. The Audit Committee monitors the audit services engagement at least quarterly.

(2)	Pre-approved list of non-audit services — non-audit services which are reasonably likely to occur have been identified and receive general pre-approval of the Audit Committee, and as such do not require specific pre-approvals. The term of any general pre-approval is 12 months from approval unless otherwise specified. The Audit Committee annually reviews and pre-approves the services on this list.

(3)	Other proposed services — all proposed services not categorized above are brought forward on a case-by-case basis and specifically pre-approved by the Chair of the Audit Committee, to whom pre-approval authority has been delegated.

All fees paid to the independent auditors for 2008 were approved in accordance with the pre-approval policy.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 24

A. Laberge, Chair	S. Hoffman	K. Martell	J. McCaig	M. Mogford

Report of the Audit Committee

The Corporation has a standing Audit Committee. The Board has determined that each of the following directors, who served as members of the Audit Committee during the year ended December 31, 2008, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website, www.potashcorp.com), National Instrument 52-110 “Audit Committees” (“NI 52-110”), applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”.

Alice D. Laberge (Chair)
Frederick J. Blesi (until his retirement May 8, 2008)
C. Steven Hoffman (from his appointment May 8, 2008)
Keith G. Martell
Jeffrey J. McCaig
Mary Mogford

The Board has determined that Ms. Laberge and Mr. Martell each qualify as an “audit committee financial expert” under the rules of the SEC and thereby have the requisite accounting and/or related financial management expertise required under the rules of the NYSE. In addition, the Board has determined that each member of the Audit Committee is “financially literate” within the meaning of and required by NI 52-110.

The following is a brief description of the education and experience for each current member of the Audit Committee that is relevant to the performance of his or her responsibilities as a member of the Audit Committee.

Ms. Laberge acquired significant financial experience and exposure to accounting and financial issues as Chief Executive Officer and Chief Financial Officer of Fincentric Corporation, Chief Financial Officer with MacMillan Bloedel Limited and a director of various public companies. In her positions with previous companies she was actively involved in assessing the performance of the companies’ auditors. Ms. Laberge completed her Masters of Business Administration at the University of British Columbia.

As a senior executive and officer of IMC Global Inc. for 10 years, Mr. Hoffman acquired financial experience through supervision of the principal accounting officers of the Sales and Marketing departments and evaluation of the financial statements of IMC Global. He also served on the Audit Committee of Canpotex Limited, the international marketing company for Saskatchewan potash producers. Mr. Hoffman received his Bachelor of Business Administration Degree at Stephen F. Austin State University and completed the Financial Literacy Program at the University of Toronto in 2008.

Mr. Martell has acquired significant financial experience as Executive Chairman of First Nations Bank of Canada, as a director of the Public Sector Pension Investment Board of Canada (where he is the Chair of the Audit Committee), as a director of The North West Company Inc. and as a trustee of The North West Company Fund. Mr. Martell is a Chartered Accountant and has ten years of public practice with KPMG. He received his Bachelor of Commerce degree from the University of Saskatchewan.

Mr. McCaig has gained experience relevant to the performance of his responsibilities as an Audit Committee member as Chairman and Chief Executive Officer of Trimac Holdings. Mr. McCaig also has a Masters of Science in Management from the Sloan Program, Stanford University and a Bachelor of Economics degree from Harvard College in Cambridge, Massachusetts.

Ms. Mogford is a former Ontario Deputy Minister of Finance and Deputy Minister of Natural Resources. She currently acts or has acted as a member of the audit committee for several publicly traded companies. Ms. Mogford has eighteen years of experience acting as a member of an audit committee.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 25

The role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualification and independence of the Corporation’s independent auditors, and (iv) the performance of the Corporation’s independent auditors. In accordance with the Audit Committee Charter adopted by the Board, the Audit Committee has responsibility for the oversight of the Corporation’s financial reporting and audit processes and related internal controls on behalf of the Board. During the fiscal year ended December 31, 2008, the Audit Committee met 9 times.

In overseeing the audit process, the Audit Committee obtained from the independent auditors their letter dated February 20, 2009, as required by the Independent Standards Board Standard No. 1, describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence and the auditors’ judgment that they are, in fact, independent and discussed with the auditors the disclosures therein. The Audit Committee also reviewed the organizational structure, procedure and practices that support the objectivity of the internal audit department and reviewed the Internal Audit Department Charter. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed, with and without management present, the results of the independent auditors’ communications required by generally accepted auditing standards. The Committee also discussed the results of the internal audit examinations.

In meetings with financial management, internal audit and the independent auditors, the Audit Committee reviewed the interim financial statements and interim earnings releases and approved the interim financial statements for the applicable quarter. The Audit Committee also reviewed and approved the quarterly “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”).

The Audit Committee reviewed and discussed the MD&A and the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2008, with management and the independent auditors, including the quality and acceptability of the Corporation’s financial reporting practices and the completeness and clarity of the related financial disclosures. Management is responsible for the preparation of the Corporation’s financial statements and the independent auditors are responsible for auditing those financial statements.

The Audit Committee reviewed the processes involved in evaluating the Corporation’s internal control environment and the Audit Committee also oversaw and monitored the 2008 compliance process related to the certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the audited consolidated financial statements and MD&A be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC and Canadian securities regulatory authorities. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the independent auditors.

The Audit Committee reviews the Corporation’s Disclosure Controls and Procedures on an annual basis. It also reviewed its committee charter and the PotashCorp Core Values and Code of Conduct. Both the Audit Committee Charter and the PotashCorp Core Values and Code of Conduct are available to shareholders and others on the Corporation’s website, www.potashcorp.com. The Audit Committee Charter is also attached as Appendix F. The Audit Committee has oversight responsibility for the Corporation’s compliance with legal and regulatory requirements. The Audit Committee receives regular periodic reports of the Corporation’s ethics and compliance activities, including a review of management’s compliance risk assessment and the efforts undertaken to mitigate ethics and compliance risks during the year, including an overview of the corporate ethics and compliance training program and quantitative and qualitative accounts of compliance matters which have been reported to the Corporation. In addition to ensuring that there are mechanisms for

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 26

the anonymous submission of ethics and compliance reports generally, the Audit Committee has established specific procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

In 2008, the Audit Committee was active in the revisions to the Corporation’s Risk Management Policy, which changes were made by the Board at its September meeting. The new policy provides clear delineation of accountability and responsibilities as well as a more complete outline of the components of the corporate level risk management program. The Audit Committee also oversaw revisions to the Corporation’s treasury policies, which revisions included expanded accountability and reports to the Audit Committee.

Submitted on behalf of the Audit Committee: Alice D. Laberge, C. Steven Hoffman, Keith G. Martell, Jeffrey J. McCaig and Mary Mogford.

MANAGEMENT PROXY CIRCULAR ï Appointment of Auditors and Report of Audit Committee	Page 27

Adoption of 2009
Performance Option Plan

On February 20, 2009, the Board adopted a new performance option plan (the “2009 Performance Option Plan”), subject to the approval of the 2009 Performance Option Plan by the Corporation’s shareholders at the Meeting. If approved, the 2009 Performance Option Plan will be deemed effective as of January 1, 2009 (the “Effective Date”) and will permit the grant of options to purchase up to 1,000,000 Shares to individual officers and employees of the Corporation and its subsidiaries. Non-employee directors and other non-employee contractors and third party vendors will not be eligible to participate in the 2009 Performance Option Plan.

Options to purchase Shares may be granted under the terms of the 2009 Performance Option Plan only during 2009 and no options will be granted prior to the Meeting. Unless sooner terminated as provided therein, the 2009 Performance Option Plan will terminate one year from the Effective Date, although the terms of the plan will continue to govern options granted thereunder prior to termination.

The 2009 Performance Option Plan will be administered by the Compensation Committee or any other Board Committee designated by the Board. A copy of the 2009 Performance Option Plan is attached as Appendix C. This description of the 2009 Performance Option Plan is qualified, in its entirety, by the terms of the attached plan document.

If approved, the 2009 Performance Option Plan will result in up to 0.34% (as at February 20, 2009) of the outstanding share capital of the Corporation being available for issue pursuant to the exercise of options granted under the 2009 Performance Option Plan. The aggregate number of Shares in respect of which stock options may be granted to any one person pursuant to the 2009 Performance Option Plan and which remain outstanding may not at any time exceed 250,000 Shares, representing 0.09% (as at February 20, 2009) of the outstanding share capital of the Corporation.

Under the terms of the 2009 Performance Option Plan, options will generally have a term of ten years, except that if the term expires during a blackout period applicable to a relevant optionee, or within 10 trading days after the expiration of the blackout period applicable to the relevant optionee, the term shall expire on the tenth trading day after the end of such blackout period. For purposes of the 2009 Performance Option Plan, “blackout period” refers to any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities.

Options will vest at the end of the three-year performance cycle ending December 31, 2011, subject to the Corporation’s achievement of the performance criteria described in the 2009 Performance Option Plan. The performance metrics and vesting scale have been designed in accordance with the Corporation’s compensation philosophy. See “Compensation Discussion and Analysis”. In general, options will vest as determined by a schedule that references the Corporation’s performance during the performance cycle as measured by reference to cash flow return on investment and weighted average cost of capital. Any options that do not become vested will terminate at the end of the performance cycle.

The number of options granted to each individual optionee will be targeted to deliver total compensation in the upper quartile of the Comparator Group for corporate performance, based on cash flow return on investment and weighted average cost of capital, above the 75th percentile of the Dow Jones U.S. Basic Materials Index (“DJUSBMI”). Similarly, for corporate performance at the 50th percentile of the DJUSBMI, the number of options granted will be targeted to deliver total compensation at the median of the Comparator Group.

It is anticipated that there will be approximately 260 participants in the 2009 Performance Option Plan. Following shareholder approval of the 2009 Performance Option Plan at the Meeting, a determination will be made as to the number of options to be granted to executive officers and other participants, which options will be granted in accordance with the criteria described below.

The option price for any option granted under the 2009 Performance Option Plan to any optionee shall be fixed by the Board when the option is granted and, for optionees resident in the United States and any other optionees designated by the Board, the option price shall not be less than the fair market value of a Share at such time, which shall be deemed to be the closing price per Share on the NYSE on the last trading day immediately preceding the day the stock option is granted. For all other optionees, the option price shall be deemed to be the closing price per Share on the TSX on the last trading day immediately preceding the day the stock option is granted. In either case, if the Shares did not trade on such

MANAGEMENT PROXY CIRCULAR ï Adoption of 2009 Performance Option Plan	Page 28

exchange on such day, the option price shall be the closing price per Share on such exchange on the last day on which the Shares traded on such exchange prior to the day the stock option is granted.

The 2009 Performance Option Plan requires all options to be subject to provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of his or her death, or if an optionee who is a retiree pursuant to paragraph (b) below dies during the 36-month period following retirement, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options will terminate;

(b)	subject to the terms of paragraph (a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options will terminate;

(c)	subject to the treatment of stock options in connection with a change of control (as described below), if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates for any reason other than as provided in paragraphs (a) or (b) above, the optionee will be entitled to exercise any unexercised vested stock options, to the extent vested and exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options will terminate; and

(d)	each stock option is personal to the optionee and is not assignable, except (i) as provided in paragraph (a) above, and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in paragraphs (a), (b) or (c) above shall extend the period during which a stock option may be exercised beyond its term, or any earlier date on which it is otherwise terminated in accordance with the provisions of the 2009 Performance Option Plan.

If a stock option is assigned pursuant to paragraph (d)(ii) above, the references in paragraphs (a), (b) and (c) above to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

The Board may amend or discontinue the 2009 Performance Option Plan at any time, without obtaining approval of the shareholders of the Corporation unless required by the relevant rules of the TSX, provided that no such amendment may increase the aggregate maximum number of Shares that may be subject to stock options granted under the 2009 Performance Option Plan, change the manner of determining the minimum option price, extend the option term under any option beyond ten years (or the date on which the option would otherwise expire under the plan), expand the assignment provisions of the 2009 Performance Option Plan, permit non-employee directors to participate in the 2009 Performance Option Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under the 2009 Performance Option Plan; and provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under the 2009 Performance Option Plan shall not be repriced, replaced or regranted through cancellation, or by lowering the option price of a previously granted stock option. In the event of certain transactions affecting the capitalization of the Corporation, including a merger, the Board shall make appropriate adjustments in the number or option price of outstanding options or the number of Shares available for grant and other authorized limits under the 2009 Performance Option Plan to reflect such transaction.

If a change of control (as defined in the 2009 Performance Option Plan) occurs and either (1) the successor fails to assume the Corporation’s obligations under the 2009 Performance Option Plan or fails to convert or replace stock options granted thereunder with equivalent options, or (2) during the two years following the change of control, the optionee is terminated without Cause (as defined in the 2009 Performance Option Plan) or the optionee resigns employment for Good Reason (as defined in the 2009 Performance Option Plan), all unvested options then outstanding

MANAGEMENT PROXY CIRCULAR ï Adoption of 2009 Performance Option Plan	Page 29

will become fully vested. Each stock option granted under the 2009 Performance Option Plan to an optionee that participates in the Corporation’s Medium-Term Incentive Plan will be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation, which is described in the section “Compensation”.

A participant in the 2009 Performance Option Plan who is employed and resident in Canada will be deemed to receive a benefit from employment in the year he or she exercises options under the 2009 Performance Option Plan equal to the difference between the exercise price and the market price of the Shares at the time of exercise, multiplied by the number of Shares over which options are exercised. One-half of this amount will be deducted in the participant’s taxable income in the year of exercise. If the participant so elects, and subject to certain limitations, taxation of the said benefit may be deferred from the year of exercise until the earliest of the year the participant disposes of the Shares, dies or ceases to be resident in Canada for tax purposes. The participant will have a cost base in the optioned Shares equal to their market value on the date of exercise for purposes of computing any capital gain or capital loss on any subsequent disposition of the Shares. The Corporation may not take any tax deduction in respect of the benefits deemed to be received by participants under the 2009 Performance Option Plan in Canada.

All of the options granted under the 2009 Performance Option Plan will be treated as non-qualified stock options for U.S. federal income tax purposes. A participant in the 2009 Performance Option Plan who is employed and resident in the U.S. will not be deemed to receive any income at the time an option is granted, nor will the Corporation’s applicable subsidiary be entitled to a deduction at that time. However, when any part of an option is exercised, the participant will be deemed to have received ordinary income in an amount equal to the difference between the exercise price of the option and the fair market value of the Shares received on the exercise of the option. The Corporation’s applicable subsidiary will be entitled to a tax deduction in an amount equal to the amount of ordinary income realized by such participants. Upon any subsequent sale of the Shares acquired upon the exercise of an option, any gain (the excess of the amount received over the fair market value of the Shares on the date ordinary income was recognized) or loss (the excess of the fair market value of the Shares on the date ordinary income was recognized over the amount received) will be a long-term capital gain or loss if the sale occurs more than one year after such date of recognition and otherwise will be a short-term capital gain or loss.

Grants under the 2009 Performance Option Plan will be made after shareholder approval is obtained and during the 2009 fiscal year.

In order for the 2009 Performance Option Plan to become effective, the resolution to approve the 2009 Performance Option Plan must be passed by a majority of the votes cast by the shareholders who vote in respect of the resolution.

UNLESS A PROXY SPECIFIES THAT THE SHARES IT REPRESENTS SHOULD BE VOTED AGAINST THE RESOLUTION TO APPROVE THE 2009 PERFORMANCE OPTION PLAN, THE PROXY-HOLDERS NAMED IN THE ACCOMPANYING FORM OF PROXY INTEND TO VOTE FOR THE RESOLUTION.

Securities Authorized for Issuance Under Equity Compensation Plans

The Corporation has six other stock option plans.  On May 8, 2008, the Corporation’s shareholders approved the 2008 Performance Option Plan under which the Corporation was permitted, after February 20, 2008 and before January 1, 2009 to grant options for the issuance of up to 1,000,000 Shares pursuant to the exercise of the options. As at January 1, 2009, options to acquire 485,500 Shares had been granted and were outstanding under the 2008 Performance Option Plan. Grants under the 2008 Performance Option Plan were made during fiscal year 2008 only. The material terms of the 2008 Performance Option Plan are described in “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2008 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2007. No amendments with respect to the 2008 Performance Option Plan have been adopted since the beginning of the last fiscal year.

On May 3, 2007, the Corporation’s shareholders approved the 2007 Performance Option Plan under which the Corporation was permitted, after February 20, 2007 and before January 1, 2008, to grant options for the issuance of up to 3,000,000 Shares pursuant to the exercise of the options. As at January 1, 2009, options to acquire 1,714,050 Shares had been granted and were outstanding under the 2007 Performance Option Plan. Grants under the 2007 Performance Option Plan were made during fiscal year 2007 only. The material terms of the 2007 Performance Option Plan are described in “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2007 Performance Option Plan can be found in the

MANAGEMENT PROXY CIRCULAR ï Adoption of 2009 Performance Option Plan	Page 30

Corporation’s Management Proxy Circular for the fiscal year ended 2006. No amendments with respect to the 2007 Performance Option Plan have been adopted since the beginning of the last fiscal year.

On May 4, 2006, the Corporation’s shareholders approved the 2006 Performance Option Plan under which the Corporation was permitted, after February 27, 2006 and before January 1, 2007, to grant options for the issuance of up to 4,200,000 Shares pursuant to the exercise of the options. As at January 1, 2009, options to acquire 2,659,800 Shares had been granted and were outstanding under the 2006 Performance Option Plan. Grants under the 2006 Performance Option Plan were made during fiscal year 2006 only. The material terms of the 2006 Performance Option Plan are described in the “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2006 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2005. No amendments with respect to the 2006 Performance Option Plan have been adopted since the beginning of the last fiscal year.

On May 5, 2005, the Corporation’s shareholders approved the 2005 Performance Option Plan under which the Corporation was permitted, after February 28, 2005 and before January 1, 2006, to grant options for the issuance of up to 3,600,000 Shares pursuant to the exercise of the options. As at January 1, 2009, options to acquire 2,684,864 Shares had been granted and were outstanding under the 2005 Performance Option Plan. Grants under the 2005 Performance Option Plan were made during fiscal year 2005 only. The material terms of the 2005 Performance Option Plan are described in the “Compensation Discussion and Analysis — Incentive Plan Compensation — Long-Term Incentives (Stock Options)”. Additional information regarding the 2005 Performance Option Plan can be found in the Corporation’s Management Proxy Circular for the fiscal year ended 2004. No amendments with respect to the 2005 Performance Option Plan have been adopted since the beginning of the last fiscal year.

The Corporation’s Stock Option Plan — Officers and Employees and Stock Option Plan — Directors were each terminated by the Board on November 16, 2006. Options previously granted under the Stock Option Plan — Officers and Employees and Stock Option Plan — Directors will continue to be governed by the terms of their respective plan. As at January 1, 2009, 5,048,242 options were outstanding under the Stock Option Plan — Officers and Employees and 257,900 options were outstanding under the Stock Option Plan — Directors. No amendments with respect to the Stock Option Plan — Officers and Employees and the Stock Option Plan — Directors have been adopted since the beginning of the last fiscal year.

The following table provides information about securities that may be issued under the Corporation’s existing equity compensation plans, as of December 31, 2008 and February 20, 2009.

Equity Compensation Plan Information

(c) Number of Shares
	(a) Number of Shares	(b) Weighted-	remaining available for
	to be issued upon	average exercise	future issuance under
	exercise of	price of outstanding	equity compensation
	outstanding options,	options, warrants	plans (excluding Shares
Plan Category	warrants and rights	and rights	reflected in column (a))

December 31, 2008
Equity compensation plans approved by shareholders	12,849,356 (1)	$33.26	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a
February 20, 2009
Equity compensation plans approved by shareholders	12,812,630 (2)	$33.05	0
Equity compensation plans not approved by shareholders	n/a	n/a	n/a

(1)	Of this amount, 2,683,864 options were outstanding pursuant to the 2005 Performance Option Plan, 2,659,800 options were outstanding pursuant to the 2006 Performance Option Plan, 1,714,050 options were outstanding pursuant to the 2007 Performance Option Plan, 485,500 options were outstanding pursuant to the 2008 Performance Option Plan, 5,048,242 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 257,900 options were outstanding pursuant to the Stock Option Plan — Directors.

(2)	Of this amount, 2,661,464 options were outstanding pursuant to the 2005 Performance Option Plan, 2,659,800 options were outstanding pursuant to the 2006 Performance Option Plan, 1,714,050 options were outstanding pursuant to the 2007 Performance Option Plan, 485,500 options were outstanding pursuant to the 2008 Performance Option Plan, 5,033,916 options were outstanding pursuant to the Stock Option Plan — Officers and Employees and 257,900 options were outstanding pursuant to the Stock Option Plan — Directors.

MANAGEMENT PROXY CIRCULAR ï Adoption of 2009 Performance Option Plan	Page 31

Corporate Governance

•	During 2008, the Corporate Governance and Nominating Committee (the “CG&N Committee”) continued its refinement of the Board evaluation process, including the addition of input from senior management into the Board effectiveness evaluations.

•	The Corporation was recognized in 2008 for its governance and disclosure practices by virtue of a first place finish in the 2008 Board Games rankings prepared by the Globe and Mail and the receipt of the 2008 Governance Gavel Award from the Canadian Coalition for Good Governance regarding its director disclosure.

•	During 2008, the CG&N Committee also addressed the issue of whether to provide an advisory vote on executive compensation as per a number of proposals received by other companies regarding such votes. For the reasons set forth in the response to the “Say on Pay” shareholder proposal, attached as Appendix D, the CG&N Committee remains of the view that such advisory votes on executive compensation are not appropriate under the circumstances.

Statement of Corporate Governance Practices

PotashCorp, its Board and its management are committed to the highest standard of corporate governance. The Board, through the CG&N Committee, continually evaluates and enhances the Corporation’s corporate governance practices by monitoring Canadian and U.S. regulatory developments affecting corporate governance and transparency of public company disclosure.

As a Canadian reporting issuer with securities listed on the TSX and NYSE, the Corporation complies with the applicable regulatory requirements concerning corporate governance in both Canada and the United States.

Members of the Corporate Governance and Nominating Committee for 2008

Mary Mogford (Chair)
Frederick J. Blesi (until his retirement May 8, 2008)
Wade Fetzer III
Dallas J. Howe
Alice D. Laberge
E. Robert Stromberg (until February 2008)

Role of the Corporate Governance and Nominating Committee

The CG&N Committee is responsible for overseeing compliance with current and emerging governance requirements established by governmental regulators in the United States and Canada and by the NYSE and TSX. The CG&N Committee maintains a checklist of regulatory requirements which is updated and reviewed at every meeting. The CG&N Committee also is responsible for developing and implementing best Board governance practices.

See page 34 for more details.

Nominating Process

The role of the CG&N Committee is also to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters.

Nominees must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment.

Director Orientation and Continuing Education

The Board has adopted a written New Director Orientation Policy and also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process.

Ability of Shareholders to Communicate With the Board

The Corporation has a process for shareholders and other interested parties who wish to communicate with members of the Board, including the Chair or the non-management directors as a group. See page 36 for details.

To further facilitate communications between the Corporation’s shareholders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the Meeting. In 2008, all such directors and nominees attended the annual meeting.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance	Page 32

Statement of Corporate Governance Practices

PotashCorp, its Board and its management are committed to the highest standard of corporate governance. The Board, through its Corporate Governance and Nominating Committee, continually evaluates and enhances the Corporation’s corporate governance practices by monitoring Canadian and U.S. regulatory developments affecting corporate governance and transparency of public company disclosure.

As a Canadian reporting issuer with securities listed on the TSX and NYSE, the Corporation complies with the applicable regulatory requirements concerning corporate governance in both Canada and the United States.

In Canada, we comply with corporate governance rules of the Canadian securities regulatory authorities in all of the provinces and territories of Canada. The Corporation is required to disclose its corporate governance practices in accordance with NI 58-101 in reference to the benchmarks set out in National Policy 58-201 “Corporate Governance Guidelines”.

In the United States, the Corporation is required to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules adopted by the SEC pursuant to that Act, as well as the governance rules of the NYSE, in each case as applicable to a foreign private issuer. The Corporation complies with the current corporate governance rules of the NYSE. There are no significant differences between the Corporation’s corporate governance practices and those required of U.S. domestic issuers under the NYSE listing standards.

To comply with the applicable corporate governance standards and achieve those best practices, the Board has adopted the “PotashCorp Governance Principles” and “PotashCorp Core Values and Code of Conduct”. The complete text of the “PotashCorp Governance Principles”, the “PotashCorp Core Values and Code of Conduct”, and the Board and Committee Charters, as well as other governance related documents, can be found on the Corporation’s website, www.potashcorp.com, and are available in print to any shareholder who requests a copy.

In accordance with NI 58-101, the Corporation annually discloses information relating to its system of corporate governance. Details of the Corporation’s corporate governance practices are described in Appendix A to this Management Proxy Circular. Furthermore, in accordance with the requirements of NI 58-101, the text of the Corporation’s Board of Directors Charter is attached as Appendix E. In addition, the Board of Directors Charter, the Board Committee charters and the “PotashCorp Governance Principles” are also available on the Corporation’s website, www.potashcorp.com, and in print to any shareholder who requests a copy.

The Board exercises its duties directly and through its Committees. The Board has four standing committees: the Audit Committee, the Corporate Governance and Nominating Committee, the Compensation Committee and the Safety, Health and Environment Committee. The recent activities of the Corporate Governance and Nominating Committee are described below in this section. The report of the Compensation Committee is contained in the section on Executive Compensation and the report of the Audit Committee can be found in the section “Appointment of Auditors and Report of Audit Committee”.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance	Page 33

M. Mogford, Chair	W. Fetzer III	D. Howe	A. Laberge

Corporate Governance and Nominating Committee Report

General

The Corporation has a standing Corporate Governance and Nominating Committee, referred to as the “CG&N Committee” hereinafter in this report. The CG&N Committee has a charter which is available to shareholders and others at the Corporation’s website, www.potashcorp.com. Each of the following four directors who comprise the CG&N Committee is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on the Corporation’s website), NI 58-101, applicable rules of the SEC and the corporate governance rules of the NYSE. See also “Nominees for Election to the Board of Directors — Director Independence and Other Relationships”. During the fiscal year ended December 31, 2008, the CG&N Committee met 5 times.

Mary Mogford (Chair)
Frederick J. Blesi (until his retirement May 8, 2008)
Wade Fetzer III
Dallas J. Howe
Alice D. Laberge
E. Robert Stromberg (until February 2008)

Disclosure Regarding Governance Procedures

The CG&N Committee is responsible for overseeing compliance with current and emerging governance requirements established by governmental regulators in the United States and Canada and by the NYSE and TSX. The CG&N Committee maintains a checklist of regulatory requirements which is updated and reviewed at every meeting. The CG&N Committee also is responsible for developing and implementing best Board governance practices. The Chair of the CG&N Committee works closely with the Corporate Secretary, the Associate General Counsel and the Senior Director of Investor Relations to ensure that the CG&N Committee stays aware of developments and trends in best governance practices, particularly from the perspective of regulatory bodies, shareholder advocates, individual and institutional investors, governance organizations and academic commentators. In addition, the CG&N Committee is charged with management of the annual review of the performance of the Board, a process that is described in greater detail on page 14 and in Appendix A.

2008 Governance Activities

In 2008, PotashCorp was awarded the Governance Gavel Award for Director Disclosure by the Canadian Coalition for Good Governance which recognizes excellence in the way companies communicate with their shareholders via the annual proxy circular and our Board was ranked first by the Globe and Mail in its 2008 Board Games, which ranks the corporate governance practices of Canadian public companies.

During 2008, the Committee continued its refinement of the Board evaluation process, including an element of input from senior management into the Board effectiveness evaluations.

During 2008, the CG&N Committee also addressed the issue of whether to provide an advisory vote on executive compensation as per a number of proposals received by other companies regarding such votes. For the reasons set forth in the response to the “Say on Pay” proposal, attached as Appendix D, the CG&N Committee remains of the view that such advisory votes on executive compensation are not appropriate under the circumstances.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance	Page 34

Disclosure Regarding Nominating Processes

In accordance with the provisions of section 137 of the Canada Business Corporations Act (the “CBCA”), shareholders holding in the aggregate not less than 5% of the Corporation’s outstanding shares may submit a formal proposal for individuals to be nominated for election as directors. Shareholders wishing to make such a formal proposal should refer to the relevant provisions of the CBCA for a description of the procedures to be followed. For additional information regarding shareholder proposals, see “2010 Shareholder Proposals”. Shareholders who do not meet the threshold criteria for making, or otherwise choose not to make, a formal proposal may at any time suggest nominees for election to the Board. Names of and supporting information regarding such nominees should be submitted to: Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

The role of the CG&N Committee is to identify individuals qualified to become members of the Board consistent with criteria approved by the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. In addition, the CG&N Committee also develops and recommends to the Board corporate governance principles applicable to the Corporation and is responsible for leading the annual review of the performance of the Board.

A CG&N Committee-recommended nominee for a position on the Board must, at a minimum, meet the qualification standards for directors established by section 105 of the CBCA. In addition, such nominee must possess and exhibit the highest degree of integrity, professionalism, values and independent judgment. The CG&N Committee also believes that the Board should be comprised of directors who possess experience and expertise in one or more of the following areas:

•	fertilizer industry

•	agriculture

•	global agriculture

•	global/international commerce

•	transportation industry

•	e-commerce/technology

•	finance

•	global senior executive management

•	investment banking

•	legal

•	accounting

•	mining industry

•	chemical industry

•	general business management

•	public policy

•	corporate governance

•	compensation/human resources

On an ongoing basis the CG&N Committee asks incumbent directors and senior management to suggest individuals who should be considered as proposed nominees to the Board. The CG&N Committee identifies the mix of expertise and qualities required for the Board. The Chair of the CG&N Committee, in consultation with the CG&N Committee, the Board Chair and the CEO maintains an evergreen list of potential candidates suggested by incumbent directors, senior management or shareholders and biographical information for each such potential candidate. When it becomes apparent that a vacancy on the Board will arise, either from mandatory or elective retirement or otherwise, the CG&N Committee reviews its list of potential candidates against the skill sets of incumbent Board members and the range of experience and expertise necessary for the Board. In completing this analysis, the CG&N Committee utilizes a skills matrix. Potential candidates who have, in the opinion of the CG&N Committee, the desired expertise are identified. Those who have the requisite qualifications and meet the Corporation’s standards are ranked by the CG&N Committee in order of preference and contacted to determine their interest in serving on the Board. If this process does not result in the identification of suitable nominees, the CG&N Committee may engage the services of a search firm to assist in the identification of director candidates. The CG&N Committee evaluates all potential candidates in the manner described, no matter what the source of the recommendation.

Prior to joining the Board, new directors are informed of the degree of energy and commitment the Corporation expects of its directors.

In an uncontested election, any nominee for director who fails to receive votes in favor of his or her election representing at least a majority of the votes cast (added together with the votes withheld) shall tender his or her resignation for consideration by the CG&N Committee. Except in extenuating circumstances, it is expected that the CG&N Committee will recommend to the Board that the resignation be accepted and effective within a period of 90 days and that the action

MANAGEMENT PROXY CIRCULAR ï Corporate Governance	Page 35

taken be publicly disclosed. To the extent possible, the CG&N Committee and Board members who act on the resignation shall be directors who have themselves received a majority of votes cast.

Disclosure Regarding Director Orientation and Continuing Education

The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision-making;

(b)	tailor the program for each new director to take into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

The Board also recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)	maintains a director’s intranet site to facilitate the exchange of views and published information;

(b)	maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance, and funds the attendance of each committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;

(d)	encourages presentations by outside experts to the Board or committees on matters of particular import or emerging significance; and

(e)	at least annually, schedules a site visit in conjunction with a Board meeting.

The Board holds one meeting each year at an operating facility. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Disclosure Regarding the Ability of Shareholders to Communicate With the Board of Directors

The Corporation has a process for shareholders or other interested parties who wish to communicate with members of the Board, including the Chair or the non-management directors as a group. Communications in writing should be sent to:

PotashCorp Board of Directors
c/o Corporate Secretary
Suite 500, 122 – 1st Avenue South
Saskatoon, Saskatchewan
S7K 7G3
CANADA

Communications by e-mail should be sent to directors@potashcorp.com.

Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters are referred to the Audit Committee. Other matters are referred to the Board Chair.

To further facilitate communications between the Corporation’s shareholders and the Board, the Corporation has adopted a policy that all directors standing for re-election and all new director nominees are expected to attend the Meeting. In 2008, all such directors and nominees attended the annual meeting.

Submitted on behalf of the CG&N Committee: Mary Mogford, Wade Fetzer III, Dallas J. Howe and Alice D. Laberge.

MANAGEMENT PROXY CIRCULAR ï Corporate Governance	Page 36

Compensation

•	Reinforcing the Corporation’s pay-for-performance philosophy, in 2008, the Compensation Committee was active in reviewing the design of a new Medium-Term Incentive Plan for the three-year performance period ending December 31, 2011 and transitioning to the DAXglobal Agribusiness Index as a benchmark for comparison.

•	In November 2008, upon recommendation of the Compensation Committee, the Board approved a recoupment policy. Pursuant to the policy, the Board can, among other actions, require reimbursement of an executive’s incentive compensation or cancel an executive’s unvested performance option awards if it learns of misconduct by the executive that contributed to the Company having to restate all or a portion of its financial statements. In addition, the Committee recommended and the Board has implemented a new double-trigger change of control provision in the 2009 Performance Option Plan.

Members of the Compensation Committee for 2008

John Estey (Chair)
Wade Fetzer III
Keith Martell (from his appointment May 8, 2008)
Jeffrey McCaig
Paul Schoenhals

Role of the Compensation Committee

The role of the Compensation Committee is to formulate and make recommendations to the Board in respect of compensation issues relating to the Corporation’s directors and senior officers. The Compensation Committee makes recommendations regarding the Corporation’s stock option plans and administers the Short- and Medium-Term Incentive Plans, and the Performance Option Plans, each in accordance with its terms. The Compensation Committee reviews and makes recommendations regarding the general merit increase budget for salaried and non-bargaining hourly employees and has general oversight of employee benefit programs. In addition, the Compensation Committee, in consultation with the Chief Executive Officer, considers and reports to the Board regarding employee or executive succession matters.

See page 38 for more details.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee serves, or has at any time served, as an officer or employee of the Corporation or any of its subsidiaries. None of the Corporation’s executive officers has served as a member of a compensation committee of any other entity, one of whose executive officers served as a member of the Compensation Committee.

Compensation Discussion and Analysis

The Corporation’s executive compensation consists of six main elements: base salary, short-term incentives, performance units, performance stock options, pension benefits and severance benefits. The Corporation designs executive compensation policies to attract, motivate and retain qualified executives. To emphasize performance-based compensation, the Corporation benchmarks total cash compensation levels to the median of a peer group of companies and provides the opportunity to earn total compensation above the median through medium-term and long-term incentive plans. See page 41 for details.

The Corporation believes that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 37

J. Estey, Chair	W. Fetzer lll	K. Martell	J. McCaig	P. Schoenhals

Report of the Compensation Committee and
Compensation Committee Responsibilities and Procedures

Composition of the Compensation Committee

We have a standing Compensation Committee, referred to as the “Committee” in this Compensation section. The Committee is, at present, composed of five directors: John W. Estey (Chair), Wade Fetzer III, Keith G. Martell, Jeffrey J. McCaig and Paul J. Schoenhals. The Board has determined that each of the directors who served as members of the Committee during the year ended December 31, 2008, is independent according to the Board’s independence standards as set out in the “PotashCorp Governance Principles” (which is available on our website, www.potashcorp.com), NI 58-101, applicable rules of the SEC and the NYSE corporate governance rules. See also “Board of Directors — Director Independence and Other Relationships”. The Board believes the members of the Committee have the knowledge and experience to effectively perform their responsibilities. The members of the Committee have expertise in, among other areas, business management and finance, and four of the members are current or former principal executive officers. See also “Board of Directors — Nominees for Election to the Board of Directors”.

The Committee held 6 meetings in the last fiscal year. The Committee meets without management present at each regularly scheduled Committee meeting.

Compensation Committee Responsibilities and Procedures

The Committee has a Committee Charter, which is available on our website and in print to any shareholder who requests a copy from our Corporate Secretary. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

As described in the Committee’s charter, the Committee has the responsibility to:

1.	Review and approve on an annual basis the corporate goals and objectives relevant to the compensation of our CEO. The Committee evaluates at least once a year the CEO’s performance in light of established goals and objectives and, based on such evaluation, together with all other independent members of the Board, determines and approves the CEO’s annual compensation, including, as appropriate, salary, bonus, incentive and equity compensation;

2.	Review and approve on an annual basis the evaluation process and compensation structure for our executive officers, including an annual Executive Salary Administration Program under which the parameters for salary adjustments (at the discretion of the CEO) for executive officers are established;

3.	Review and make recommendations to the Board with respect to the adoption, amendment and termination of our management incentive-compensation and equity-compensation plans, oversee their administration and discharge any duties imposed on the Committee by any of those plans;

4.	Assess the competitiveness and appropriateness of our policies relating to the compensation of the executive officers;

5.	Review management’s long-range planning for executive development and succession, and develop a CEO succession plan;

6.	Approve the Committee’s annual report on executive compensation for inclusion in our proxy statement, in accordance with applicable rules and regulations, and review and approve, prior to publication, the compensation sections of the proxy statement;

7.	Review the general design and make-up of our broadly applicable benefit programs as to their general adequacy, competitiveness, internal equity and cost effectiveness;

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8.	Annually review the performance of our pension plans;

9.	Review periodically executive officer transactions in our securities and approve such transactions as appropriate for their exemption from short-swing profit liability under Section 16(b) of the Exchange Act;

10.	Annually review and recommend to the Board a compensation package for our directors. In considering the director compensation package, the Committee may take into consideration the relative responsibilities of directors in serving on the Board and its various Committees. The Committee may request that management report to the Committee periodically on the status of the compensation package of the Board in relation to other similarly situated companies. Directors who are our employees shall not be compensated for their services as directors. The Committee shall review annually any stock ownership guidelines applicable to directors and shall recommend to the Board revisions to any such guidelines as appropriate; and

11.	Perform other review functions relating to management compensation and human resources policies as the Committee deems appropriate.

As the chief human resources officer, the Senior Vice President, Administration is our company’s representative to the Committee and provides the Committee with information and input on corporate compensation and benefits philosophy and plan design, succession planning, program administration and the financial impact of director, executive and broad-based employee compensation and benefit programs. In addition, the Senior Vice President, Administration provides information to and works with the Committee’s executive compensation consultant as directed by the Committee.

Compensation Committee Interlocks and Insider Participation

During 2008, none of the members of the Committee served, or has at any time served, as an officer or employee of our company or any of our subsidiaries. None of our executive officers has served as a member of a compensation committee, or other committee serving an equivalent function, of any other entity, one of whose executive officers served as a member of the Committee.

Report of the Compensation Committee

The following report has been submitted by the Committee:

The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Management Proxy Circular with management and, based on this review and discussion, recommends that it be included in our annual report on Form 10-K for the year ended December 31, 2008 and in this Management Proxy Circular.

By the Compensation Committee:

John W. Estey (Chair)
Wade Fetzer III
Keith G. Martell
Jeffrey J. McCaig
Paul J. Schoenhals

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Compensation Discussion and Analysis

Executive Summary

The following Compensation Discussion and Analysis discusses the structure, policies, principles and elements of our executive compensation program as well as the process related to and individuals involved in our executive compensation decisions. Information about the compensation awarded to our Named Executive Officers (as defined below) in 2006, 2007 and 2008 can be found in the Summary Compensation Table and related compensation tables beginning on page 56.

The Compensation Committee has engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and primarily provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs.

As discussed in further detail below, our executive compensation consists of six main elements: base salary, short-term incentives, performance units, performance stock options, pension benefits and severance benefits. We design executive compensation policies to attract, motivate and retain qualified executives. To emphasize performance-based compensation, we benchmark total cash compensation levels to the median of a peer group of companies and provide the opportunity to earn total compensation above the median through medium-term and long-term incentive plans.

Based on a study conducted by Watson Wyatt in 2008, during the past three years, the realized pay of our Named Executive Officers was within the top quartile of our peer group, coinciding with the top quartile performance of our company relative to our peer group. A similar study of chief executive officer compensation at companies comprising the S&P/TSX 60 Index that was conducted in 2007 by the Hay Group, an independent executive compensation consulting group, found similar results for the compensation of our CEO. These results demonstrate the alignment between our Named Executive Officers’ compensation and our performance and support the Compensation Committee’s compensation philosophy.

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. To align incentive compensation with shareholder interests, we link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return.

Under our Short-Term Incentive Plan, we achieved an award percentage of 200% based on our actual 2008 cash flow return, which was more than 150% of our 2008 cash flow return target.

During the three-year performance period ended December 31, 2008, we achieved the maximum vesting percentage under our Medium-Term Incentive Plan based on our three-year total shareholder return of 153.31% and as compared to the three-year total shareholder return of the Dow Jones U.S. Basic Materials Index (“DJUSBMI”) of -31.45%. As a result, 150% of the performance share units granted under our Medium-Term Incentive Plan vested based on our total shareholder return and our total shareholder return relative to the total shareholder return of the DJUSBMI.

100% of the outstanding options granted under our 2006 Performance Option Plan vested based on the difference between our cash flow return on investment and our weighted average cost of capital during the three-year performance period ended December 31, 2008.

We also provide pension benefits to supplement the income of our employees after their retirement, and in cases of termination without cause, we strive to provide appropriate severance benefits that reflect the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company. In the past, we entered into change in control agreements with certain of our senior executives, which agreements remain outstanding. No new agreements have been entered into since 1994.

We strongly support Share ownership by our executives. Each of our executives is required to hold Shares with a value of between one and five-times the executive’s base salary, depending on the executive’s position. Our share ownership guidelines reflect the value of Shares held by executives and can be met through direct or beneficial ownership of Shares.

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Compensation Structure and Policies

We design executive compensation policies, as described below, to attract, motivate and retain qualified executives. We believe that the most effective compensation program is one that is competitive within the marketplace, rewards the achievement of specific annual, long-term and strategic goals by the company and aligns the interests of executives with shareholders by rewarding performance above established goals with the ultimate objective of increasing shareholder value. To accomplish these objectives, most compensation is variable and fluctuates based on individual and corporate performance. To align variable compensation with shareholder interests, we link the amount of variable compensation to total shareholder return or metrics with a demonstrated relationship to total shareholder return.

Compensation Principles

•	To emphasize performance-based compensation, for each position studied, we maintain total cash compensation levels (salary and annual short-term incentive targets) at the median (50th percentile) of the relevant group of comparable companies.

•	We determine competitive and median levels of compensation with the assistance of independent compensation consultants that prepare, at least annually, analyses of external competitive compensation. Such analyses currently consist of (1) a group of publicly traded U.S. and Canadian companies with similar industry characteristics, revenues and market capitalization, which we refer to herein as the “Comparator Group”, and (2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size, which we refer to herein as the “Additional Surveys”. We refer to the Comparator Group and the Additional Surveys collectively as the “Comparative Compensation Information”. See “— Compensation Consultants and Comparator Groups”.

•	We provide the opportunity to achieve compensation above the median through medium-term and long-term incentive plans (performance units and stock options) if our performance exceeds the median performance of comparable companies. We design these plans, including our performance-based option plans, with measures (total shareholder return and internal performance measures historically linked with total shareholder return) that require company performance above the median, relative to other basic materials companies, to deliver total compensation above the median. For 2008 and the six preceding years, we used the total shareholder return of the DJUSBMI as a benchmark for determining the relative performance of our company. In 2009, we will begin to replace the DJUSBMI with the DAXglobal Agribusiness Index as a benchmark for determining relative performance.

•	We establish the overall value of retirement and welfare benefits at approximately the median of comparable companies.

Elements of Executive Compensation

Our executive compensation consists of six main elements: base salary, short-term incentives, performance units issued under the Medium-Term Incentive Plan, which measures a performance period of three years, performance stock options issued as long-term incentives, pension benefits and severance benefits.

We combine these elements, particularly base salary, and the short, medium and long-term incentives, to provide a total compensation package that attracts highly qualified individuals and provides strong incentive to align efforts and motivate executives to deliver company performance that creates sustaining shareholder value. The total value of the compensation package is weighted towards the variable incentive components. In particular, medium-term and long-term incentive targets comprise about 60% and short-term incentive targets comprise about 15% of total potential compensation value. The total value of our CEO’s compensation package is weighted even more heavily towards medium- and long-term incentive compensation.

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The following charts set forth the relative weight of 2008 compensation attributable to base salary, short-term incentive targets and medium- and long-term incentive targets for (1) our CEO and the CEOs of the Comparator Group, and (2) our Named Executive Officers and Named Executive Officers of the Comparator Group

Our CEO Compensation	CEO Compensation of Comparator Group

Our NEO Compensation	NEO Compensation of Comparator Group

We establish corporate performance goals for each variable incentive component. For short-term incentives, we set corporate and operating group financial and operating goals annually. The Medium-Term Incentive Plan incorporates absolute and relative total shareholder return targets over a three-year period, with potential payout occurring only at the end of the three-year period. The performance periods under the Medium-Term Incentive Plan do not overlap. As a result, awards, if earned, are paid out only once every three years. Our long-term incentive program grants performance stock options, which we refer to as performance options because the plan includes a performance target required for vesting of the options in addition to the inherent requirement of stock appreciation for the vested options to have value. Vesting is determined at the end of a three-year period based upon a target for cash flow return on investment compared to the weighted average cost of capital. The option term is generally ten years from the date of grant.

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More detail on each element and its purpose within the total executive compensation program is described in the following table and further in this report.

Performance
Current Compensation	Form	Eligibility	Period

Base salary • For executive officers, we set base salary targets at the median of the Comparative Compensation Information, adjusted to reflect individual performance and internal equity	Cash	All salaried employees	Annual

Short-term incentives

•   We base awards on achievement of predetermined goals for corporate performance or a combination of corporate and operating group performance.

•   We establish targets at the median of the Comparative Compensation Information.

•   Individual awards may be adjusted (± 20%) to recognize individual performance, provided the total adjusted awards approximate the total awards at mid-point.

•   We extended award eligibility to Canadian and U.S. hourly employees effective January 1, 2008.
	Cash	All executives and most salaried staff and union and non-union hourly employees	1 year

Medium-term incentives

•   As of January 1, 2006, we issued units at a price equal to the average closing price of our common stock for the last 30 trading days of 2005.

•   Each award vests and is paid out at the end of the three-year performance period (December 31, 2008). One-half of the units vest based on our total shareholder return, or TSR, and one-half of the units vest based on our TSR relative to the DJUSBMI’s TSR.

•   The value at payout equals the number of vested units multiplied by the average closing price of our common stock for the last 30 trading days of 2008, subject to a maximum value per unit of three times the average closing price of our common stock for the last 30 trading days of 2005.
	Performance Share Units	All executives and senior management (approximately 66 individuals)	3 years

Long-term incentives

•   Options granted under our Performance Option Plans vest based on the amount by which our cash flow return on investment exceeds the weighted average cost of capital during the three-year performance period.

•   The value of vested options is based on appreciation of our common stock during the ten-year option period.

•   We made one option grant per year following shareholder approval of the Performance Option Plan at the annual meeting of shareholders. We have determined not to make off-cycle option grants during the year.

•   The number of options that the Board grants annually is that number of options that will result in the appropriate total compensation for each management level as determined by reference to the Comparative Compensation Information. See “Compensation Principles” above.
	Performance Options	All executives, senior management and other selected managers (approximately 258 individuals)	3 year vesting 10 year option term

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Measurement
Post-Retirement and Termination Compensation	Form	Eligibility	Period

Pension Benefits

Canadian Pension Plan • Benefits are based on the participant’s required contributions (up to 5.5% of earnings) and equivalent matching contributions by our company.	Cash	All Canadian salaried staff and certain union and non-union hourly employees	Pensionable service period

Canadian Supplemental Retirement Income Plan

•   Benefits are based on 2% of the average of the participant’s three highest years’ earnings multiplied by years of pensionable service, minus the benefit payable under the Canadian Pension Plan. Certain senior executives’ benefits are calculated differently. See “— Pension Benefits” below.

• No benefits are payable if the participant is not at least age 55 at retirement; benefits are reduced if the participant is not at least age 62 at retirement.	Cash	Selected senior executives (23 individuals)	Pensionable service period to a maximum of 35 years

U.S. Pension Plan

•   Benefits are based on 1.5% of the participant’s final average compensation, which is calculated using the highest paid 60 consecutive months of service out of the last 120 months, multiplied by years of service accrued after December 31, 1998. Participants with service accrued prior to January 1, 1999 under previous plans will have a portion of their benefit calculated pursuant to such plans. See “— Pension Benefits” below.

• Benefits are reduced if the participant is not at least age 65, or age 62 with 20 years of service, at termination.	Cash	All U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

U.S. Supplemental Plan

•   Benefits are intended to provide participants with the same aggregate benefits they would have received under the U.S. Pension Plan had there been no legal limitations on those benefits.

• No benefits are payable if the participant is not at least age 55 at termination.	Cash	Eligible U.S. salaried and non-union hourly employees	Pensionable service period to a maximum of 35 years

Severance Benefits

Change in control severance benefits

•   Benefits are awarded in connection with termination within two years of a change of control.

• Termination includes ceasing to be employed for any reason, including constructive dismissal, except by reason of death, disability, resignation or voluntary retirement, or dismissal for dishonest or willful misconduct.	Cash, Insurance and Other Benefits	Selected senior executives (3 individuals)	Upon termination of employment

General severance benefits

•   Benefits are awarded in connection with termination without cause.

• Benefits are generally based on two weeks of salary for each complete year of service, subject to a minimum of 4 weeks and a maximum of 52 weeks.	Cash	All salaried employees	Upon termination of employment

In addition to the above elements of compensation, certain U.S. employees participate in our 401(k) plan, which we refer to herein as the “401(k) Plan”, and certain Canadian employees participate in our savings plan, which we refer to herein as the “Savings Plan”. Pursuant to the 401(k) Plan and the Savings Plan, we make company contributions for the benefit

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of participants. For information about the amount of company contributions made for the benefit of Named Executive Officers (as defined below) pursuant to such plans, see “Executive Compensation — Summary Compensation Table”. We do not have non-qualified deferred compensation plans or arrangements pursuant to which our Named Executive Officers may elect to defer current compensation. Where appropriate, we design our compensation arrangements to provide relief from Section 162(m) of the Internal Revenue Code.

Salary

We believe that salary is a necessary component to retaining qualified employees. We have established a system of tiered salary levels for senior executives (vice president and above). We assign senior executive positions to an appropriate salary tier, considering the position’s internal value, as well as external comparisons to relevant positions in the Comparative Compensation Information. The Committee generally establishes salary guidelines at levels that approximate the median (the 50th percentile) of the Comparative Compensation Information. Individual executive salaries for executives that report directly to the CEO are subject to approval by the CEO and the Committee. The CEO’s salary is subject to approval by the Committee and the Board.

Incentive Plan Compensation

We design our incentive plans with performance periods of varying durations. We provide executives with annual incentives through the Short-Term Incentive Plan, three-year incentives through the Medium-Term Incentive Plan and ten-year incentives through the Performance Option Plans. Our incentive plans do not provide mechanisms by which executives can monetize unvested equity awards or, except as described below in “Medium-Term Incentive Plan”, obtain value prior to the end of the relevant performance period. We believe that, in the aggregate, the range of performance periods in our incentive plans creates a strong alignment between the interests of our executive officers and shareholders.

The Committee analyzes our incentive plans based on actual and potential performance scenarios to ensure that the value of the incentive awards granted to our Named Executive Officers is appropriately linked to our performance. In 2008, at the request of the Committee, the Committee’s executive compensation consultants, Watson Wyatt, conducted a study of the relationship of our Named Executive Officers’ pay to the performance of our company. For purposes of the study, pay included base salary, the payout value or, if not yet paid, the 2007 year-end value of incentive awards granted during the measurement period and the aggregate annual change in the value of stock options during the measurement period. Company performance was measured based on growth in cash flow per Share, growth in earnings per Share and total shareholder return during the measurement period. The study concluded that during the three years ended December 31, 2007, the pay of our Named Executive Officers was within the top quartile of the Comparator Group, coinciding with the top quartile performance of our company relative to the Comparator Group. A similar study of chief executive officer compensation at companies comprising the S&P/TSX 60 Index conducted by the Hay Group in 2007 found similar results for the compensation of our CEO. These results demonstrate an alignment between our Named Executive Officers’ compensation and our performance, reflecting the Committee’s compensation philosophy of providing the opportunity to achieve compensation above the median through medium-term and long-term incentive plans if our performance exceeds the median performance of comparable companies.

The Comparator Group used by Watson Wyatt for the above study excluded CF Industries Holdings, Inc. and The Mosaic Company due to the unavailability of three years of historical compensation data for such companies.

Policy on Recoupment of Unearned Compensation

In November 2008, the Board approved a policy on Recoupment of Unearned Compensation. Under the policy, if the Board learns of misconduct by an executive that contributed to a restatement of our company’s financial statements, the Board can take action it deems necessary to remedy the misconduct. In particular, the Board can require reimbursement of incentive compensation or effect the cancellation of unvested performance option awards if (1) the amount of the compensation was based on achievement of financial results that were subsequently restated, (2) the executive engaged in misconduct that contributed to the need for the restatement and (3) the executive’s compensation would have been a lesser amount if the financial results had been properly reported.

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Short-Term Incentive Plan

Our Short-Term Incentive Plan is intended to aid in developing strong corporate management by providing annual financial incentives to eligible employees to achieve corporate success. The plan provides for incentive awards based on an individual’s performance and position and our financial and operational results. The plan provides incentives to individuals during a near-term performance period, which we set at one year, and focuses on successful fulfillment of short term corporate and operational goals.

The purpose of the Short-Term Incentive Plan is to tie compensation more directly to corporate and operational performance and to attract, retain, motivate and reward productive employees who support corporate and operational goals. After extending the plan to most salaried staff employees beginning on January 1, 2006, we further extended participation in the plan to Canadian and U.S. union and non-union hourly employees beginning on January 1, 2008.

We assign participants an incentive award target, expressed as a percentage of salary. Achievement of the target is determined by our cash flow return, as defined in the plan. We use cash flow as a supplemental financial measure, because management believes that it is useful as an indicator of our ability to service our debt, meet other payment obligations and make strategic investments. In addition, cash flow is strongly correlated with long-term TSR. In this way, the use of cash flow return as a performance measure under our Short-Term Incentive Plan further supports the alignment between our Named Executive Officers’ compensation and our performance.

For certain participants employed at operating facilities, one-half of the award is based upon achievement of the corporate performance target and one-half is based upon achievement of annually determined operating facility targets, including safety, environmental performance and productivity.

We generally set cash flow return targets that are challenging to achieve. Despite a strong year in 2006 based on our gross margin and total shareholder return, our cash flow return was less than 100% of the target. In an even stronger year in 2007, based on gross margin and total shareholder return, our cash flow return exceeded target but was less than the amount required to deliver the maximum payout for the Short-Term Incentive Plan awards. Given the record results of 2008, the maximum payout level for the Plan was achieved. The following table sets forth our performance under the Short-Term Incentive Plan for each of the last three years.

	2008	2007	2006

Cash Flow Return Target	23.20%	14.86%	16.10%
Actual Cash Flow Return(1)	45.85%	21.85%	14.37%
Adjusted Cash Flow Return Ratio(2)	1.9766	1.4573	0.8924

(1)	For a description of how cash flow return is calculated under the Short-Term Incentive Plan, see “— Summary Compensation Table — Non-Equity Incentive Plan Compensation”.

(2)	Due to rounding, dividing actual cash flow return by the cash flow return target may not result in the exact adjusted cash flow return ratio.

For senior executives, including the Named Executive Officers, unadjusted incentive awards can range from 0% to 200% of salary, depending upon an executive’s position, actual cash flow return above the minimum threshold return and compared to the target return. Because the value of the awards under the Short-Term Incentive Plan are capped at specified percentages of participants’ salaries, the Committee can more readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance. The incentive awards are subject to adjustment (±20%) based on the executive’s individual performance and other factors that the Committee deems appropriate, provided that total adjusted awards approximate total awards at mid-point. Under the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year. For information regarding each Named Executive Officer’s 2006, 2007 and 2008 Short-Term Incentive Plan awards, see “Executive Compensation — Summary Compensation Table”.

Medium-Term Incentive Plan

Our Medium-Term Incentive Plan was intended to reward senior executives and other key employees for superior performance over a three-year performance period and for their continued contributions to our success. The performance objectives under the plan were designed to further align the interests of executives and key employees with those of shareholders by linking the vesting of awards to the total return to shareholders, or TSR, over a three-year performance period that began January 1, 2006 and ended December 31, 2008. TSR measures the capital appreciation

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in our Shares, including dividends paid during the performance period, and thereby simulates the actual investment performance of our Shares.

Under the Medium-Term Incentive Plan, we awarded participants a number of units based on the participant’s salary at the beginning of the performance period (multiplied by three), a target award percentage and the average Share price over the 30 trading days immediately preceding the performance period. The target award percentages range from 20% to 70%, depending upon the executive’s position and potential for contribution to our success.

Units granted under the Medium-Term Incentive Plan vested over the three-year performance period ended December 31, 2008. One-half of the units vested based on increases in our TSR. The remaining one-half of the units vested based on the extent to which our TSR matched or exceeded the TSR of the common shares of a group of peer companies. The peer group of companies consisted of the companies that are included in the DJUSBMI. Plan participants generally were required to continue in a qualifying position throughout the performance period as a condition to vesting. However, if a participant’s employment terminated earlier due to the participant’s retirement, disability or death, or we terminated a participant’s employment without just cause, the participant was entitled to a cash payment in settlement of a pro rata number of units, with vesting based on the achievement of performance objectives as of the date of termination. A participant who resigned or whose employment was terminated for just cause forfeited all rights to any units granted under the plan.

Depending on the achievement of the performance objectives, 0% to 150% of the units granted under the Medium-Term Incentive Plan would have vested. Achievement of the target performance objectives — a TSR of 30% and a TSR that outperformed the DJUSBMI by 5% — would have entitled a participant to 100% of the units awarded under the plan. Between 100% and 150% of the units would have vested if actual performance exceeded target performance. The maximum 150% of the units would have vested based on a TSR of 50% or more and a TSR that outperformed the DJUSBMI by 10% or more. No units would have vested if the minimum performance objectives — positive TSR and a TSR that matched the DJUSBMI — were not achieved.

The following tables set forth the percentage of units granted under the Medium-Term Incentive Plan that vested for the three-year performance period ended December 31, 2008, based on the performance of our Shares and the performance of our Shares relative to the DJUSBMI.

Vesting of MTIP units
based on our TSR

Opening Share Price	$25.99
Closing Share Price	$64.936
Dividends Paid/Share	$0.90
Total Shareholder Return	153.31%
Vesting Percentage	150%

Vesting of MTIP units
based on relative TSR

PotashCorp TSR	153.31%
DJUSBMI TSR	−31.45%
PotashCorp TSR – DJUSBMI TSR	184.76%
Vesting Percentage	150%

Total Vesting Percentage 150%

We will settle vested units in cash based on the average price of our common stock over the last 30 trading days of the performance period. The price used to determine the cash payout could not exceed 300% of the market value of a Share as at the beginning of the performance cycle. Because the value of the units granted under the Medium-Term Incentive Plan were capped at 300% of the market value of a Share, the Committee could readily stress-test executive officer compensation and analyze the effect of significant upturns or downturns in company performance.

As set forth in the table above, 150% of the performance units vested based on our performance during the three-year performance period ended December 31, 2008. The total vesting percentage reflects the vesting of one-half of the units at 150% based on our TSR and the vesting of one-half of the units at 150% based on our TSR relative to the TSR of the DJUSBMI. The vested performance units will be settled and paid out in cash in an amount equal to $64.936 per unit, which is the average closing price of our common stock for the last 30 trading days of 2008. See “Executive Compensation — Summary Compensation Table — Stock Awards” for the complete vesting schedule applicable to the Medium-Term Incentive Plan.

We adopted a new Medium-Term Incentive Plan for the three-year performance period that began January 1, 2009 and ends December 31, 2011. The plan is substantially similar to the Medium-Term Incentive Plan for the performance period ending December 31, 2008 discussed above. Relative performance under the new Medium-Term Incentive Plan is based on the performance of the DAXglobal Agribusiness Index.

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Long-Term Incentives (Stock Options)

We provide our executives with long-term incentives through our Performance Option Plans. Our Performance Option Plans award options to senior executives and other key employees for superior performance over a three-year performance period. Options vest based on metrics with a demonstrated relationship to total shareholder return. The options have a ten year term from the date of grant, providing incentives to executives to promote long-term shareholder interests.

We make one option grant per year following shareholder approval of the Performance Option Plan at the annual meeting of shareholders. We have determined not to make off-cycle option grants during the year. The number of options that the Board grants annually is that number of options that will result in the appropriate total compensation for each management level, as determined by reference to the Comparative Compensation Information. See “Compensation Principles”. Options are not available for grant after the end of the calendar year in which the Performance Option Plan is approved by shareholders.

— Performance Option Plans

On May 8, 2008, our shareholders approved the 2008 Performance Option Plan under which we could offer, after February 20, 2008 and before January 1, 2009, options for the issuance of up to 1,000,000 Shares pursuant to the exercise of options to eligible officers and employees. As of February 20, 2009, options to acquire 485,500 Shares were issued and outstanding under the 2008 Performance Option Plan. As of February 20, 2009, options to acquire an additional 1,714,050 Shares were issued and outstanding under the 2007 Performance Option Plan. Options to acquire 2,659,800 Shares and 2,661,464 Shares have vested and are outstanding under the 2006 Performance Option Plan and the 2005 Performance Option Plan, respectively.

For 2009, we are requesting shareholder approval of an amount of 1,000,000 options to be available for grant under the provisions of the 2009 Performance Option Plan. We expect that this amount is sufficient for one annual grant to be made after the Meeting and before January 1, 2010. The 2009 Performance Option Plan incorporates our newly-adopted Recoupment Policy and a double-trigger change of control provision. See “Policy on Recoupment of Unearned Compensation” above and “Adoption of 2009 Performance Option Plan” on page 28.

Under our Performance Option Plans, the exercise price of an option shall not be less than the quoted market closing price of our Shares on the last trading day immediately preceding the date of grant. Option vesting is determined by achieving corporate performance goals that historically have correlated with our TSR and the relative performance of our TSR to the DJUSBMI TSR. We measure performance over a three-year period. A vesting schedule determines the percentage of options vested at the end of the three-year period and ties the level of total compensation to our performance. An option’s maximum term is currently ten years from the date of grant.

In connection with the development of our first Performance Option Plan in 2005, the Committee worked with Hewitt Associates to use 10-year historical data to analyze the correlation between our cash flow return on investment (“CFROI”) minus our weighted average cost of capital (“WACC”) and our TSR performance relative to the DJUSBMI performance. Having established the link between our CFROI-WACC and TSR performance levels relative to the DJUSBMI performance, the Committee and Hewitt Associates developed a schedule based upon our CFROI-WACC levels to vest appropriate amounts of Shares at different performance levels. Consultants at Watson Wyatt also reviewed and confirmed this methodology.

In order to deliver a level of total compensation that is consistent with the level of corporate performance achieved, data on compensation provided by the Comparative Compensation Information is analyzed on an annual basis to determine the 25th, 50th, and 75th percentile compensation levels for our management positions. We link these compensation study results and the vesting schedule to determine option grant levels that will deliver the appropriate compensation for the performance delivered. We strive to set the target value of each Named Executive Officer’s option grant at a level that, including such Named Executive Officer’s other compensation, will deliver compensation in the upper quartile of the Comparative Compensation Information if company performance is also in the upper quartile relative to the Comparative Compensation Information.

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The following table sets forth the percentage of stock options granted under the 2005 Performance Option Plan and the 2006 Performance Option Plan that vested for the three-year performance periods ended December 31, 2007 and December 31, 2008, respectively.

	CFROI-WACC to
	Achieve Maximum	Actual	Actual
	Vesting	CFROI-WACC(1)	Vesting Percentage

2005 Performance Option Plan	2.50	8.29	100%
2006 Performance Option Plan	2.50	16.50	100%

(1)	For a description of how CFROI-WACC is calculated and for the full Performance Option Plan vesting schedule, see “Grants of Plan-Based Awards — Option Awards”.

— Stock Option Plan — Officers and Employees

As at February 20, 2009, options for a total of 5,033,916 Shares were issued and outstanding under the Stock Option Plan — Officers and Employees (the “Stock Option Plan”). Options were granted with an exercise price equal to the quoted market closing price of our Shares on the last trading day immediately preceding the date of grant. The options became exercisable over two years and expire after ten years.

Currently, all options granted under the Stock Option Plan are exercisable. Pursuant to a resolution of the Board on November 16, 2006, no additional options may be granted under the Stock Option Plan. See “Performance Option Plans” above for a description of the incentive plans under which we currently grant stock options to officers and employees.

Post-Retirement and Termination Compensation

Pension Benefits

We provide pension benefits to supplement the income of our employees after their retirement. We provide post-retirement benefits to employees generally and typically do not consider an employee’s past compensation in determining eligibility for post-retirement benefits. In Canada, eligible employees, including senior executives, participate in the Potash Corporation of Saskatchewan Inc. Pension Plan, which we refer to as the Canadian Pension Plan, and a supplemental retirement income plan, which we refer to as the Canadian Supplemental Plan. In the United States, eligible employees, including senior executives, participate in a pension plan, which we refer to as the U.S. Pension Plan, and a supplemental pension plan, which we refer to as the U.S. Supplemental Plan. The Canadian Pension Plan is a defined contribution plan that includes individual and company contributions. Each of the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan is a defined benefit plan with benefits calculated based on the participant’s service and the plan’s benefit formula. In addition, certain U.S. employees participate in the 401(k) Plan and certain Canadian employees participate in the Savings Plan. We make contributions to the 401(k) Plan and the Savings Plan for the benefit of participants in accordance with the terms of such plans. For information about the amount of company contributions made for the benefit of Named Executive Officers pursuant to such plans, see “Executive Compensation — Summary Compensation Table”. We do not grant extra years of credited service under our pension plans except as discussed under “— Change in Control Agreements” below and otherwise as appropriate in exceptional circumstances.

We maintain the Canadian Pension Plan, which generally requires all participating employees to contribute 5.5% of their earnings (or such lesser amount as is deductible for Canadian income tax purposes) to the Canadian Pension Plan and our company to contribute an equal amount. When an individual retires, the full amount in the individual’s account is used to produce the pension.

We maintain the Canadian Supplemental Plan, which provides a supplementary pension benefit for certain of our officers and managers. Under the basic terms of the Canadian Supplemental Plan, a pension benefit is provided in an amount equal to 2% of the average of the participant’s three highest years’ earnings multiplied by the participant’s years of pensionable service (to a maximum of 35 years), minus any annual retirement benefit payable under the Canadian Pension Plan. For the purposes of the Canadian Supplemental Plan, earnings are defined as the participant’s annual base pay plus 100% of all bonuses paid or payable for such year pursuant to the Short-Term Incentive Plan. The normal retirement age pursuant to the Canadian Supplemental Plan is 65, with a reduction in benefits for early retirement prior to age 62. No benefits pursuant to the Canadian Supplemental Plan are payable if termination occurs prior to age 55.

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Benefits payable to employees who have reached the minimum age (55) for retirement pursuant to the Canadian Supplemental Plan may be secured by letters of credit provided by us or may be otherwise secured by us, if appropriate. Benefits are generally paid in the form of a single lump sum payment equal to the actuarial present value of the annual benefits or, in certain circumstances, an annuity for life.

For a designated group of senior officers, including Mr. Doyle and Mr. Brownlee, the benefit payable under the Canadian Supplemental Plan is an amount equal to (1) 5% of the average of the senior officer’s three highest years’ earnings multiplied by the senior officer’s years of pensionable service (to a maximum of 10 years), plus (2) 2% of the average of the senior officer’s three highest years of earnings multiplied by the senior officer’s years of pensionable service in excess of 25 years to a maximum of 10 additional years, minus (3) any annual retirement benefit payable under the Canadian Pension Plan and certain other tax qualified plans.

Prior to January 1, 1999, PCS Phosphate Company, Inc. and PCS Nitrogen, Inc. maintained separate defined benefit pension plans (the “Phosphate Pension Plan” and the “Nitrogen Pension Plan”) for their respective eligible U.S. employees, including Mr. Dietz and Mr. Delaney, in the case of PCS Nitrogen. Effective January 1, 1999, we consolidated our pension plans for U.S. employees and the Nitrogen Pension Plan was merged with and into the Phosphate Pension Plan to form the U.S. Pension Plan.

Under the U.S. Pension Plan, participants age 65 with 5 years of service (or age 62 or older with at least 20 years of service) receive a retirement benefit of 1.5% of the participant’s final average compensation (as defined below) multiplied by the participant’s years of service accrued after December 31, 1998 (maximum 35 years) in the form of a life annuity. Participants with service accrued prior to January 1, 1999 under previous plans, including Mr. Dietz and Mr. Delaney, will have a portion of their retirement benefit calculated under the formulas for such plans. Employees not meeting the minimum age or years of service requirement at termination will receive a reduced benefit.

Pursuant to the U.S. Pension Plan, final average compensation is defined as compensation for the highest paid 60 consecutive months of service out of the last 120 months of service. Compensation is defined as a participant’s base pay plus the annually paid bonus under our Short-Term Incentive Plan. The retirement benefits from the U.S. Pension Plan for Mr. Dietz, Ms. Irwin and Mr. Delaney are subject to certain limitations on the amount of retirement benefits that may be provided under U.S. tax qualified pension plans. The U.S. Supplemental Plan is intended to provide a participant with the same aggregate benefits that such participant would have received had there been no legal limitations on the benefits provided by the U.S. Pension Plan. No benefits pursuant to the U.S. Supplemental Plan are payable if termination occurs prior to age 55.

In February 2009, we adopted amendments, effective with respect to services provided on or after July 1, 2009, to the Canadian Supplemental Plan, the U.S. Supplemental Plan, and agreements we had entered into with certain of our senior officers, including Mr. Doyle and Mr. Brownlee, concerning their Supplemental Plan benefits. For the purpose of calculating a participant’s benefit under the Canadian Supplemental Plan, the U.S. Supplemental Plan and the individual agreements, the amendments limit the inclusion of awards paid pursuant to our Short-Term Incentive Plan to 100% of base salary for the relevant calendar year. In addition, the amendments modify the calculation of a participant’s benefit under the Canadian Supplemental Plan and the individual agreements to be based on the participant’s three highest consecutive years’ earnings rather than the participant’s three highest years’ earnings.

As calculated in accordance with generally accepted accounting principles in Canada (“Canadian GAAP”) for financial statement reporting purposes, the following table sets forth our total liability under the Canadian Supplemental Plan and the U.S. Supplemental Plan for all current and former executive officers and other covered employees as of December 31, 2008 and December 31, 2007.

	December 31,
	2008	2007

Total Supplemental Plan Liability	$25.6 million	$23.1 million

Severance Benefits

In cases of termination without cause, we strive to provide appropriate severance benefits that take into account the potential difficulty in obtaining comparable employment in a short period of time and provide for a complete separation between the terminated employee and our company. Our current severance policy for termination without cause, which is generally applicable to salaried employees, including the Named Executive Officers, is to provide notice of impending termination, or payment of salary in lieu of notice, equivalent to two weeks for each complete year of service (subject to a

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minimum of 4 weeks and a maximum of 52 weeks). Such policy is superseded by specific termination provisions contained in any applicable written agreement and may be subject to adjustment.

Change in Control Agreements

Effective December 30, 1994, we and, where applicable, PCS Sales, entered into change in control agreements with certain senior executives, including Mr. Doyle and Mr. Brownlee. At that time, we deemed such agreements to be appropriate arrangements with senior executives. Subsequently, we have not entered into new change in control agreements. The initial term of each 1994 change in control agreement was through December 31, 1997. The term of each agreement has automatically renewed for successive one-year periods since December 31, 1997 and continues to be subject to automatic renewal for successive one-year terms until the employee reaches age 65 or unless either party gives notice of termination.

Benefits pursuant to the change in control agreements require both a change in control and an involuntary termination of the executive’s employment (including constructive dismissal) within two years following a change in control. The severance benefit entitlements upon termination of employment following a change in control of our company are:

•	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

•	a lump-sum payment of the pro-rata target bonus for the year in which the termination occurs;

•	immediate vesting and cash out of all outstanding Medium-Term Incentive Plan awards;

•	a credit of three additional years of service under the Canadian Supplemental Plan;

•	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

•	financial or outplacement counseling to a maximum of Cdn$10,000.

Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada). Mr. Doyle is entitled to a “gross up” of payments to cover excise taxes under the golden parachute rules of the Internal Revenue Code, if payable in respect of such benefits.

The change in control agreements further provide that all outstanding non-exercisable options granted to the executive become exercisable upon the occurrence of a change in control. In the event no public market for the Shares exists, we (or PCS Sales, as the case may be) will compensate the executive for the value of his or her options based on a Share value approved by our shareholders upon a change in control, or, if no such value has been approved, the market value of the Shares when last publicly traded.

For additional information about the above change in control agreements, including the definitions of change in control and termination, see the Form of Agreement dated December 30, 1994, filed as Exhibit 10(p) to our annual report on Form 10-K for the year ended December 31, 1995.

Compensation Consultants and Comparator Groups

To gather information about competitive compensation practices, the Committee relies on the input and recommendations of independent compensation consultants and data provided by broad-based executive compensation surveys. Although this information is an important tool in the Committee’s processes, the decisions made by the Committee are solely the responsibility of the Committee and reflect other factors and considerations. For a discussion of the factors that the Committee considers in making compensation decisions, see “Compensation Structure and Policies”, “Compensation Principles” and “Elements of Executive Compensation” above.

In 2005, the Committee engaged Watson Wyatt as executive compensation consultants. Watson Wyatt reports to the Chair of the Committee and provides input to the Committee on the philosophy and competitiveness of the design and award values for certain of our executive and director compensation programs. In addition, Watson Wyatt assists in the evaluation of compensation arrangements associated with certain strategic opportunities.

In accordance with our adherence to the best practice of retaining independent executive compensation consulting, Watson Wyatt does not perform any other consulting services for us. Any work other than executive compensation

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consulting services performed for us by Watson Wyatt must be approved in advance by the Chair of the Committee. The following table sets forth the fees we paid to Watson Wyatt in 2007 and 2008:

	Year Ended December 31,
	2008	2007(1)

Compensation consulting services	$362,300	$267,400
Other services	—	—

(1)	In 2007, we also paid Hewitt Associates $46,100 for its proprietary Total Compensation Measurement, or TCM, data services, which provided compensation data for selected executive and director positions. We no longer use Hewitt Associates’ TCM data services and did not pay Hewitt Associates any fees in 2008 for compensation consulting services. Hewitt Associates has historically provided other consulting services for us, including actuarial consulting, employee benefits design, finance consulting and recordkeeping services. In 2007, we paid Hewitt Associates approximately $395,200 for actuarial and other services.

The Committee uses executive compensation analyses prepared on at least an annual basis by Watson Wyatt and other independent compensation consultants. Such analyses currently consist of (1) a group of 20 publicly traded U.S. and Canadian companies, or the Comparator Group, selected on the basis of a number of factors, including similar industry characteristics, revenues and market capitalization, and (2) additional executive compensation surveys of U.S.-based companies with similar industry and revenue size gathered by three compensation consulting services, or the Additional Surveys.

The 20 companies included in the Comparator Group in 2008 were:

Air Products and Chemicals, Inc. Agrium Inc. Arch Coal Inc. Ashland Inc. Barrick Gold Corporation Cameco Corporation CF Industries Holdings, Inc.	Eastman Chemical Company Ecolab Inc. Martin Marietta Materials, Inc. Monsanto Company The Mosaic Company Newmont Mining Corporation Nova Chemicals Corporation	Peabody Energy Corporation PPG Industries, Inc. Praxair, Inc. Rohm and Haas Company The Valspar Corporation Vulcan Materials Company

In 2008, the three Additional Surveys were (1) the WWDS 2008/2009 Survey Report on Top Management Compensation, (2) the Mercer 2008 US Benchmark Database — Executive and (3) the Towers Perrin 2008 US CDB General Industry Executive Database.

Executive Share Ownership Guidelines

We strongly support Share ownership by our executives. In November 2004, we introduced minimum shareholding guidelines, to be met by November 2009 for the then-current executive officer group. Any individual promoted into a position subject to these guidelines will have a five-year period within which to meet the share ownership requirements. The shareholding requirements reflect the value of Shares held and can be met through direct or beneficial ownership of Shares, including Shares held through our qualified defined contribution savings plans. Options and performance units (under the Medium-Term Incentive Plan) are not included in the definition of Share ownership for purposes of the guidelines.

The Guidelines are:

Share Ownership
Title	Guideline

Chief Executive Officer	5 times base salary
Chief Financial Officer, Chief Operating Officer, Senior Vice	3 times base salary
Presidents and Division Presidents
Designated Senior Vice Presidents and Vice Presidents	1 times base salary

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As of February 20, 2009, all of the Named Executive Officers hold Shares with a value in excess of the ownership guidelines. The table below sets forth, for each Named Executive Officer, the number and value of Shares held, the value of Shares required to meet the ownership guidelines and the value of Shares held as a multiple of the Named Executive Officer’s base salary.

Named Executive	Number of Shares	Value of Shares	Value Required to	Value Held as
Officer	Held	Held	Meet Guidelines	Multiple of Salary

William J. Doyle	481,413(1)	$40,419,507	$5,460,000	37.0x

Wayne R. Brownlee	58,499	$ 4,911,546	$1,483,200	9.9x

James F. Dietz	57,589	$ 4,835,179	$1,458,600	9.9x

Barbara Jane Irwin	53,446	$ 4,487,343	$1,185,600	11.4x

G. David Delaney	39,831	$ 3,344,240	$1,228,500	8.2x

(1)	Includes 45,997 Shares held in the William J. Doyle 2007 Family Descendents Trust, 19,898 Shares held in the William & Kathy Doyle Foundation, 216,381 Shares held in the WJ Doyle Revocable Trust and 199,137 Shares held in the Doyle Family LLC.

Chief Executive Officer Compensation

The Committee reviews annually the CEO’s salary, any awards under our Short- and Medium-Term Incentive Plans and any grant of options under our option plans and makes its recommendations to the Board. With the assistance of Watson Wyatt, the Committee analyzes the relationship between our performance and the CEO’s annual earnings. The CEO’s annual salary is determined primarily on the basis of his individual performance and our company’s performance. While no mathematical weighting formula is used, the Committee considers all factors that it deems relevant, including our financial results, our TSR and performance relative to similar companies within our industry, survey compensation data obtained from our compensation consultants, the duties and responsibilities of the CEO, the CEO’s individual performance relative to written objectives established at the beginning of each year, current compensation levels and the effect of significant upturns or downturns in our performance. Awards pursuant to the Short- and Medium-Term Incentive Plans and under the option plans are made in accordance with the plans as outlined above. If minimum targets set under the Short- and Medium-Term Incentive Plans and option plans are not met, the CEO does not receive compensation pursuant to those plans.

With the assistance of Watson Wyatt, the Committee also references the compensation of the CEOs in the Comparative Compensation Information. The comparison of our CEO compensation to the Comparative Compensation Information incorporates many factors including the relative sales and market capitalization of the companies, their profitability and shareholder return history, the duties of the CEO and any other extenuating or special circumstances. In general, we set CEO cash compensation at the median of the applicable range.

In January 2009, the Committee and the Board reviewed Mr. Doyle’s performance relative to his 2008 performance goals for the purpose of determining his 2009 base pay level and 2008 short-term incentive bonus award. At that time, a 2009 salary of $1,092,000 and a short-term incentive bonus award of $2,075,000 for 2008 performance were recommended by the Committee and approved by the Board. The goals and related achievements upon which the decision was based were:

1.	Improve all measurable safety indices with the emphasis on reducing serious injuries so we can achieve our goal of providing the safest work environment for our employees.

The 2008 overall safety results did not meet our expectations. Our nitrogen segment had an outstanding performance with zero lost time injuries and a 25% reduction in the recordable rate of injuries. Unfortunately, lost time injuries and the recordable rate of injuries increased 63% and 10%, respectively, in each of the potash and phosphate segments. A fatality occurred at Lanigan when a truck overturned underground.

2.	Exceed the budget approved for 2008, including earnings per Share (“EPS”) and cash flow per Share (“CFPS”) targets by 25%.

We exceeded each of our 2008 budgeted targets for EPS and CFPS by more than 25%.

3.	Continue to drive the “Potash First” strategy by staying on top of all global opportunities while at the same time being open to strategic alternatives for phosphate and nitrogen should an attractive alternative present itself.

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We kept the Board informed and engaged about strategic opportunities and related considerations about the company, the industry and relevant external events, in order to obtain the best Board feedback possible to test management’s assumptions and strategy. We continued to drive our “Potash First” strategy by increasing our investment in Israel Chemicals Ltd. to 11% and our investment in Sinofert Holdings Limited to 22%. We initiated and continued to actively pursue other global potash opportunities and strategic developments in phosphate and nitrogen.

4.	Outperform our peer group of basic materials companies.

In 2008, our common stock outperformed the DJUSBMI with an annual total shareholder return of approximately –48.9%, compared to approximately –52.0% for the DJUSBMI. Our common stock fell short of sector average, which was approximately –28.6%.

5.	Grow the revenue base and bottom line for our company through strategic use of capital.

The following 2008 events and projects are expected to expand our revenue base and contribute to future annual gross margin:

(a)	the sale of our phosphate feed plant in Brazil;

(b)	a full year of natural gas sales in New Brunswick;

(c)	the completion of the first round of our expansion and debottlenecking projects at Rocanville, Allan and Lanigan;

(d)	our ongoing expansion and debottlenecking projects at Patience Lake, Cory, New Brunswick, Rocanville and Allan; and

(e)	the construction of three additional Silicon Tetraflouride plants and continued work on a new sulfuric acid plant at Aurora.

6.	Show measurable success in leadership development and succession planning for our employees.

With 72.7% of senior staff openings filled by internal candidates, we fell just short of our target of 75%. We had four high level retirements and one termination that were successfully filled by internal candidates. More than 200 staff attended management and leadership skills training courses. Our management team conducted its annual succession planning review and discussed the results with the Committee.

7.	Lead management’s effort to make sure it does its part in the pursuit of the best possible corporate governance for our company.

Transparency and accountability are the foundation of excellent corporate governance. The CEO personally engaged numerous stakeholders, including shareholders, the analyst community, media and employees in personal meetings and conference calls throughout the year. In addition, the CEO supported the Board’s response to concerns raised by RiskMetrics regarding supplemental retirement plans for executives by adopting features recommended by RiskMetrics, including a cap on includable income that would primarily affect the CEO. We also engaged shareholders who expressed interest in the company’s environmental, human rights and executive compensation practices.

Our commitment to excellence in corporate governance was recognized by external monitors, including The Globe and Mail, which ranked our company 1st out of more than 200 Canadian companies in its 2008 corporate governance rankings. The Canadian Coalition for Good Governance presented our company with its Governance Gavel Award for excellence in director disclosure. The Canadian Institute of Chartered Accountants recognized the quality of our corporate reporting and disclosure practices with its Award of Excellence in the Mining category for our 2007 Annual Report, and presented us with overall Awards of Excellence for our website disclosure and for our Sustainability Report.

8.	Improve product quality through strict adherence to size guide number (SGN) and uniformity index (UI) measurements so we can provide the highest quality products to our customers.

Product quality performance improved significantly in 2008. The total number of customer complaints declined by more than 20%, principally in our phosphate segment. Complaints related to dust, lumps or sizing in solid products were down 15%, and we received no customer complaints regarding SGN or UI measurements.

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9.	Provide leadership for our company with the investment community, within our industry and in the communities in which our people work and reside.

In 2008, we received high marks in investor surveys relating to “Confidence in Management” and “Communications with the Financial Community”. On a scale of 1 to 10, we received a rating above 8.5 for each category in these surveys, including a rating of 9.5 for management’s knowledge of the business and a rating of 9.3 for overall communications. Our ratings in these surveys were in the top quartile for all categories. The 2008 Christensen Survey ranked us as the top company in our sector for corporate and investor communications. In addition, surveys of community leaders were conducted in three communities in which we operate (Lima, Marseilles and Weeping Water) regarding our community involvement, business practices and economic impact. We averaged an overall rating of 4.0 (on a scale of 1 to 5), which is in the top quartile for these surveys.

The CEO served on the boards of key industry groups, including serving as Chairman of the Nutrients for Life Foundation, Vice-President, Sustainability of the International Fertilizer Association and a member of the boards of The Fertilizer Institute and the International Fertilizer Industry Association. The CEO delivered the keynote address at the SouthWest Fertilizer Conference and delivered “state of the industry” speeches to customer groups. The CEO also addressed the Chicago Mercantile Exchange on the dynamics of global agricultural and fertilizer commodities markets, published an op-ed piece in The Globe and Mail regarding the importance of the fertilizer industry to the world economy and conducted numerous media interviews.

10.	Find new ways to make it easier for our customers to do business with us.

Seven important customer initiatives were introduced or continued in 2008:

(a)	Upgraded and expanded our North American and international transportation and distribution system to: (i) improve asset utilization; (ii) improve loading, unloading and delivery times; (iii) increase storage capacity; (iv) offer additional transportation mode alternatives; and (v) bring our product closer to our customers;

(b)	Collaborated with customers in developing strategies to optimize their supply chain and reduce rail cycle times and seasonality in their business;

(c)	Partnered with customers in our operational Best Practices workshops to discuss and share information to ensure the highest levels of product quality, reliability and service;

(d)	Assumed an active leadership role in industry trade associations, working closely with governmental and other agencies to address transportation policy matters and proposed ammonia railcar designs to ensure the safe and reliable shipment of products to our customers;

(e)	Expanded the delivery of market analysis reports, targeting the issues and trends most important to our fertilizer, feed and industrial customers;

(f)	Supplemented our Safe Feed/Safe Food certification by voluntarily implementing enhanced risk analyses and control tools for assessing and restricting contaminants, demonstrating our pledge to food safety and enhancing consumer confidence in the products we provide; and

(g)	Used information technology to enhance and streamline our customers’ ability to forecast and monitor the sourcing, procurement and delivery of our products to their end-use locations.

11.	Improve the environmental commitment and performance across our company’s operations to positively impact the climate, our use of natural resources, and our environmental stewardship.

Environmental performance continued to improve in 2008. The number of permit excursions and reportable releases in the U.S. declined 35% to 11 in total, while the number of spills in Canada and the U.S. was flat at 9 incidents total. In our potash segment, we increased our emphasis on environmental management at the site level and expanded our training of site personnel on environmental awareness and responsibilities.

Mr. Doyle’s award under our Short-Term Incentive Plan for 2008 as set forth in the “Summary Compensation Table” and salary for 2009 were determined in accordance with the foregoing and approved by the Committee and all other independent members of the Board.

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Executive Compensation

Summary Compensation Table(1)

The following table sets forth, for our 2008, 2007 and 2006 fiscal years, all compensation earned by the individuals who served as our Chief Executive Officer and our Chief Financial Officer, and by each of our other three most highly compensated executive officers as of the end of calendar year 2008, for services rendered to us and our subsidiaries (the “Named Executive Officers” or “NEOs”).

Our Named Executive Officers may change from year to year due to fluctuations in our executive officers’ annual compensation as calculated in accordance with SEC regulations. For example, Garth W. Moore, President, PCS Potash, was a Named Executive Officer for 2007. However, due to the FAS 123R Option Award calculation (as described in footnote (3) below) for retirement eligible officers, Mr. Moore, who is retirement eligible, is not a Named Executive Officer for 2008 and does not appear in the Summary Compensation Table below.

Change in
Pension and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
William J. Doyle President and Chief Executive Officer	2008 2007 2006	1,092,000 1,040,000 1,000,000	— — —	2,919,270 3,830,786 1,120,382	6,508,418 7,652,960 5,797,500	2,075,000 2,190,000 750,000	4,173,645 2,340,578 94,917	257,984 134,297 180,958	17,026,317 17,188,621 8,943,757
Wayne R. Brownlee Executive Vice President, Treasurer and Chief Financial Officer	2008 2007 2006	494,400 480,000 460,000	— — —	863,187 1,132,709 331,281	1,802,292 2,018,887 1,913,173	692,000 578,000 300,000	2,238,102 406,802 276,707	43,693 44,114 58,556	6,133,674 4,660,512 3,339,717
James F. Dietz Executive Vice President and Chief Operating Officer	2008 2007 2006	486,200 463,000 445,000	— — —	835,006 1,095,729 320,466	1,754,121 2,049,900 1,932,500	647,000 621,000 270,000	196,209 62,363 179,240	42,795 40,133 41,397	3,961,331 4,332,125 3,188,603
Barbara Jane Irwin Senior Vice President, Administration	2008 2007 2006	387,600 372,500 359,000	— — —	588,753 772,586 225,957	1,005,802 949,404 566,967	435,000 400,000 180,000	35,803 21,171 53,059	21,978 20,094 19,544	2,474,936 2,535,755 1,404,527
G. David Delaney President, PCS Sales	2008 2007 2006	399,750 375,000 348,000	— — —	560,573 735,606 215,141	965,455 1,082,647 566,967	450,000 450,000 171,000	23,287 8,793 38,763	33,554 34,330 32,835	2,432,619 2,697,197 1,372,706

(1)	Those amounts that were paid in Canadian dollars have been converted to United States dollars using the average exchange rate for the month prior to the date of payment.

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(2)	Reports amounts calculated in accordance with revised Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, or FAS 123R, under generally accepted accounting principles in the United States, or US GAAP, for performance share units granted pursuant to our Medium-Term Incentive Plan in effect for the three-year performance period January 1, 2006 to December 31, 2008. See “Compensation Discussion and Analysis — Medium-Term Incentive Plan”. For the FAS 123R calculations, the value of the performance share units was estimated quarterly using a Monte Carlo valuation model with the following assumptions:

	Risk-Free		Correlation Between
	Interest		our Common Share	Volatility of Our	Volatility of
	Rate	Dividend Yield	Price and DJUSBMI	Common Share Price	DJUSBMI

Quarter Ended March 31, 2006	4.816%	1.24%	0.52	27.87%	16.68%

Quarter Ended June 30, 2006	5.122%	1.18%	0.56	30.85%	17.79%

Quarter Ended September 30, 2006	4.614%	1.15%	0.58	29.83%	17.73%

Quarter Ended December 31, 2006	4.808%	1.12%	0.48	31.53%	17.75%

Quarter Ended March 31, 2007	4.574%	1.09%	0.49	32.58%	17.90%

Quarter Ended June 30, 2007	4.858%	1.02%	0.50	33.36%	17.22%

Quarter Ended September 30, 2007	3.984%	0.97%	0.52	35.16%	18.85%

Quarter Ended December 31, 2007	3.177%	0.90%	0.68	43.61%	22.60%

Quarter Ended March 31, 2008	1.497%	0.84%	0.75	49.07%	28.34%

Quarter Ended June 30, 2008	2.198%	0.78%	0.76	51.95%	30.32%

Quarter Ended September 30, 2008	1.564%	0.71%	0.80	59.74%	36.62%

(3)	Reports amounts calculated in accordance with FAS 123R for options granted pursuant to the 2008 Performance Option Plan, 2007 Performance Option Plan and the 2006 Performance Option Plan, respectively. The amounts reported for Mr. Doyle, Mr. Brownlee and Mr. Dietz represent the full grant date fair value of the awards in accordance with FAS 123R, because each of the Named Executive Officers are eligible for retirement. See “Compensation Discussion and Analysis — Long-Term Incentives”. For a discussion of the assumptions made in the valuation of the awards, see Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2008, Notes 27 and 33 to our consolidated financial statements for the fiscal year ended December 31, 2007 and Notes 26 and 32 to our consolidated financial statements for the fiscal year ended December 31, 2006.

(4)	Reports amounts awarded pursuant to our Short-Term Incentive Plan for 2008, 2007 and 2006 performance, which amounts were paid in 2009, 2008 and 2007, respectively. See “Compensation Discussion and Analysis — Short-Term Incentive Plan”.

(5)	Reports the aggregate annual change in the actuarial present value of each Named Executive Officer’s accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan, as set forth in the below table.

		William J.	Wayne R.	James F.	Barbara Jane	G. David
		Doyle	Brownlee	Dietz	Irwin	Delaney

	2008	$4,173,645	$2,238,102	—	—	—
Canadian Supplemental Plan	2007	2,340,578	406,802	—	—	—
	2006	94,917	276,707	—	—	—

	2008	—	—	$19,181	$3,797	$(13,894)
U.S. Pension Plan	2007	—	—	(27,946)	8,703	(7,738)
	2006	—	—	98,885	17,991	18,514

	2008	—	—	$177,028	$32,006	$37,181
U.S. Supplemental Plan	2007	—	—	90,309	12,468	16,531
	2006	—	—	80,354	35,068	20,249

	2008	$4,173,645	$2,238,102	$196,209	$35,803	$23,287
Total	2007	2,340,578	406,802	62,363	21,171	8,793
	2006	94,917	276,707	179,240	53,059	38,763

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(6)	The following table sets forth the amounts attributable to each of the compensation items included in “All Other Compensation” for each Named Executive Officer.

		William J.	Wayne R.	James F.		Barbara Jane		G. David
		Doyle	Brownlee	Dietz		Irwin		Delaney

	2008	$10,427	$10,446	—		—		—
Company Contributions to Canadian Pension Plan	2007	8,590	8,568	—		—		—
	2006	8,195	8,218	—		—		—

	2008	65,044	29,780	$20,575	(a)	$18,075	(b)	$18,150	(c)
Company Contributions to Savings Plan or 401(k) Plan	2007	60,285	27,779	20,039	(a)	17,520	(b)	17,190	(c)
	2006	60,000	27,600	19,807	(a)	17,251	(b)	16,320	(c)

	2008	9,977	3,280	8,487		3,063		1,736
Life Insurance Premiums Paid for the Benefit of NEO	2007	10,122	3,690	7,354		2,574		1,391
	2006	10,601	4,240	7,459		2,293		1,213

	2008	20,624	—	—		—		—
Medical Insurance Premiums Paid on Behalf of NEO	2007	17,014	—	—		—		—
	2006	14,040	6,743	—		—		—

	2008	36,093	187	1,594		840		798
Tax Gross-ups for Taxable Benefits	2007	11,663	6,192	—		—		—
	2006	19,614	—	2,365		—		—

	2008	115,819	—	12,139		—		12,870
Perquisites(d)	2007	55,708	11,264	12,740		—		15,749
	2006	68,508	11,755	11,766		—		15,302

	2008	$257,984	$43,693	$42,795		$21,978		$33,554
Total	2007	163,383	57,493	40,133		20,094		34,330
	2006	180,958	58,556	41,397		19,544		32,835

(a)	For 2008, includes $13,435 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $7,140 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash. For 2007, includes $13,289 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $6,750 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash. For 2006, includes $13,057 in contributions to the 401(k) Plan on behalf of Mr. Dietz and $6,750 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Dietz in cash.

(b)	For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,425 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash. For 2007, includes $13,350 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,170 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash. For 2006, includes $13,200 in contributions to the 401(k) Plan on behalf of Ms. Irwin and $4,051 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Ms. Irwin in cash.

(c)	For 2008, includes $13,650 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $4,500 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2007, includes $13,350 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $3,840 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash. For 2006, includes $12,480 in contributions to the 401(k) Plan on behalf of Mr. Delaney and $3,840 that exceeds the 401(k) Plan statutory limit and is therefore immediately taxable and paid to Mr. Delaney in cash.

(d)	Perquisites include, for Mr. Doyle, country club memberships, financial and tax planning services, spousal travel benefits (while accompanying the executive on corporation business) and parking; for Mr. Brownlee, country club memberships, spousal travel benefits (while accompanying the executive on corporation business) and parking; and for Mr. Dietz and Mr. Delaney, country club memberships and spousal travel benefits (while accompanying the executive on corporation business). The aggregate incremental cost of the financial and tax planning services paid for the benefit of Mr. Doyle was $29,506 in 2007 and $38,412 in 2006.

Salary and Bonus

As reported in the Summary Compensation Table above, the percentage of our Named Executive Officers’ total 2006, 2007 and 2008 compensation that is comprised of salary and bonus is between 5% and 20% and is generally consistent with our compensation philosophy. See “Compensation Discussion and Analysis — Elements of Executive Compensation”.

Stock Awards

Amounts reported in column (e) of the Summary Compensation Table reflect performance share units granted during 2006 pursuant to our Medium-Term Incentive Plan. As of January 1, 2006, Mr. Doyle received a grant of 80,802 performance share units, Mr. Brownlee received a grant of 23,892 performance share units, Mr. Dietz received a grant of 23,112 performance share units, Ms. Irwin received a grant of 16,296 performance share units and Mr. Delaney received a grant of 15,516 performance share units. The performance share units vested and will be settled in cash at the end of the three-year performance cycle (December 31, 2008) in relation to a vesting schedule whereby one-half of the units

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 58

vested in accordance with corporate Total Shareholder Return (TSR) and one-half of the units vested in accordance with corporate TSR relative to a selected comparator group’s TSR.

We used the following vesting schedules to determine how many units each Named Executive Officer was entitled to receive at the end of the performance period ending December 31, 2008.

TSR Vesting Schedule
TSR	Vesting Percentage

0% or less	0%

10%	50%

20%	75%

30%	100%

40%	125%

50% or more	150%

Relative TSR Vesting Schedule
TSR minus DJUSBMI TSR	Vesting Percentage

Less than 0%	0%

0%	50%

5%	100%

10% or more	150%

For results falling between the reference points in the charts above, the level of vesting was mathematically interpolated between the reference points. The value at payout will be based on the number of vested units multiplied by the trailing 30-day average common Share price. For a discussion of our actual results for the performance period ending December 31, 2008 and the number of performance units that were vested and paid out to each of our Named Executive Officers, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Medium-Term Incentive Plan”.

Option Awards

For a description of the applicable formulas in determining the amounts payable under our Performance Option Plans, see “Grants of Plan-Based Awards — Option Awards”.

Non-Equity Incentive Plan Compensation

Amounts reported in column (g) of the Summary Compensation Table reflect the amounts paid pursuant to our Short-Term Incentive Plan for the 2006, 2007 and 2008 performance periods. The amount of each Named Executive Officer’s award is generally equal to the officer’s award percentage, as determined by our annual cash flow return compared to a target cash flow return, multiplied by the officer’s annual salary. Individual awards, however, may be adjusted (± 20%) to recognize individual performance, provided the total of adjusted awards approximates the total awards at mid-point. Each officer’s award percentage is calculated according to the below schedule, which has been abbreviated from the full schedule included in our Short-Term Incentive Plan. In the below schedule, ACFR, or adjusted cash flow return ratio, represents our actual annual cash flow return, as defined in the plan, divided by the target cash flow return, as determined by the annual corporate budget approved by our Board.

As per the terms of the plan, we generally make no payments if our cash flow return is less than 50% of the target set by the Board for that year.

	Award Percentage	Award Percentage	Maximum Award
	When ACFR is	When ACFR is Equal to or Greater	Percentage (ACFR
Officers	Less Than 1	Than 1	Greater Than 1.5)
Tier I: Corporate President, CEO	100% multiplied by ACFR	(200% multiplied by ACFR) minus 100%	200%
Tier II: Executive Level 7 (Executive VP and COO, Executive VP and CFO)	70% multiplied by ACFR	(140% multiplied by ACFR) minus 70%	140%
Tier III: Executive Level 6 (Senior VP Admin., Subsidiary Presidents)	55% multiplied by ACFR	(110% multiplied by ACFR) minus 55%	110%

Actual cash flow return is calculated by measuring operating income (net income before deducting taxes and interest), removing the effects of extraordinary gains or losses, incentive award accruals, non-cash items such as depreciation and cash taxes and then dividing by the asset base. For further details on awards under our Short-Term Incentive Plan, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Short-Term Incentive Plan” and our Short-Term Incentive Plan, filed as Exhibit 10(n) to our annual report on Form 10-K for the year ended December 31, 2007.

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Total Compensation

The following table sets forth the total compensation awarded to our Chief Executive Officer, individually, and our Named Executive Officers, collectively, in each case as a percentage of our net income in 2008, 2007 and 2006. Total compensation reflects the Named Executive Officers’ total compensation as disclosed in column (j) of the Summary Compensation Table. Net income is calculated in accordance with Canadian GAAP. For additional information about net income, see our consolidated financial statements and the notes thereto for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006.

				Aggregate Total
		Total Compensation of	% of	Compensation of	% of
	Net Income	Chief Executive Officer	Net Income	Named Executive Officers	Net Income
2008	$3,495.2 million	$17.0 million	0.5%	$32.0 million	0.9%
2007	$1,103.6 million	$17.2 million	1.6%	$31.9 million	2.9
2006	$631.8 million	$8.9 million	1.4%	$19.3 million	3.1

Employment Agreements

Except for the change in control agreements described above in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have not entered into individual employment agreements with any of our executive officers. For a discussion of the terms and conditions of executive officers’ compensation, see “Compensation Discussion and Analysis”.

Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2008 to the Named Executive Officers.

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards					Grant
								Exercise		Date Fair
								or Base	Closing	Value of
								Price of	Market	Stock and
								Option	Price on	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards(2)	Date of	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	($/Sh)	Grant	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(k)	($/Sh)	(l)

William J. Doyle
Short-Term Incentive Plan		546,000	1,092,000	2,184,000
Performance Option Plan	5/8/2008				0	87,750	87,750	$198.77	$199.01	6,508,418

Wayne R. Brownlee
Short-Term Incentive Plan		173,000	346,000	692,000
Performance Option Plan	5/8/2008				0	23,650	23,650	Cdn$199.70	Cdn$202.65	1,802,292

James F. Dietz
Short-Term Incentive Plan		170,250	340,500	681,000
Performance Option Plan	5/8/2008				0	23,650	23,650	$198.77	$199.01	1,754,121

Barbara Jane Irwin
Short-Term Incentive Plan		108,750	217,500	435,000
Performance Option Plan	5/8/2008				0	11,750	11,750	$198.77	$199.01	871,498

G. David Delaney
Short-Term Incentive Plan		112,500	225,000	450,000
Performance Option Plan	5/8/2008				0	11,750	11,750	$198.77	$199.01	871,498

(1)	The amounts in columns (c), (d) and (e) set forth the threshold, target and maximum values of the 2008 Short-Term Incentive Plan awards based on respective cash flow returns of 50%, 100% and 150% of target cash flow return for 2008. The actual amount of each Named Executive Officer’s 2008 Short-Term Incentive Plan award is set forth in column (g) of the Summary Compensation Table above.

(2)	Pursuant to the terms of the plan, options under the 2008 Performance Option Plan were granted with an exercise price equal to the closing market price per Share on the NYSE for Mr. Doyle, Mr. Dietz, Ms. Irwin and Mr. Delaney and on the TSX for Mr. Brownlee, in each case on the trading day prior to the grant date. The closing market price on the grant date is shown in the adjoining column to column (k) in the above table. As is our practice, options under the 2008 Performance Option Plan were granted following shareholder approval of the plan at the 2008 Annual Meeting on May 8, 2008.

Option Awards

Certain amounts reported in column (f) of the Summary Compensation Table represent options granted during 2006 and 2007 pursuant to our 2006 Performance Option Plan and 2007 Performance Option Plan, respectively, and certain

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 60

amounts reported in column (f) of the Summary Compensation Table and columns (g), (h) and (l) of the Grant of Plan-Based Awards Table reflect options granted during 2008 pursuant to our 2008 Performance Plan. On May 4, 2006, Mr. Doyle received a grant of 450,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 150,000 performance options, and Ms. Irwin and Mr. Delaney received a grant of 72,000 performance options. On May 3, 2007, Mr. Doyle received a grant of 336,000 performance options, Mr. Brownlee and Mr. Dietz received a grant of 90,000 performance options, and Ms. Irwin and Mr. Delaney received a grant of 46,800 performance options. On May 8, 2008, Mr. Doyle received a grant of 87,750 performance options, Mr. Brownlee and Mr. Dietz received a grant of 23,650 performance options, and Ms. Irwin and Mr. Delaney received a grant of 11,750 performance options. The options have 10-year terms and vest based on performance incentives over the three-year performance periods ending December 31, 2008, December 31, 2009 and December 31, 2010.

In accordance with the Performance Option Plans, the performance incentives that will be used to determine vesting of the performance options are cash flow return on investment (“CFROI”) and weighted average cost of debt and equity capital (“WACC”).

CFROI is the ratio of after-tax operating cash flow to average gross investment. After-tax operating cash flow is calculated by measuring operating income (net income before deducting income taxes and interest), removing nonrecurring or unusual items, incentive award accruals, non-cash items such as depreciation and amortization and current income taxes. Average gross investment is calculated by measuring the average of total assets and making adjustments for amortization and depreciation, the fair value adjustment for certain investments, fair value of derivative instrument assets, cash and cash equivalents and certain current liabilities. WACC is calculated by measuring the product of the market yield cost of net debt and the market value of net debt divided by the market value of net debt and equity, and adding the product of the cost of equity and the market value of equity divided by the market value of net debt and equity, in each case subject to certain adjustments. For further details on awards under our Performance Option Plans, see our 2008 Performance Option Plan filed as Exhibit 10(ff) to our quarterly report on Form 10-Q for the period ended March 31, 2008, our 2007 Performance Option Plan filed as Exhibit 10(ee) to our quarterly report on Form 10-Q for the period ended March 31, 2007 and our 2006 Performance Option Plan, filed as Exhibit 10(dd) to our annual report on Form 10-K for the year ended December 31, 2007.

We use the following vesting schedule to determine how many options each Named Executive Officer receives at the end of the performance periods ending December 31, 2008 and December 31, 2009.

Vesting Schedule
3 Year Average of
CFROI Minus WACC	Vesting Percentage

Less than 0%	0%

0.20%	30%

1.20%	70%

2.20%	90%

2.50%	100%

For results falling between the reference points in the chart above, the level of vesting is mathematically interpolated between the reference points. The amount, if any, realized upon the exercise of performance options will depend on the market price of our Shares relative to the exercise price per Share of the performance option at the time of exercise. For a discussion of our actual results for the performance period ending December 31, 2008 and the number of performance options that were vested, see “Compensation Discussion and Analysis — Elements of Executive Compensation — Long-Term Incentives (Stock Options) — Performance Option Plans”.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information relating to exercisable and unexercisable stock options and unvested stock awards as of December 31, 2008 for the Named Executive Officers.

	Option Awards					Stock Awards
							Equity
							Incentive Plan
			Equity			Equity	Awards:
			Incentive			Incentive Plan	Market or
			Plan			Awards:	Payout
			Awards:			Number of	Value of
	Number of	Number of	Number of			Unearned	Unearned
	Securities	Securities	Securities			Shares, Units	Shares, Units
	Underlying	Underlying	Underlying			or Other	or Other
	Unexercised	Unexercised	Unexercised	Option	Option	Rights That	Rights That
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not
Name	Exercisable(1)	Unexercisable	Options(2)	Price	Date	Vested	Vested
(a)	(b)	(c)	(d)	(e)	(f)	(i)	(j)

William J. Doyle	320,000			$10.16	11/21/2010
	420,000			$10.50	11/20/2011
	420,000			$11.00	11/20/2012
	337,536	—		$13.17	11/20/2013	—	—
	675,000			$29.41	5/5/2015
	450,000 (3)			$33.67	5/4/2016
			336,000	$62.73	5/3/2017
			87,750	$198.77	5/8/2018

Wayne R. Brownlee	180,000			Cdn$16.65	11/20/2011
	180,000			Cdn$17.44	11/20/2012
	144,660	—		Cdn$17.17	11/20/2013	—	—
	195,000			Cdn$36.64	5/5/2015
	150,000 (3)			Cdn$37.27	5/4/2016
			90,000	Cdn$69.48	5/3/2017
			23,650	Cdn$199.70	5/8/2018

James F. Dietz	50,000			$10.50	11/20/2011
	210,000			$11.00	11/20/2012
	168,756	—		$13.17	11/20/2013	—	—
	195,000			$29.41	5/5/2015
	150,000 (3)			$33.67	5/4/2016
			90,000	$62.73	5/3/2017
			23,650	$198.77	5/8/2018

Barbara Jane Irwin	15,000			$10.16	11/20/2010
	157,390			$10.50	11/20/2011
	180,000			$11.00	11/20/2012
	144,660	—		$13.17	11/20/2013	—	—
	105,000			$29.41	5/5/2015
	72,000 (3)			$33.67	5/4/2016
			46,800	$62.73	5/3/2017
			11,750	$198.77	5/8/2018

G. David Delaney	65,000			$29.41	5/5/2015
	72,000 (3)	—		$33.67	5/4/2016	—	—
			46,800	$62.73	5/3/2017
			11,750	$198.77	5/8/2018

(1)	As of December 31, 2008, the aggregate value of unexercised options that are currently exercisable held by each Named Executive Officer was as follows: Mr. Doyle, $140,292,287; Mr. Brownlee, $51,282,207; Mr. Dietz, $40,811,448; Ms. Irwin $38,151,484 and Mr. Delaney, $5,695,250. The aggregate value of unexercised options held by Mr. Brownlee was converted to U.S. dollars using the average Canadian exchange rate of 1.0671 for fiscal year 2008.

(2)	The outstanding equity incentive plan awards reported in column (d) represent unearned options pursuant to our 2007 and 2008 Performance Option Plans. Options granted pursuant to the 2007 Performance Option Plan vest at the end of the performance period ending December 31, 2009, and options granted

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 62

pursuant to the 2008 Performance Option Plan vest at the end of the performance period ending December 31, 2010. The reported number of Shares underlying the options is based on achievement of the plans’ maximum performance levels.

(3)	Reports options granted under the 2006 Performance Option Plan that vested at the end of the performance period ending December 31, 2008. The value of such vested options held by each Named Executive Officer, as of December 31, 2008, was as follows: Mr. Doyle, $17,797,500; Mr. Brownlee, $7,347,484; Mr. Dietz, $5,932,500; Ms. Irwin, $2,847,600 and Mr. Delaney, $2,847,600. The aggregate value of vested options held by Mr. Brownlee was converted to U.S. dollars using the average Canadian exchange rate of 1.0671 for fiscal year 2008.

Option Exercises and Stock Vested

The following table provides information relating to amounts received upon the exercise of stock options by the Named Executive Officers during 2008.

	Option Awards		Stock Awards
	Number of
	Shares		Number of
	Acquired on	Value Realized	Shares Acquired
	Exercise(1)	Upon Exercise	on Vesting(2)	Value Realized Upon Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
William J. Doyle	400,000	35,192,500	121,203	7,870,438

Wayne R. Brownlee	—	—	35,838	2,327,176

James F. Dietz	—	—	34,668	2,251,201

Barbara Jane Irwin	22,610	3,760,569	24,444	1,587,296

G. David Delaney	40,000	4,147,344	23,274	1,511,320

(1)	The number of Shares retained by each Named Executive Officer following exercise of the stock options is as follows: Mr. Doyle, 210,000; Ms. Irwin, 15,000 and Mr. Delaney, 0.

(2)	Reports the number of performance units granted under the Medium-Term Incentive Plan that vested based on performance incentives over the three-year performance period ended December 31, 2008. The performance units will be settled in cash at a value of $64.936 per unit, which is the average price of our common stock over the last 30 trading days of the performance period.

Pension Benefits

The following table provides information relating to the present value of the Named Executive Officers’ accumulated benefit under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan.

			Present Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit(1)	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

William J. Doyle	Canadian Supplemental Plan	21.67	14,817,608	—

Wayne R. Brownlee	Canadian Supplemental Plan	31.67 (2)	5,031,623	—

James F. Dietz	U.S. Pension Plan	15.5	369,111
	U.S. Supplemental Plan	11.83 (3)	760,872	—

Barbara Jane Irwin	U.S. Pension Plan	8.25	102,092
	U.S. Supplemental Plan	8.25	176,390	—

G. David Delaney	U.S. Pension Plan	25.67	210,742
	U.S. Supplemental Plan	11.83	180,388	—

(1)	The present value of accumulated benefit assumes retirement at the earliest age that does not require a reduction in benefits. For the Canadian Supplemental Plan, such age is 62. For the U.S. Pension Plan and U.S. Supplemental Plan, such age is 65 or age 62 with 20 years of service.

(2)	Mr. Brownlee’s years of credited service includes 11.6 years of service, from May 1977 to December 1988, with the government of Saskatchewan prior to the privatization of our company in 1989 and 20.1 years of service, from December 1988 to the present, with our company and our predecessors.

(3)	The differences in Mr. Dietz’s and Mr. Delaney’s years of credited service under the U.S. Pension Plan and the U.S. Supplemental Plan relate to the plans’ differing treatment of Mr. Dietz’s and Mr. Delaney’s years of credited service under the Nitrogen Pension Plan, a predecessor to the U.S. Pension Plan.

The present values of the accumulated benefits reported in the above table are generally calculated in accordance with the assumptions used for financial reporting purposes. See Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2008. The total present value of accumulated benefits in our financial statements is calculated in accordance with Canadian GAAP. The assumptions for Mr. Doyle and Mr. Brownlee differ from the

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 63

assumptions disclosed in Note 15 to our consolidated financial statements for the fiscal year ended December 31, 2008. The key assumptions used in calculating the present value of accumulated benefits for Mr. Doyle and Mr. Brownlee are as follows:

Interest Rate	7.50% per annum
Retirement Age	Age 62
Mortality Rates	1994 Unisex Pensioner Mortality Table

The below table sets forth our accrued obligation at the beginning and end of the fiscal year ended December 31, 2008 for each of the Named Executive Officer’s benefits under the Canadian Supplemental Plan, the U.S. Pension Plan and the U.S. Supplemental Plan and the accumulated value at the beginning and end of the fiscal year ended December 31, 2008 for each of the Named Executive Officer’s benefits under the Savings Plan and the 401(k) Plan.

		Accrued			Accrued
		Obligation/			Obligation/
		Accumulated		Non-	Accumulated
		Value at	Compensatory	Compensatory	Value at
		Start of Year	Changes	Changes	End of Year
Name	Plan Name	($)	($)	($)	($)

William J. Doyle	Canadian Pension Plan	156,823	8,575	(42,457)	122,941
	Canadian Supplemental Plan	10,643,963	1,872,600	2,301,045	14,817,608
	Savings Plan	702,321	0	(241,569)	460,752

Wayne R. Brownlee	Canadian Pension Plan	580,127	8,575	(125,739)	462,962
	Canadian Supplemental Plan	2,793,521	1,165,169	1,072,933	5,031,623
	Savings Plan	157,495	24,440	(73,846)	108,089

James F. Dietz	U.S. Pension Plan	349,930	32,501	(13,230)	369,111
	U.S. Supplemental Plan	583,844	204,484	(27,456)	760,872
	401(k) Plan	569,483	6,685	(233,887)	342,281

Barbara J. Irwin	U.S. Pension Plan	98,295	16,724	(12,927)	102,092
	U.S. Supplemental Plan	144,383	54,341	(22,335)	176,390
	401(k) Plan	91,893	6,900	(30,898)	67,895

G. David Delaney	U.S. Pension Plan	224,636	14,041	(27,935)	210,742
	U.S. Supplemental Plan	143,207	61,093	(23,911)	180,388
	401(k) Plan	1,311,861	6,900	(643,357)	675,404

For additional information about the Canadian Pension Plan, the Canadian Supplemental Plan, the U.S. Pension Plan, the U.S. Supplemental Plan, the Savings Plan and the 401(k) Plan, see “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”.

Estimated Termination Payments and Benefits

The following table sets forth estimates of the amounts payable to each of our Named Executive Officers upon the specified termination events, assuming that each such event took place on the last business day of fiscal year 2008. The table does not include (1) benefits under plans that are generally available to salaried employees and that do not discriminate in favor of executive officers, including the Canadian Pension Plan, the U.S. Pension Plan, the Savings Plan and the 401(k) Plan or (2) the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End”. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our severance policy and our change in control agreements, see “Compensation Discussion and Analysis — Elements of Executive Compensation”.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 64

	William J.	Wayne R.	James F.	Barbara Jane	G. David
	Doyle	Brownlee	Dietz	Irwin	Delaney
	($)	($)	($)	($)	($)
Involuntary Termination/Termination Without Cause Salary/Severance Supplemental Plan(1)(2) Executive Health & Welfare Benefits	2,329,728 911,619 1,399,251 18,858	1,646,650 763,530 883,120 0	618,148 290,673 327,475 0	94,982 94,982 0 0	403,547 403,547 0 0
Termination Following Change in Control Salary/Severance Stock Options (Accelerated)(3) Supplemental Plan(1)(2) Executive Health & Welfare Benefits Tax Gross-up	31,073,051 8,291,000 21,332,140 1,399,251 50,660 0	12,461,447 3,053,200 7,876,939 1,531,308 0 0	7,494,748 290,673 6,876,600 327,475 0 0	3,433,514 94,982 3,338,532 0 0 0	3,742,079 403,547 3,338,532 0 0 0
Retirement Stock Options (36 Month Continued Vesting)(3) Supplemental Plan(1)(2)	22,721,391 21,322,140 1,399,251	8,760,059 7,876,939 883,120	7,204,075 6,876,600 327,475	3,338,532 3,338,532 0	3,338,532 3,338,532 0

(1)	Supplemental Plan refers to the Canadian Supplemental Plan for Mr. Doyle and Mr. Brownlee and to the U.S. Supplemental Plan for Mr. Dietz, Ms. Irwin and Mr. Delaney. The Supplemental Plan benefits set forth for each Named Executive Officer reflect the incremental value of benefits for each termination event that exceeds the present value of benefits set forth in the “Pension Benefits” table above.

(2)	As of December 31, 2008, Ms. Irwin was age 53 and ineligible to receive benefits under the U.S. Supplemental Plan, and Mr. Delaney was age 48 and ineligible to receive benefits under the U.S. Supplemental Plan. No benefits are payable if the participant is not at least age 55 at termination.

(3)	The aggregate value of Mr. Brownlee’s stock options was converted to U.S. dollars using the December 31, 2008 Canadian exchange rate of 1.2246.

Payments Made Upon Involuntary Termination or Termination Without Cause

As quantified in the table above, upon involuntary termination or termination without cause, a Named Executive Officer is generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks), (2) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions and (3) with respect to Mr. Doyle, executive health and welfare benefits during the severance period.

Payments Made Upon Termination Following a Change in Control

As described in “Compensation Discussion and Analysis — Post-Retirement and Termination Compensation”, we have entered into change in control agreements with Mr. Doyle and Mr. Brownlee. As quantified in the table above, upon a termination within two years of a change in control, these Named Executive Officers are entitled to receive (1) severance in an aggregate amount equal to three times the executive’s current base salary and average bonus for the last three years, (2) benefits under the Canadian Supplemental Plan, as supplemented by three additional years of service and as reduced in accordance with the plan’s early retirement provisions and (3) with respect to Mr. Doyle, executive health and welfare benefits for a period of three years. Mr. Doyle is also entitled to a tax gross-up to cover excise taxes, if payable for the receipt of benefits under the change in control agreement.

As quantified in the table above, upon termination following a change in control, Named Executive Officers without change in control agreements are generally entitled to receive (1) severance in an aggregate amount equal to two weeks of salary for each year of service (subject to a minimum of four weeks and a maximum of fifty-two weeks) and (2) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

In addition, all outstanding options become exercisable upon a change in control without regard to whether the Named Executive Officer is terminated.

Payments Made Upon Retirement

As quantified in the table above, upon retirement, a Named Executive Officer is generally entitled to receive (1) the right to exercise any vested performance options, including such options that may vest after retirement, for a period of three years and (2) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

The following table sets forth the estimated annual or aggregate amounts that each Named Executive Officer would have received upon retirement at December 31, 2008 and would receive upon retirement at age 65 pursuant to the retirement

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plans in which each Named Executive Officer participates. The age 65 amounts in the below table assume annual salary increases of 3% and flat short-term incentive award targets (as a percentage of salary) for each of the Named Executive Officers and use the same interest rates as disclosed under “— Pension Benefits” above. Voluntary contributions by each of the Named Executive Officers to the retirement plans have been excluded from the calculation of the amounts set forth below.

		William J. Doyle		Wayne R. Brownlee		James F. Dietz		Barbara Jane Irwin		G. David Delaney
		($)		($)		($)		($)		($)
		Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65	Year End	Age 65
Canadian/U.S	Annual	808,035	1,400,500	340,736	746,737	150,703	198,045	73,588	233,369	144,550	476,036
Pension Plan	Aggregate	12,151,501	18,293,143	5,377,243	9,753,785	540,573	1,855,182	142,198	2,186,080	332,267	4,459,251

Savings/	Annual	24,394	65,425	6,849	31,060	28,365	47,693	5,521	38,329	72,408	243,729
401(k) Plan	Aggregate	366,851	854,573	108,085	405,701	342,281	446,761	67,895	359,044	675,404	2,283,121

Total	Annual	832,429	1,465,925	347,585	777,797	179,068	245,738	79,109	271,698	216,958	719,765
	Aggregate	2,518,352	19,147,716	5,485,328	10,159,486	882,854	2,301,944	210,093	2,545,124	1,007,671	4,742,371

Payments Made Upon Death or Disability

Generally, death or disability does not result in incremental value. If a Named Executive Officer becomes disabled, the individual may (1) go on long term disability, which would result in the continued accrual of Supplemental Plan benefits or (2) retire immediately, which would result in the same benefits as retirement. Canadian Supplemental Plan death benefits are generally payable at 60% of the amount of benefits if the participant had retired on the date of death. U.S. Supplemental Plan benefits are generally payable at the greater of (1) 50% of the amount of benefits if the participant had retired on the date of death, payable for the remainder of the spouse’s lifetime and (2) 100% of the amount of benefits if the participant had retired on the date of death, payable for a period of ten years.

Medium-Term Incentive Plan

In addition to the benefits described and quantified above, upon certain termination events, a Named Executive Officer would have been entitled to receive immediate vesting and payout or a pro rata portion of the performance period’s Medium-Term Incentive Plan award. The performance period for the Medium-Term Incentive Plan ended on December 31, 2008. Accordingly, this termination benefit would not have resulted in incremental value if the Named Executive Officer had been terminated on December 31, 2008.

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Performance Graphs

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a $100 investment in the Shares at December 31, 2003 to the return on the Standard & Poor’s 500 Index®, the DJUSBMI and a self-selected peer group used in our previous year’s proxy statement and a new self-selected peer group. The performance of the previous peer group is presented here for comparative purposes in accordance with Item 201(e) of Regulation S-K and will not be provided in the future.

	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08

PotashCorp-NYSE Listing	$100	$194	$189	$340	$1,028	$524
New Self-Selected Peer Group	$100	$153	$165	$257	$776	$383
Old Self-Selected Peer Group	$100	$146	$161	$247	$719	$362
S&P 500®	$100	$111	$116	$135	$142	$90
DJUSBMI	$100	$113	$119	$140	$185	$91

Copyright © 2009 S&P, a division of The McGraw-Hill Companies Inc. All right reserved.
Copyright © 2009 Dow Jones & Co. All rights reserved.

The new self-selected peer group consists of:	Symbol

Agrium Inc.*	AGU
CF Industries, Inc.	CF
Intrepid Potash	IPI
Mosaic Co (formerly IMC Global Inc) (through 4Q04)	MOS
Terra Industries, Inc.	TRA
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K + S AG	SDF/GR
Arab Potash Company	APOT JR
Uralkali	URKA RU

* TSX Listing.

The old self-selected peer group consists of:	Symbol

Agrium Inc.*	AGU
Mosaic Co (formerly IMC Global Inc) (through 4Q04)	MOS
Yara International ASA	YAR NO
Israel Chemicals Limited	CHIM IT
Sociedad Quimica Y Minera de Chile S.A.	SQM/B CI
K + S AG	SDF/GR

* TSX Listing.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 67

The following graph illustrates the Corporation’s cumulative shareholder return, assuming reinvestment of dividends, by comparing a Cdn$100 investment in the Shares at December 31, 2003 to the return on the S&P/TSX Composite Index.

	Dec-03	Dec-04	Dec-05	Dec-06	Dec-07	Dec-08

PotashCorp-TSX Listing	$100	$179	$168	$303	$784	$491
S&P 500	$100	$111	$116	$135	$142	$90
S&P/TSX Composite Index	$100	$114	$142	$167	$183	$123

Copyright© 2009, S&P, a division of The McGraw Hill Companies, Inc. All rights reserved.

MANAGEMENT PROXY CIRCULAR ï Compensation	Page 68

Ownership of Shares

The following table sets forth information as of February 20, 2009, with respect to the beneficial ownership of Shares held by the executive officers of the Corporation named in the Summary Compensation Table herein and by all directors and executive officers of the Corporation as a group.

		Number of	Percentage
		Shares	of
	Number of	Beneficially	Outstanding
Name	Shares Held	Owned(1)(2)(3)(4)	Shares
William J. Doyle, Director, President and Chief Executive Officer	481,413 (5)	3,103,949 (5)	1.06%
Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer	58,498	908,158	0.31%
James F. Dietz, Executive Vice President and Chief Operating Officer	57,589	831,345	0.29%
Barbara Jane Irwin, Senior Vice President, Administration	53,446	727,496	0.25%
G. David Delaney, President, PCS Sales	39,831	176,831	0.06%
All directors and executive officers as a group, including the above-named individuals (25 persons)	1,011,748	7,542,509	2.56%

(1)	The number of Shares beneficially owned is reported on the basis of regulations of the SEC, and includes Shares that the individual has the right to acquire at any time within 60 days after February 20, 2009 and Shares directly or indirectly held by the individual or by certain family members or others over which the individual has sole or shared voting or investment power.

(2)	Each of the directors and executive officers of the Corporation, with the exception of Mr. Doyle, beneficially owned less than 1% of the Shares issued and outstanding as at February 20, 2009. The directors and executive officers of the Corporation as a group beneficially owned approximately 2.56% of the Shares issued and outstanding as at February 20, 2009.

(3)	Includes Shares purchasable within 60 days after February 20, 2009 through the exercise of options granted by the Corporation, as follows: Mr. Doyle 2,622,536 Shares; Mr. Brownlee 849,660 Shares; Mr. Dietz 773,756 Shares; Ms. Irwin 674,050 Shares; Mr. Delaney 137,000 Shares; and directors and executive officers as a group, including the foregoing individuals, 7,137,293 Shares.

(4)	No Shares beneficially owned by any of the directors or Named Executive Officers are pledged as security.

(5)	Includes 45,997 shares held in the William J. Doyle 2007 Family Descendents Trust, 19,898 shares held in the William & Kathy Doyle Foundation, 216,381 in the WJ Doyle Revocable Trust and 199,137 in the Doyle Family LLC.

As of February 20, 2009, no person or group known to the Corporation (from records and reports filed with the SEC on Schedule 13D or 13G) owned more than 5% of the Corporation’s Shares.

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Directors’ and Officers’
Liability Insurance

The Corporation has acquired and maintains liability insurance for its directors and officers as well as those of its subsidiaries as a group. The coverage limit of such insurance is $125 million per claim and $125 million in the annual aggregate. The Corporation has entered into a one-year contract ending June 30, 2009. Premiums of $1,240,000 were paid by the Corporation for the last fiscal year. Claims for which the Corporation grants indemnification to the insured persons are subject to a $5 million deductible for any one loss.

Voting Shares

There are 295,240,247 Shares of the Corporation outstanding as of February 20, 2009, each Share carrying the right to one vote. Each shareholder of record at the close of business on March 12, 2009 is entitled to vote at the Meeting the Shares registered in his or her name on that date.

The quorum for any meeting of shareholders is one or more persons present and holding or representing by proxy not less than 5% of the total number of outstanding Shares.

Shareholder Proposal

A proposal has been submitted by a shareholder for consideration at the Meeting. Such proposal and the Board’s response thereto are set forth in the attached Appendix D.

2010 Shareholder Proposals

Proposals of shareholders intended to be presented at the Corporation’s annual meeting of shareholders in 2010 and which such shareholders are entitled to request be included in the Management Proxy Circular for that meeting, must be received at the Corporation’s principal executive offices not later than November 21, 2009.

Additional Information

Financial information relating to the Corporation is contained in its comparative financial statements and MD&A for the fiscal year ended December 31, 2008. Additional information relating to the Corporation that is not contained in this Management Proxy Circular, including the Corporation’s financial information as well as its most recent Form 10-K together with any document incorporated by reference therein, is available on SEDAR at www.sedar.com or EDGAR at www.sec.gov/edgar.shtml. Copies may be obtained on request from the Corporate Secretary, Potash Corporation of Saskatchewan Inc., Suite 500, 122 — 1st Avenue South, Saskatoon, Saskatchewan, S7K 7G3, Canada.

Directors’ Approval

The contents and the sending of this Management Proxy Circular have been approved by the Board.

JOSEPH A. PODWIKA
Secretary
February 20, 2009

MANAGEMENT PROXY CIRCULAR ï Ownership of Shares	Page 70

Appendices

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Appendix A
Disclosure of Corporate Governance Practices

100% Compliance

The Corporation’s governance practices fully comply with the governance rules of the Canadian Securities Administrators. The following table sets out the Corporation’s compliance with National Instrument 58-101 — Disclosure of Corporate Governance Practices.

FORM 58-101F1 — CORPORATE GOVERNANCE DISCLOSURE

Board of Directors

Independent Directors

The Board has determined that all of the directors of the Corporation with the exception of Mr. Doyle, Ms. Paliza and Mr. Stromberg are independent. See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

Directors who are not independent

See disclosure under the “Director Independence and Other Relationships” section of this Management Proxy Circular.

Majority of independent directors

Nine of twelve, or 75%, of the Corporation’s current directors are independent.

Other directorships

Such other directorships have been disclosed in the “Nominees for Election to the Board of Directors” section of this Management Proxy Circular.

Meeting without management or non-independent directors

The Board has adopted a policy for the independent members of the Board to meet without management present at each regularly scheduled meeting of the Board. These sessions are of no fixed duration and participating directors are encouraged to raise and discuss any issues of concern. This policy was complied with for all meetings of the Board in 2008.

Board chair independence

Dallas J. Howe serves as the Board Chair, and is an independent director. He has served as Board Chair since 2003. A position description for the Board Chair has been developed and approved by the Board. Amongst other things the Board Chair is expected to:

(a)	provide leadership to ensure effective functioning of the Board;

(b)	lead in the assessment of Board performance;

(c)	assist the Compensation Committee in monitoring and evaluating the performance of the Chief Executive Officer and senior officers of the Corporation;

(d)	lead the Board in ensuring succession plans are in place at the senior management level; and

(e)	act as an effective liaison among the Board and management.

Director Attendance

Attendance records are fully disclosed in the “Attendance of Directors” section of this Management Proxy Circular. Pursuant to the “PotashCorp Governance Principles”, directors are expected to attend all meetings of the Board and Board committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meetings. Where a director’s absence from a meeting is unavoidable, the director should, as soon as practicable after the meeting, contact the Board Chair, the Chief Executive Officer or the Corporate Secretary for a briefing on the substantive elements of the meeting.

Board Mandate

The Board of Directors Charter is attached to this Management Proxy Circular as Appendix E.

Position Descriptions

Board and committee chair position descriptions

A position description for the Board Chair and each Board Committee Chair (which are attached to the relevant Board Committee Charters) has been developed and approved by the Board and can be found on the Corporation’s website at www.potashcorp.com.

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CEO position description

A written position description for the Chief Executive Officer has been developed and approved by the Board.

The Chief Executive Officer reports to the Board and has general supervision and control over the business and affairs of the Corporation. Amongst other things, the Chief Executive Officer is expected to:

(a)	foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility;

(b)	develop and recommend to the Board a long-term strategy and vision for the Corporation that leads to creation of shareholder value;

(c)	develop and recommend to the Board annual business plans and budgets that support the Corporation’s long-term strategy; and

(d)	consistently strive to achieve the Corporation’s financial and operating goals and objectives.

Orientation and Continuing Education

Orientation

The Board has adopted a written New Director Orientation Policy designed to:

(a)	provide each new director with a baseline of knowledge about the Corporation that will serve as a basis for informed decision-making;

(b)	tailor the program for each new director, taking into account his or her unique mix of skills, experience, education, knowledge and needs; and

(c)	deliver information over a period of time to minimize the likelihood of overload and maximize the lasting educational impact.

The orientation program is tailored to the needs of each new director, and consists of a combination of written materials, one-on-one meetings with senior management, site visits and other briefings and training as appropriate.

Continuing Education

The Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education, the Corporation:

(a)	maintains a director’s intranet site to facilitate the exchange of views and published information;

(b)	maintains a membership for each director in an organization dedicated to corporate governance and ongoing director education;

(c)	each year encourages and funds the attendance of each director at one seminar or conference of interest and relevance and funds the attendance of each Committee Chair at one additional seminar or conference. In all cases, approval for attendance is obtained, in advance, from the Board Chair;

(d)	encourages presentations by outside experts to the Board or Committees on matters of particular importance or emerging significance; and

(e)	at least annually, schedules a site visit in conjunction with a Board meeting.

Ethical Business Conduct

Code of Conduct

The Board has adopted the “PotashCorp Core Values and Code of Conduct”. The complete text of the “PotashCorp Core Values and Code of Conduct”, as well as other governance related documents, can be found at www.potashcorp.com and are available in print to any shareholder who requests them.

The Audit Committee reviews the process for communicating the “PotashCorp Core Values and Code of Conduct” to the Corporation’s personnel, and for monitoring compliance therewith. The Board, through the Audit Committee, receives regular reports from management directly responsible for compliance-related matters (the General Counsel, Vice President Internal Audit and Senior Vice President Administration). In addition, annual compliance sign offs are sought from each employee.

The Board, through the Audit Committee Chair, also receives reports of all financial or accounting issues raised through the Corporation’s anonymous toll-free hotline.

The Corporation has not filed any material change reports since the beginning of the 2008 financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the “PotashCorp Core Values and Code of Conduct”. Pursuant to the “PotashCorp Governance Principles”, no waiver of the application of the “PotashCorp Core Values and Code of Conduct” to directors or executive officers is permitted.

Material Interests

Pursuant to the “PotashCorp Governance Principles”, each director of the Corporation must possess and exhibit the highest degree of integrity, professionalism

MANAGEMENT PROXY CIRCULAR ï Appendices	Page 73

and values, and must never be in a conflict of interest with the Corporation. A director who has a conflict of interest regarding any particular matter under consideration should advise the Board, refrain from debate on the matter and abstain from any vote regarding it. The Board has also developed categorical independence standards to assist it in determining when individual directors are free from conflicts of interests and are exercising independent judgment in discharging their responsibilities. All directors and senior officers are bound by the “PotashCorp Core Values and Code of Conduct” and no waiver of the application of that Code to directors or senior officers is permitted.

Culture of ethical business conduct

The “PotashCorp Core Values and Code of Conduct” was redistributed to all employees in November 2007 and is continually reinforced with on-line training programs. During 2008 and the beginning of 2009, all directors and employees were asked to sign a written confirmation of their compliance with the “PotashCorp Core Values and Code of Conduct”. The Board, through the Audit Committee, requires the management Compliance Committee to annually report on the status of the Corporation’s ethics and compliance programs, including receipt of the Compliance Risk Assessment, Summary of Ethics and Compliance Training during the current year and plans for ethics and compliance training in the coming year.

Nomination of Directors

Identification of new candidates for board nomination

The Corporate Governance and Nominating Committee (the “CG&N Committee”) is responsible for recruiting and proposing to the full Board new nominees for directors. The CG&N Committee, in the discharge of its duties:

(a)	in consultation with the Board and Chief Executive Officer and, on an ongoing basis, identifies the mix of expertise and qualities required for the Board;

(b)	assesses the attributes new directors should have for the appropriate mix to be maintained;

(c)	in consultation with the Board and Chief Executive Officer and, on an ongoing basis, maintains a database of potential candidates;

(d)	has implemented a procedure to identify, with as much advance notice as practicable, impending Board vacancies, so as to allow sufficient time for recruitment and for introduction of proposed nominees to the existing Board;

(e)	develops a “short-list” of candidates and arranges for each candidate to meet with the CG&N Committee, the Board Chair and the Chief Executive Officer;

(f)	recommends to the Board, as a whole, proposed nominee(s) and arranges for their introduction to as many Board members as practicable;

(g)	ensures that prospective candidates are informed of the degree of energy and commitment the Corporation expects of its directors; and

(h)	encourages diversity in the composition of the Board.

Independent Corporate Governance and Nominating Committee

The Corporation has a standing CG&N Committee.

Each of the directors who comprise the CG&N Committee is independent. Please refer to “Director Independence and Other Relationships” and the “Corporate Governance and Nominating Committee Report” sections of this Management Proxy Circular for additional information.

Corporate Governance and Nominating Committee Charter

The responsibilities, powers and operation of the CG&N Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the CG&N Committee Charter, the purpose of the CG&N Committee is to identify the individuals qualified to become members of the Board, to recommend to the Board nominees for election to the Board at each annual meeting of shareholders or to fill vacancies on the Board and to address related matters. Please refer to the “Corporate Governance and Nominating Committee Report” section of this Management Proxy Circular for additional information.

Compensation Committee

Director and Officer Compensation

Director and officer compensation is established on the advice of independent consultants, with a view to establishing target compensation at the median of the applicable comparator group. Please refer to the “Compensation Discussion and Analysis” and the “Director Compensation” sections of this Management Proxy Circular, as well as the section “Outside Compensation Consultants” in this table.

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Independence

The Corporation has a standing Compensation Committee. Each of the five directors who comprise the Compensation Committee is independent. Please refer to the “Director Independence and Other Relationships” and “Compensation Discussion and Analysis” sections of this Management Proxy Circular for additional information.

Compensation Committee Charter

The responsibilities, powers and operation of the Compensation Committee are set out in its charter, which is available on the Corporation’s website at www.potashcorp.com. Pursuant to the Compensation Committee Charter, the purpose of the Compensation Committee is to carry out the Board’s responsibility for: (i) executive compensation (including philosophy and programs); (ii) management development and succession; (iii) Board compensation; and (iv) broadly applicable compensation and benefit programs. Please refer to the “Compensation Discussion and Analysis” section of this Management Proxy Circular for additional information.

Outside Compensation Consultants

In 2005, the Compensation Committee of the Board of Directors engaged Watson Wyatt as executive compensation consultants. Watson Wyatt provides input to the Committee on the philosophy and competitiveness of the design and award values for certain executive and director compensation programs. In addition, Watson Wyatt assists in the evaluation of compensation arrangements associated with certain strategic opportunities. In accordance with the Committee’s adherence to the best practice of retaining independent executive compensation consulting, Watson Wyatt does not perform any other consulting services for the Corporation. Any work other than executive compensation consulting services performed for the Corporation by Watson Wyatt must be approved in advance by the Chair of the Compensation Committee.

Other Board Committees

In addition to the Audit Committee, Compensation Committee and CG&N Committee, the Board also has a Safety, Health and Environment Committee. The Safety, Health and Environment Committee assists the Board review and recommend for approval policies, management systems and performance with respect to safety, health and environment matters affecting the Corporation.

Board Assessments

Pursuant to the “PotashCorp Governance Principles”, which is available on the Corporation’s website at www.potashcorp.com, the Board has adopted the following five-part effectiveness evaluation program:

1.	Annual Board Assessment by All Members of the Board

Each year Board members complete a detailed questionnaire which (a) provides for quantitative ratings in key areas and (b) seeks subjective comment in each of those areas. The questionnaire is administered by the Corporate Secretary. Responses are reviewed by the Corporate Secretary and the Chair of the CG&N Committee. A summary report is then prepared and provided to the Board Chair, the CG&N Committee and the CEO, and then reported to the full Board by the CG&N Committee Chair. Attribution of comments to individual Directors in the summary report is made only if authorized by that Director. In assessing the responses to the questionnaire, the focus is on continuous improvement. Matters requiring follow-up are identified, action plans are developed and there is ongoing monitoring by the CG&N Committee to ensure satisfactory results. As part of the annual Board assessment, the Board reviews and considers any proposed changes to the Board Charter.

2.	Annual Assessment of Each Committee by Members of That Committee

Each year members of each Committee complete a detailed questionnaire designed to allow Committee members to evaluate how well each Committee is operating and to make suggestions for improvement. The questionnaire is administered by the Corporate Secretary who receives responses and reviews them with the appropriate Committee Chair. A summary report is then prepared and provided to the Board Chair, the Chair of the CG&N Committee, the appropriate Committee and the CEO and then reported to the full Board by the appropriate Committee Chair. As part of the annual Committee assessment, the Board reviews and considers any proposed changes to the Committee Charters.

As with the Board assessment, the focus is on continuous improvement. Chairs of each Committee are expected to follow up on matters raised in the Committee assessments and take action as appropriate.

Each of the Audit, Compensation, CG&N, and Safety, Health and Environment Committees participate in this process.

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3.	Annual Assessment of the Board Chair by Members of the Board

Each year members of the Board are asked to assess and comment on the discharge, by the Board Chair, of his duties. Individual responses are received by the Chair of the CG&N Committee. The Chair of the C&GN Committee solicits specific input from the CEO from his perspective as CEO regarding the effectiveness of the Chair. A summary report is then provided to the Board Chair and the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Board Chair assessment, the Board reviews and considers any proposed changes to the Board Chair position description.

4.	Annual Assessment of Each Committee Chair by Members of Each Committee

Each year, members of each Committee are asked to assess and comment on the discharge, by each Committee Chair, of his or her duties. Responses are received by the Corporate Secretary and the Committee Chair under review. A summary report is then provided to the appropriate Committee and to the full Board, with no attribution of comments to individual Directors without their consent. As part of the annual Committee Chair assessment, the Board reviews and considers any proposed changes to the Committee Chair position descriptions.

5.	Annual Assessment of Individual Directors

Each year during the period from May to September, the Board Chair (and, if in the opinion of the Board Chair it is desirable, the Chair of the CG&N Committee) formally meets with each Director individually to engage in full and frank discussion of any and all issues that either wish to raise, with a focus on maximizing the contribution of each Director to the Board and Committees. In completing the review, the Board Chair employs a checklist, discusses both short-term and long-term goals, and establishes action items to allow each individual Director to enhance both his or her personal contributions and overall Board effectiveness. The Board Chair will share peer feedback with each Director as appropriate and reviews progress and action taken. Each Director, during such formal review, should be prepared to discuss with the Board Chair how the Directors, both individually and collectively, can operate more effectively. The Board Chair discusses the results of the individual evaluations with the Chair of the CG&N Committee and report summary findings to both that Committee and to the full Board at the November meeting.

6.	Management Board Survey

As part of the Board’s continuing efforts to improve its performance, the Board surveys those members of senior management who regularly interact with the Board and/or its Committees to solicit their input and perspective on the operation of the Board and how the Board might improve its effectiveness. The survey includes subjective management responses to questions and one on one interviews between management respondents and the Chair of the CG&N Committee. The results of the management surveys and the one on one interviews are reported by the Chair of the Corporate Governance and Nominating Committee to the full Board and the Corporate Secretary.

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Appendix B
Resolution of Shareholders — 2009 Performance Option Plan

WHEREAS the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has, approved a new performance option plan (the “2009 Performance Option Plan”), a copy of which is attached as Appendix C to the Management Proxy Circular of the Corporation sent to the shareholders of the Corporation in connection with the annual and special meeting of shareholders of the Corporation to be held May 7, 2009;

NOW THEREFORE, BE IT RESOLVED that:

1.	the 2009 Performance Option Plan is hereby adopted and approved by the shareholders of the Corporation;

2.	any officer of the Corporation be and is hereby authorized and directed for and on behalf of the Corporation to do such things and to take such actions as may be necessary or desirable to carry out the intent of the foregoing resolution and the matters authorized thereby.

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Appendix C
2009 Performance Option Plan

1.	PURPOSE OF PLAN

Potash Corporation of Saskatchewan Inc. (the “Corporation”) by resolution of its Board of Directors (the “Board”) has established, subject to shareholder approval at the Corporation’s 2009 Annual and Special Meeting of shareholders, this Potash Corporation of Saskatchewan Inc. 2009 Performance Option Plan (the “Plan”) to support the Corporation’s compensation philosophy of providing selected employees and officers with an opportunity to: promote the growth and profitability of the Corporation; align their interests with shareholders; and earn compensation commensurate with corporate performance. The Corporation believes this Plan will directly assist in supporting the Corporation’s compensation philosophy by providing participants with the opportunity through stock options, which will vest, if at all, based on corporate performance over a three-year period, to acquire common shares of the Corporation (“Common Shares”).

2.	DURATION OF THIS PLAN

This Plan was adopted by the Board on February 20, 2009 to be effective as of January 1, 2009 (the “Effective Date”), subject to shareholder approval at the Corporation’s 2009 Annual and Special Meeting of shareholders, and shall remain in effect, unless sooner terminated as provided herein, until one (1) year from the Effective Date, at which time it will terminate. After this Plan is terminated, no stock options may be granted but stock options previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions.

3.	ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan (the “Committee”). The Committee shall be responsible for administering this Plan, subject to this Section 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an employee, and the Committee, the Corporation, and its officers and directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be made in the Committee’s sole discretion and shall be final and binding upon the participants, the Corporation, and all other interested individuals. To the extent applicable, the Plan shall be administered with respect to optionees subject to the laws of the U.S. so as to avoid the application of penalties pursuant to Section 409A of the Internal Revenue Code, and stock options hereunder may be subject to such restrictions as the Committee determines are necessary to avoid application of such Section 409A.

4.	AUTHORITY OF THE COMMITTEE

The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Stock Option Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for stock options and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include adopting modifications and amendments to any Stock Option Award Agreement that are necessary to comply with the laws of the countries and other jurisdictions in which the Corporation and/or its subsidiaries operate.

5.	SHARES SUBJECT TO STOCK OPTIONS

The aggregate number of Common Shares issuable after February 20, 2009 pursuant to stock options under this Plan may not exceed 1,000,000 Common Shares. The aggregate number of Common Shares in respect of which stock options have been granted to any one person pursuant to this Plan and which remain outstanding shall not at any time exceed 250,000. The authorized limits under this Plan shall be subject to adjustment under Sections 12 and 13.

If any stock option granted under this Plan, or any portion thereof, expires or terminates for any reason without having been exercised in full, the Common Shares with respect to which such option has not been exercised shall again be available for further stock options under this Plan; provided, however, that any stock option that is granted

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under this Plan that does not vest as a result of a failure to satisfy the Performance Measures, shall not be again available for grant under this Plan.

6.	GRANT OF STOCK OPTIONS

From time to time the Board may designate individual officers and employees of the Corporation and its subsidiaries eligible to be granted options to purchase Common Shares and the number of Common Shares which each such person will be granted a stock option to purchase; provided that the aggregate number of Common Shares subject to such stock options may not exceed the number provided for in Section 5 of this Plan. Non-employee directors and other non-employee contractors and third party vendors are not eligible to participate in this Plan.

7.	OPTION PRICE

The option price for any option granted under this Plan to any optionee shall be fixed by the Board when the option is granted and shall be not less than the fair market value of the Common Shares at such time which, for optionees resident in the United States and any other optionees designated by the Board, shall be deemed to be the closing price per Common Share on the New York Stock Exchange on the last trading day immediately preceding the day the option is granted and, for all other optionees, shall be deemed to be the closing price per Common Share on the Toronto Stock Exchange on the last trading day immediately preceding the day the option is granted; provided that, in either case, if the Common Shares did not trade on such exchange on such day the option price shall be the closing price per share on such exchange on the last day on which the Common Shares traded on such exchange prior to the day the option is granted.

8.	VESTING OF STOCK OPTIONS

Subject to achievement of Performance Measures as certified and approved by the Audit Committee of the Board, stock options granted under this Plan will vest no later than thirty (30) days after the audited financial statements for the applicable Performance Period have been approved by the Board.

9.	PERFORMANCE MEASURES FOR VESTING OF STOCK OPTIONS

(a)	The Performance Measures which will be used to determine the degree to which stock options will vest over the three-year period beginning the first day of the fiscal year in which they are granted (the “Performance Period”) shall be cash flow return on investment (“CFROI”) and weighted average cost of net debt and equity capital (“WACC”).

(i)	CFROI is the ratio of after tax operating cash flow to average gross investment over the fiscal year, calculated as A divided by B, where (1) A equals operating income less/plus nonrecurring or unusual items less/plus change in unrealized gains/losses on derivative instruments included in net income plus accrued incentive awards plus depreciation and amortization less current taxes, and (2) B equals the average of total assets less/plus the fair value adjustment for investments in available for sale securities less the fair value of derivative instrument assets plus accumulated depreciation plus accumulated amortization less cash and cash equivalents less non interest bearing current liabilities excluding derivatives.

(ii)	WACC is the weighted average cost of net debt and equity capital, calculated as [A times the product of B divided by C] plus [D times the product of E divided by C], where (1) A equals the after-tax market yield cost of debt, (2) B equals the market value of debt less cash and cash equivalents (3) C equals the market value of debt less cash and cash equivalents, plus the market value of equity, (4) D equals the cost of equity, and (5) E equals the market value of equity.

(b)	In determining the number of stock options that will actually vest based on the degree to which the Performance Measures have been attained during the applicable Performance Period, the following chart

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shall be utilized which shows the three year average excess of CFROI being greater than WACC and the respective portion of the stock option that will vest:

Performance Measure	Vesting Scale
3 year average excess of	% of Stock Option
CFROI > WACC	Grant Vesting

<0%	0%
0.20%	30%
1.20%	70%
2.20%	90%
2.50%	100%

(c)	In assessing the portion of the stock options that shall vest in accordance with the above chart, the following shall be done:

(i)	Each year, the CFROI and WACC will be calculated in accordance with the definitions herein, based on the audited financial statements and approved by the Audit Committee.

(ii)	In each Performance Period, the average of the three fiscal years shall be calculated by taking the simple average of the individual years’ results.

(iii)	The resulting three-year average will then be applied, using the scale above to determine the number of stock options, if any, that will vest as of the end of the Performance Period.

(iv)	For results falling between the reference points in the chart above, the level of vesting shall be mathematically interpolated between the reference points.

10.	TERMS OF STOCK OPTIONS

The period during which a stock option is exercisable (the “Term”) may not exceed 10 years from the date the stock option is granted (the “Initial Exercise Period”), plus any Additional Exercise Period (as defined below). If such Initial Exercise Period would otherwise expire (i) during a Blackout Period (as defined below) applicable to the relevant optionee or (ii) within 10 trading days after the expiration of the Blackout Period applicable to the relevant optionee, the Term of the related stock option shall expire on the date that is the tenth trading day after the end of such Blackout Period (an “Additional Exercise Period”). For purposes of this Plan, “Blackout Period” means any period during which the relevant optionee is prohibited by the Corporation’s trading policy from trading in the Corporation’s securities. The Stock Option Award Agreement may contain provisions limiting the number of Common Shares with respect to which stock options may be exercised in any one year. Each stock option agreement shall contain provisions to the effect that:

(a)	if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of his or her death, or if an optionee who is a retiree pursuant to Section 10(b) dies, the legal personal representatives of the optionee will be entitled to exercise any unexercised vested options, including such stock options that may vest after the date of death, during the period ending at the end of the twelfth calendar month following the calendar month in which the optionee dies, failing which exercise the stock options terminate;

(b)	subject to the terms of Section 10(a) above, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, by reason of retirement in accordance with the then prevailing retirement policy of the Corporation or subsidiary, the optionee will be entitled to exercise any unexercised vested stock options, including such stock options that may vest after the date of retirement, during the period ending at the end of the 36th month following the calendar month in which the optionee retires, failing which exercise the stock options terminate;

(c)	subject to the terms of Section 14 below, if the employment of an optionee as an officer or employee of the Corporation or a subsidiary terminates, for any reason other than as provided in Sections 10(a) or (b), the optionee will be entitled to exercise any unexercised vested stock options, to the extent exercisable at the date of such event, during the period ending at the end of the calendar month immediately following the calendar month in which the event occurs, failing which exercise the stock options terminate;

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(d)	for greater certainty and for these purposes, an optionee’s employment with the Corporation or a subsidiary shall be considered to have terminated effective on the last day of the optionee’s actual and active employment with the Corporation or subsidiary whether such day is selected by agreement with the optionee or unilaterally by the Corporation or subsidiary and whether with or without advance notice to the optionee. For the avoidance of doubt, no period of notice that is given or ought to have been given under applicable law in respect of such termination of employment will be utilized in determining an optionee’s entitlement under the Plan. The employment of an optionee with the Corporation shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a person that is a subsidiary of the Corporation and such person ceases to be a subsidiary of the Corporation, unless the Committee determines otherwise; and

(e)	each stock option is personal to the optionee and is not assignable, except (i) as provided in Section 10(a), and (ii) at the election of the Board, a stock option may be assignable to the spouse, children and grandchildren of the original optionee and to a trust, partnership or limited liability company, the entire beneficial interest of which is held by one or more of the foregoing.

Nothing contained in Sections 10(a), (b) or (c) shall extend the Term beyond its stipulated expiration date or the date on which it is otherwise terminated in accordance with the provisions of this Plan.

If a stock option is assigned pursuant to Section 10(e)(ii), the references in Sections 10(a), (b) and (c) to the termination of employment or death of an optionee shall not relate to the assignee of a stock option but shall relate to the original optionee. In the event of such assignment, legal personal representatives of the original optionee shall not be entitled to exercise the assigned stock option, but the assignee of the stock option or the legal personal representatives of the assignee may exercise the stock option during the applicable specified period.

11.	EXERCISE OF STOCK OPTIONS

Subject to the provisions of this Plan, a vested stock option may be exercised from time to time by delivering to the Corporation at its registered office a written notice of exercise specifying the number of Common Shares with respect to which the stock option is being exercised and accompanied by payment in cash or certified cheque in full of the purchase price of the Common Shares then being purchased.

12.	ADJUSTMENTS

Appropriate adjustments to the authorized limits set forth in Section 5, in the number, class and/or type of Common Shares optioned and in the option price per share, both as to stock options granted or to be granted, shall be made by the Board to give effect to adjustments in the number of Common Shares which result from subdivisions, consolidations or reclassifications of the Common Shares, the payment of share dividends by the Corporation, the reconstruction, reorganization or recapitalization of the Corporation or other relevant changes in the capital of the Corporation.

13.	MERGERS

If the Corporation proposes to amalgamate or merge with another body corporate, the Corporation shall give written notice thereof to optionees in sufficient time to enable them to exercise outstanding vested stock options, to the extent they are otherwise exercisable by their terms, prior to the effective date of such amalgamation or merger if they so elect. The Corporation shall use its best efforts to provide for the reservation and issuance by the amalgamated or continuing corporation of an appropriate number of Common Shares, with appropriate adjustments, so as to give effect to the continuance of the stock options to the extent reasonably practicable. In the event that the Board determines in good faith that such continuance is not in the circumstances practicable, it may upon 30 days’ notice to optionees terminate the stock options.

14.	CIRCUMSTANCES FOR ACCELERATED VESTING

If a “change of control” of the Corporation occurs and at least one of the two additional circumstances described below occurs, each then outstanding stock option granted under this Plan may be exercised, in whole or in part, even if such option is not otherwise exercisable by its terms.

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(a)	Additional circumstances include:

(i)	Upon a “change of control” the potential successor fails to assume the obligations with respect to each option or fails to convert or replace the options with equivalent options; or

(ii)	During the two-year period following the effective date of a change of control, the optionee is terminated without Cause (as defined below) or the optionee resigns employment for Good Reason (as defined below).

(b)	For purposes of this Plan, a change of control of the Corporation shall be deemed to have occurred if any of the following occur, unless the Board adopts a plan after the Effective Date of this Plan that has a different definition (in which case such definition shall be applied), or the Committee decides to modify or amend the following definition through an amendment of this Plan:

(i)	within any period of two consecutive years, individuals who at the beginning of such period constituted the Board and any new directors whose appointment by the Board or nomination for election by shareholders of the Corporation was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(ii)	there occurs an amalgamation, merger, consolidation, wind-up, reorganization or restructuring of the Corporation with or into any other entity, or a similar event or series of such events, other than any such event or series of events which results in securities of the surviving or consolidated corporation representing 50% or more of the combined voting power of the surviving or consolidated corporation’s then outstanding securities entitled to vote in the election of directors of the surviving or consolidated corporation being beneficially owned, directly or indirectly, by the persons who were the holders of the Corporation’s outstanding securities entitled to vote in the election of directors of the Corporation prior to such event or series of events in substantially the same proportions as their ownership immediately prior to such event of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation;

(iii)	50% or more of the fixed assets (based on book value as shown on the most recent available audited annual or unaudited quarterly consolidated financial statements) of the Corporation are sold or otherwise disposed of (by liquidation, dissolution, dividend or otherwise) in one transaction or series of transactions within any twelve month period;

(iv)	any party, including persons acting jointly or in concert with that party, becomes (through a take-over bid or otherwise) the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities entitled to vote in the election of directors of the Corporation, unless in any particular situation the Board determines in advance of such event that such event shall not constitute a change of control; or

(v)	the Board approves and/or recommends that shareholders accept, approve or adopt any transaction that would constitute a change of control under clause (ii), (iii) or (iv) of this Section 14(b) and determines that the change of control resulting from such transaction will be deemed to have occurred as of a specified date earlier than the date under (ii), (iii) or (iv), as applicable.

(c)	For purposes of this Plan, “Cause” means dishonest or willful misconduct or lack of good faith resulting in material harm to the Corporation, financial or otherwise.

(d)	For purposes of this Plan, “Good Reason” means:

(i)	a substantial diminution in the optionee’s authorities, duties, responsibilities, status (including offices, titles, and reporting requirements) from those in effect immediately prior to the change of control;

(ii)	the Corporation requires the optionee to be based at a location in excess of fifty (50) miles from the location of the optionee’s principal job location or office immediately prior to the change of control, except for required travel on Corporation business to an extent substantially consistent with the optionee’s business obligations immediately prior to the change of control;

(iii)	a reduction in the optionee’s base salary, or a substantial reduction in optionee’s target compensation under any incentive compensation plan, as in effect as of the date of the change of control;

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(iv)	the failure to increase the optionee’s base salary in a manner consistent (both as to frequency and percentage increase) with practices in effect immediately prior to the change of control or with practices implemented subsequent to the change of control with respect to similarly positioned employees; or

(v)	the failure of the Corporation to continue in effect the optionee’s participation in the Corporation’s short- and long-tem incentive plans, stock option plans, and employee benefit and retirement plans, policies or practices, at a level substantially similar or superior to and on a basis consistent with the relative levels of participation of other similarly-positioned employees, as existed immediately prior to the change of control.

A termination of employment by the optionee for one of the reasons set forth in clause (i), (ii), (iii), (iv) or (v) of this Section 14(d), will not constitute Good Reason unless, within the 30-day period immediately following the occurrence of such Good Reason event, the optionee has given written notice to the Corporation of the event relied upon for such termination and the Corporation has not remedied such event within 30 days (the “Cure Period”) of the receipt of such notice. For the avoidance of doubt, the optionee’s employment shall not be deemed to terminate for Good Reason unless and until the Cure Period has expired and the Corporation has not remedied the applicable Good Reason event. The Corporation and the optionee may mutually waive in writing any of the foregoing provisions with respect to an event that otherwise would constitute Good Reason.

15.	RECOUPMENT POLICY

Each stock option granted under this Plan to an optionee that, as of the date the option is granted, participates in the Corporation’s Medium-Term Incentive Plan shall be subject to the terms and conditions of the Corporation’s Policy on Recoupment of Unearned Compensation (as previously adopted and, from time to time, amended by the Board) attached to such optionee’s Stock Option Award Agreement (as defined below).

16.	AMENDMENT OR DISCONTINUANCE OF THIS PLAN

The Board may amend or discontinue the Plan at any time, without obtaining the approval of shareholders of the Corporation unless required by the relevant rules of the Toronto Stock Exchange, provided that, subject to Sections 12, 13, and 14, no such amendment may increase the aggregate maximum number of Common Shares that may be subject to stock options under this Plan, change the manner of determining the minimum option price, extend the Term under any option beyond 10 years (plus any Additional Exercise Period) or the date on which the option would otherwise expire under the Plan, expand the assignment provisions of the Plan, permit non-employee directors to participate in the Plan or, without the consent of the holder of the option, alter or impair any option previously granted to an optionee under this Plan; and, provided further, for greater certainty, that, without the prior approval of the Corporation’s shareholders, stock options issued under this Plan shall not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted stock option. Pre-clearance of the Toronto Stock Exchange of amendments to the Plan will be required to the extent provided under the relevant rules of the Toronto Stock Exchange.

17.	EVIDENCE OF STOCK OPTIONS

Each stock option granted under this Plan shall be evidenced by a written stock option agreement between the Corporation and the optionee which shall give effect to the provisions of this Plan and include such other terms as the Committee shall determine (“Stock Option Award Agreement”).

18.	WITHHOLDING

To the extent that the Corporation is required to withhold federal, provincial, state, local or foreign taxes in connection with any payment made or benefit realized by an optionee or other person hereunder, and the amounts available to the Corporation for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the optionee or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements in connection with the disposition of Common Shares acquired upon the exercise of option rights with respect to this Plan.

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Appendix D
Shareholder Proposal

The following shareholder proposal (the “Proposal”) has been submitted by a shareholder for consideration at the Meeting. This Proposal and its supporting statements represent the views of the submitting shareholder. The Corporation is legally required to include the Proposal in this Management Proxy Circular. For the reasons set out below, the Board and management oppose the Proposal.

The submitting shareholder is Meritas Financial (“Meritas”), 410 Hespeler Road, Unit 5, Cambridge, Ontario N1R 6J6. The Proposal and Meritas’s supporting statement are set out verbatim below in italics.

Proposal

RESOLVED, that shareholders of Potash Corporation of Saskatchewan Inc. urge the board of directors to adopt a policy that Potash Corporation of Saskatchewan Inc.’s shareholders be given the opportunity at each annual meeting of shareholders to vote on an advisory resolution, to be proposed by Potash Corporation of Saskatchewan Inc.’s management, to ratify the compensation of the Named Executive Officers set forth in the proxy statement. The proposal submitted to shareholders should ensure that shareholders understand that the vote is non-binding and would not affect any compensation paid or awarded to any Named Executive Officer.

SUPPORTING STATEMENT:

Ever-improving executive compensation disclosure allows shareholders to become better informed with respect to the amounts to be paid to executives, the circumstances under which payments will be made, and the reasons for specific decisions about compensation structure. However disclosure, no matter how detailed, does not allow shareholders to provide any input on the decisions that have been made.

Shareholders are seeking assurance that directors are making serious efforts to ensure that executive compensation is linked to corporate performance. Many are also concerned about the arrangements made with executives under pension schemes and severance packages. An advisory vote will provide shareholders with an opportunity to register their views on all elements of executive compensation.

For many years, shareholders of Canadian Issuers have had the opportunity to consider and vote on the adoption of stock-based compensation plans and many types of amendments made to them after they are adopted. Most other elements of executive compensation are not subject to a direct shareholder vote.

Currently, shareholders who do not support some or all aspects of the corporation’s executive compensation package can only register this view through the relatively imprecise methods of withholding votes from the entire board or the directors on the compensation committee. An advisory vote will allow shareholders to clearly express their views of executive compensation by voting on the matter directly.

An advisory vote on compensation was introduced in the United Kingdom in 2002. According to research compiled by Deloitte, in reported vote results from U.K. shareholder meetings held between 2002 and 2007, only 64 of 593 companies indicated that more than 20% of shareholders did not support the directors’ executive compensation report. Yet significant positive changes to executive compensation have been noted. According to corporate governance expert Stephen Davis, Deloitte & Touche found that there has been a significant increase in the amount of total incentive pay “with meaningful performance conditions attached” in the advent of the institution of the advisory vote In the U.K.*

The Institution of an advisory vote on executive compensation implicitly acknowledges the expertise of the directors charged with making decisions regarding compensatory matters while allowing shareholders to provide Issuers with their views of those decisions.

*Stephen Davis, “Does ‘Say on Pay’ Work?”, Policy Briefing No. 1, Millstein Centre for Corporate Governance and Performance, Yale School of Management, 2007, p. 10.

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THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

This proposal seeks to solicit a non-binding vote from shareholders regarding the compensation provided to the Named Executive Officers. For the reasons explained below, the Board believes that adopting this proposal would not be in the best interests of the Corporation and its shareholders.

We are aware that executive compensation is a matter of importance to shareholders. As a result, in July of 2008, a joint session of the Compensation and Corporate Governance Committees thoroughly reviewed and considered the latest “Say on Pay” developments and concluded against implementation of a shareholder vote on executive compensation. This matter was again fully reviewed and considered upon receipt of this proposal. While we understand the sentiment expressed by the proposal, we do not believe, from a governance perspective, that a shareholder vote on executive compensation is an efficient or appropriate vehicle to address shareholder concerns regarding executive compensation. Simply stated, a vote of this nature blurs the distinction between shareholders and boards of directors and their respective roles and responsibilities. Rather than promoting good corporate governance, we are concerned that such a vote pulls in the opposite direction.

We believe that it is the role of the Compensation Committee to establish appropriate levels of executive compensation that align the interests of shareholders and management. Matters relating to executive compensation are highly specialized. The Corporation, through the Compensation Committee, spends a significant amount of time and resources to ensure that our executive compensation is appropriate and meaningfully performance based. In particular, the Compensation Committee is charged with formulating and making recommendations to the Board in respect of compensation issues, including reviewing and approving on an annual basis the evaluation process and compensation structure for our executive officers. Accordingly, an advisory vote on executive compensation would place shareholders into a highly specialized area and ask them to make an overall judgment on all the components of the compensation package with a simple yes or no vote.

Furthermore, the Compensation Committee and the Board take very seriously their responsibilities to shareholders to ensure that appropriate levels of compensation are paid to the persons charged with the responsibility of ensuring our long-term success. To reinforce the integrity of the Compensation Committee, all members are independent and in arriving at its conclusions, the Compensation Committee seeks input from independent external consultants, including analyses of external competitive compensation.

The Compensation Committee promotes shareholder interests by adhering to its “pay for performance” philosophy. Consistent with this philosophy, the Compensation Committee sets our senior executives’ annual base salary at median levels per survey data from the Committee’s independent compensation consultant and puts a significant proportion of their cash compensation at risk through performance-based awards under our annual short-term incentive plan and triennial medium-term incentive plan. By placing a significant amount of compensation at risk, the Compensation Committee rewards executives for superior performance and ensures that our executives’ compensation is aligned with shareholder interests (see “Compensation Discussion and Analysis — Elements of Executive Compensation” for additional detail). In addition, we have, for a number of years, provided our shareholders with a significant voice in our compensation plans through an annual vote on our performance option plan, a key component of our pay for performance compensation.

We believe our executive compensation is strongly aligned with our “pay for performance” philosophy, and third-party studies support this alignment. A 2008 study conducted by the Committee’s executive compensation consultant found that, during the past three years, the realized pay of our Named Executive Officers was within the top quartile of our peer group, coinciding with the top quartile performance of the Corporation relative to our peer group. A similar study of chief executive officer compensation at companies comprising the S&P/TSX 60 Index that was conducted in 2007 by the Hay Group, an independent executive compensation consulting group, found similar results for the compensation of our CEO.

We do not believe that the advisory vote called for in the proposal is the most effective mechanism for shareholders to communicate with the Corporation. The advisory vote is general and would not provide the Board meaningful insight. If shareholders do not ratify compensation decisions, the Board will understand that shareholders are dissatisfied, but the source of shareholder dissatisfaction, much less what actions should be taken to address the dissatisfaction, will not necessarily be clear.

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We believe that the best and most constructive means shareholders have of expressing concerns regarding executive compensation, or any other matter of interest to shareholders, is through direct communication with our management and the Board, including members of the Compensation Committee. Our investor relations department and senior management are in frequent contact with many of our shareholders, including at investor conferences and meetings. The process by which shareholders can contact the Board is described in the section entitled “Disclosure Regarding the Ability of Shareholders to Communicate With the Board of Directors” appearing on page 36 of this Management Proxy Circular. The Board believes that direct communication facilitates a sharing of shareholder views and is ultimately more meaningful and useful to management and the Board than a non-binding advisory vote.

The proposal also would subject the Corporation to an advisory vote requirement without any assurance that other public companies, particularly our industry peers, would be subject to a similar requirement. The proponent urges adoption of an advisory vote on executive compensation based on its purported success in the United Kingdom. However the advisory vote process in both the UK and Australia is mandated by law and applies to all public companies. The vast majority of U.S. companies do not have an advisory vote on executive compensation and, to our knowledge, no Canadian companies have an advisory vote on executive compensation. The U.S. legislature has proposed legislation that would require companies filing reports with the Securities and Exchange Commission to adopt an advisory vote on executive compensation. In light of these ongoing developments, it would be prudent to await the outcome of the debate on the U.S. legislation before adopting an advisory vote proposal. This would permit the Corporation to review the requirements of any such legislation to ensure that any practices adopted by the Corporation do not conflict with the legislation.

As indicated above, we are sensitive to the sentiments expressed by this proposal. We will continue to monitor this issue and specifically revisit it with our Compensation and Corporate Governance Committees later this year.

For the reasons described above, the Board believes that this proposal is not in the best interests of the Corporation and our shareholders.

The Board recommends that shareholders vote AGAINST this proposal.

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Appendix E
Board of Directors Charter

1.	PURPOSE AND ROLE

The Board of Directors (the “Board”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) is responsible for the stewardship and oversight of the management of the Corporation and its global business. It has the statutory authority and obligation to protect and enhance the assets of the Corporation in the interest of all shareholders.

Although Directors may be elected by the shareholders to bring special expertise or a point of view to Board deliberations, they are not chosen to represent a particular constituency. The best interests of the Corporation and its shareholders must be paramount at all times.

The involvement and commitment of Directors is evidenced by regular Board and Committee meeting attendance, preparation, and active participation in setting goals and requiring performance in the interest of shareholders.

2.	COMPOSITION

The Board shall be comprised of that number of Directors as shall be determined from time to time by the Board, in accordance with the Corporation’s articles, bylaws and applicable laws.

3.	MEETINGS

The time at which and place where the meetings of the Board shall be held and the calling of the meetings and procedure in all things at such meetings shall be determined by the Board in accordance with the Corporation’s articles, bylaws and applicable laws.

The agenda for each Board meeting shall be established by the CEO and the Board Chair, taking into account suggestions from other members of the Board. Meeting materials and information shall be distributed in advance of each meeting so as to provide adequate time for review. The Board has a policy of holding one meeting each year at one of the Corporation’s operating facilities. Site visits by the Board and meetings with senior management of the facility are incorporated into the itinerary.

Directors are expected to attend, in person or via tele- or video-conference, all meetings of the Board and the Committees upon which they serve, to come to such meetings fully prepared, and to remain in attendance for the duration of the meeting. Where a Director’s absence from a meeting is unavoidable, the Director should, as soon as practicable after the meeting, contact the Board Chair, the CEO, or the Corporate Secretary for a briefing on the substantive elements of the meeting.

4.	CHAIR

The Chair of the Board shall have the duties and responsibilities set forth in the “Chair of the Board of Directors Position Description.”

5.	RESPONSIBILITIES

The Board operates by delegating certain of its responsibilities to management and reserving certain powers to itself. Its principal duties fall into six categories:

•	Overseeing and approving on an ongoing basis the Corporation’s business strategy and strategic planning process;

•	Selection of the management;

•	Setting goals and standards for management, monitoring their performance and taking corrective action where necessary;

•	Approving policies, procedures and systems for implementing strategy, managing risk, and ensuring the integrity of the Corporation’s internal control and management information systems;

•	Adopting a communications policy and reporting to shareholders on the performance of the business;

•	Approval and completion of routine legal requirements.

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5.1	Strategy Determination

(a)	The Board has the responsibility to participate, as a whole and through its Committees, in identifying the objectives and goals of the business as well as the associated risks, and the strategy by which it proposes to reach those goals and mitigate such risks. The Board shall adopt a strategic planning process and shall approve, on an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business.

(b)	The Board has the responsibility to ensure congruence between shareholder expectations, company plans and management performance.

5.2	Selection of the Management

(a)	The Board retains the responsibility for managing its own affairs, including planning its composition, selecting its Chair, nominating candidates for election to the Board, appointing Committees and determining Director compensation.

(b)	The Board has the responsibility for the appointment and replacement of a Chief Executive Officer (“CEO”) of the Corporation, for monitoring CEO performance, determining CEO compensation, and providing advice and counsel in the execution of the CEO’s duties.

(c)	The Board has the responsibility for approving the appointment and remuneration of all corporate officers, acting upon the advice of the CEO.

(d)	The Board has the responsibility for, to the extent feasible, satisfying itself as to the integrity of the CEO and the other executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation.

(e)	The Board has the responsibility for ensuring that adequate provision has been made for management succession (including appointing, training and monitoring senior management).

5.3	Monitoring and Acting

(a)	The Board has the responsibility for monitoring the Corporation’s progress towards its goals, and revising and altering its direction in light of changing circumstances.

(b)	The Board has the responsibility for taking action when performance falls short of its goals or when other special circumstances (for example mergers and acquisitions or changes in control) warrant it.

5.4	Policies and Procedures

(a)	The Board has the responsibility for developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation.

(b)	The Board has the responsibility for approving and monitoring compliance with all significant policies, procedures and internal control and management systems by which the Corporation is operated.

(c)	The Board has responsibility for ensuring that the Corporation operates at all times within applicable laws and regulations, and to high ethical and moral standards.

5.5	Reporting to Shareholders

(a)	The Board has the responsibility for adopting a communications policy for the Corporation, including adopting measures for receiving feedback from stakeholders.

(b)	The Board has the responsibility for ensuring that the financial performance of the Corporation is reported to shareholders on a timely, regular and non-selective basis.

(c)	The Board has the responsibility for ensuring that the financial results are reported fairly, and in accordance with generally accepted accounting principles.

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(d)	The Board has the responsibility for timely and non-selective reporting of any other developments that have a significant and material impact on the value of the shareholders’ assets.

(e)	The Board has the responsibility for reporting annually to shareholders on its stewardship for the preceding year.

(f)	The Board has the responsibility for approving any payment of dividends to shareholders.

5.6	Legal Requirements

(a)	The Board is responsible for ensuring that legal requirements, documents and records have been properly prepared, approved and maintained.

5.7	Other

(a)	On an annual basis, this Board Charter shall be reviewed and assessed, and any proposed changes shall be submitted to the Board for consideration.

(b)	Any security holder may contact the Board by email or by writing to the Board c/o the Corporate Secretary. Matters relating to the Corporation’s accounting, internal accounting controls or auditing matters will be referred to the Audit Committee. Other matters will be referred to the Board Chair.

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Appendix F
Audit Committee Charter

1.	PURPOSE

1.1.	The Audit Committee (the “Committee”) is a standing committee of the Board of Directors of Potash Corporation of Saskatchewan Inc. (the “Corporation”). Its purpose is to assist the Board of Directors in fulfilling its oversight responsibilities for (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements,(iii) the qualifications and independence of the auditors of the Corporation (the “external auditors”), and (iv) the performance of the Corporation’s internal audit function and external auditors. The Committee will also prepare the report that is, under applicable legislation and regulation, required to be included in the Corporation’s annual proxy statement and circular.

2.	AUTHORITY

2.1.	The Committee has authority to conduct or authorize investigations into any matter within its scope of responsibility. It is empowered to:

(a)	Determine the public accounting firm to be recommended to the Corporation’s shareholders for appointment as external auditors, and, subject to applicable law, be directly responsible for the compensation and oversight of the work of the external auditors. The external auditors will report directly to the Committee.

(b)	Resolve any disagreements between management and the external auditors regarding financial reporting.

(c)	Pre-approve all auditing and permitted non-audit services performed by the Corporation’s external auditors.

(d)	Retain independent counsel, accountants, or others to advise the Committee or assist in its duties.

(e)	Seek any information it requires from employees — all of whom are directed to cooperate with the Committee’s requests — or external parties.

(f)	Meet with the Corporation’s officers, external auditors or outside counsel, as necessary.

(g)	Delegate authority, to the extent permitted by applicable legislation and regulation, to one or more designated members of the Committee, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full Committee at its next scheduled meeting.

3.	COMPOSITION

3.1.	The Committee shall consist of at least three and no more than six members of the Board of Directors.

3.2.	The Corporate Governance and Nominating Committee will recommend to the Board of Directors members for appointment to the Committee and the Chair of the Committee. Only independent Directors shall be entitled to vote on any Board resolution approving such recommendations.

3.3.	If and whenever a vacancy shall exist on the Committee, the remaining members may exercise all its powers so long as a quorum remains in office.

3.4.	Each Committee member shall be independent according to the independence standards established by the Board of Directors, and all applicable corporate and securities laws and stock exchange listing standards.

3.5.	Each Committee member will also be financially literate. At least one member shall be designated as the “financial expert”, as defined by applicable legislation and regulation. No Committee member shall simultaneously serve on the audit committees of more than two other public companies.

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4.	MEETINGS

4.1.	A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held. All Committee members are expected to attend each meeting, in person or via tele- or video-conference. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

4.2.	The Committee will meet at least once each fiscal quarter, with authority to convene additional meetings, as circumstances require. The Committee will invite other members of the Board of Directors, members of management, internal auditors or others to attend meetings and provide pertinent information, as necessary. External auditors shall be entitled to receive notice of every meeting of the Committee and to attend and be heard thereat. The Committee will meet separately, periodically, with management, with internal audit and with external auditors. The Committee will also meet periodically in camera. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials.

4.3.	The time at which and place where the meetings of the Committee shall be held and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided that meetings of the Committee shall be convened whenever requested by the external auditors or any member of the Committee in accordance with the Canada Business Corporations Act (the “CBCA”). Following a Committee meeting, the Committee Chair shall report on the Committee’s activities to the Board of Directors at the next Board of Directors meeting. The Committee shall keep and approve minutes of its meetings in which shall be recorded all action taken by it, which minutes shall be available as soon as practicable to the Board of Directors.

5.	CHAIR

5.1.	The Chair of the Committee shall have the duties and responsibilities set forth in Appendix “A”.

6.	RESPONSIBILITIES

There is hereby delegated to the Committee the duties and powers specified in section 171 of the CBCA and, without limiting these duties and powers, the Committee will carry out the following responsibilities.

6.1.	Financial Statements

(a)	Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:

(i)	complex or unusual transactions and highly judgmental areas;

(ii)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles; and

(iii)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

(b)	Review analyses prepared by management and/or the external auditors, setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

(c)	Review both U.S. GAAP and Canadian GAAP issues and any reconciliation issues from Canadian GAAP to U.S. GAAP.

(d)	Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the external auditors’ activities or on access to requested information, and the resolution of any significant disagreements with management.

(e)	Review and discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the Corporation’s disclosures under “Management’s

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Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”), including the discussion of critical accounting estimates included therein.

(f)	Review and discuss the unaudited annual financial statements prior to the Corporation’s year-end earnings release.

(g)	Review the annual financial statements and MD&A and make a determination whether to recommend their approval by the Board of Directors.

(h)	Approve the quarterly financial statements and MD&A prior to their release.

(i)	Review disclosures made by the Chief Executive Officer and the Chief Financial Officer during the Forms 10-K and 10-Q certification process about significant deficiencies or material weaknesses in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the Corporation’s internal controls.

(j)	Review and discuss earnings press releases prior to their release (particularly use of “pro forma” information or other non-GAAP financial measures), as well as financial information and earnings guidance provided externally, including to analysts and rating agencies.

(k)	Review management’s internal control report and the related attestation by the external auditors of the Corporation’s internal controls over financial reporting.

6.2.	Internal Control

(a)	Consider the effectiveness of the Corporation’s internal control system, including information technology security and control.

(b)	Understand the scope of internal audit’s and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

(c)	Review external auditors’ management letters and management’s responses to such letters.

(d)	As requested by the Board of Directors, discuss with management, internal audit and the external auditors the Corporation’s major risk exposures (whether financial, operational or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures.

(e)	Annually review the Corporation’s disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

(f)	Discuss with the Chief Financial Officer and, as is in the Committee’s opinion appropriate, the Chief Executive Officer, all elements of the certification required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

6.3.	Internal Audit

(a)	Review with management, the external auditors and internal audit the charter, plans, activities, staffing and organizational structure of the internal audit function.

(b)	Ensure there are no unjustified restrictions or limitations on the functioning of the internal audit department, and review and concur in the appointment, replacement, or dismissal of the Vice President, Internal Audit.

(c)	Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors’ Standards for the Professional Practice of Internal Auditing.

(d)	On a regular basis, meet separately with the Vice President, Internal Audit to discuss any matters that the Committee or the Vice President, Internal Audit believes should be discussed privately.

6.4.	External Audit

(a)	Review the external auditors’ proposed audit scope and approach, (including coordination of audit effort with internal audit) and budget.

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(b)	Oversee the work and review the performance of the external auditors, and make recommendations to the Board regarding the appointment or discharge of the external auditors. In performing this oversight and review, the Committee will:

(i)	At least annually, obtain and review a report by the external auditors describing (A) the external auditors’ internal quality control procedures; (B) any material issues raised by the most recent internal quality control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and (C) (to assess the auditor’s independence) all relationships between the external auditors and the Corporation.

(ii)	Take into account the opinions of management and internal audit.

(iii)	Review and evaluate the lead partner of the external auditors.

(c)	On an annual basis receive and review from the external auditors a report on items required to be communicated to the Committee by applicable rules and regulations.

(d)	Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.

(e)	Present its conclusions with respect to the external auditors to the full Board of Directors.

(f)	Set clear hiring policies for employees or former employees of the present or former external auditors.

(g)	On a regular basis, meet separately with the external auditors to discuss any matters that the Committee or external auditors believe should be discussed privately.

6.5.	Compliance

(a)	Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) of any instances of non-compliance.

(b)	Establish procedures for: (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

(c)	Review the findings of any examinations by regulatory agencies, and any external auditors observations made regarding those findings.

(d)	Review the process for communicating the Core Values and Code of Conduct to Corporation personnel, and for monitoring compliance therewith.

(e)	Obtain regular updates from management and Corporation legal counsel regarding compliance matters.

6.6.	Reporting Responsibilities

(a)	Regularly report to the Board of Directors about Committee activities and issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s external auditors, and the performance of the internal audit function.

(b)	Provide an open avenue of communication between internal audit, the external auditors, and the Board of Directors.

(c)	Report annually to shareholders, describing the Committee’s composition, responsibilities and how they were discharged, and any other information required by applicable legislation or regulation, including approval of non-audit services.

(d)	Review any other reports the Corporation issues that relate to Committee responsibilities.

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6.7.	Other Responsibilities

(a)	Discuss with management the Corporation’s major policies with respect to risk assessment and risk management.

(b)	Perform other activities related to this Committee Charter as requested by the Board of Directors.

(c)	Institute and oversee special investigations as needed.

(d)	Ensure appropriate disclosure of this Committee Charter as may be required by applicable legislation or regulation.

(e)	Confirm annually that all responsibilities outlined in this Committee Charter have been carried out.

(f)	Receive and review, at least quarterly, a report prepared by the Corporation’s Natural Gas Hedging Committee and, if the Corporation’s hedged position is outside approved guidelines, determine the reasons for the deviation and any action which will be taken as a result.

(g)	Annually review the Corporation’s natural gas hedging policy.

(h)	Receive and review, at least annually and in conjunction with the Compensation Committee, a report on pension plan governance including a fund review and retirement plan accruals.

7.	FUNDING

7.1.	The Corporation shall provide for appropriate funding, as determined by the Committee, for (i) compensation to the external auditors for the purpose of preparing or issuing an audit report or performing other audit review or attest services as pre-approved by the Committee; (ii) compensation to any outside experts employed by the Committee; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

8.	OTHER

8.1.	The Committee shall conduct an evaluation of the Committee’s performance and this Audit Committee Charter, including Appendix “A” attached hereto, at least annually, and recommend to the Board of Directors such Committee Charter changes as the Committee deems appropriate.

8.2.	Authority to make minor technical amendments to this Committee Charter is hereby delegated to the Secretary of the Corporation who will report any amendments to the Board of Directors at its next meeting.

APPENDIX “A”
POTASH CORPORATION OF SASKATCHEWAN INC.
Audit Committee Chair Position Description

In addition to the duties and responsibilities set out in the Board of Directors Charter and any other applicable charter, mandate or position description, the chair (the “Chair”) of the Audit Committee (the “Committee”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) has the duties and responsibilities described below.

1.	Provide overall leadership to facilitate the effective functioning of the Committee, including:

(a)	overseeing the structure, composition, membership and activities delegated to the Committee;

(b)	chairing every meeting of the Committee and encouraging free and open discussion at meetings of the Committee;

(c)	scheduling and setting the agenda for Committee meetings with input from other Committee members, the Chair of the Board of Directors and management as appropriate;

(d)	facilitating the timely, accurate and proper flow of information to and from the Committee;

(e)	arranging for management, internal and external auditors and others to attend and present at Committee meetings as appropriate;

(f)	arranging sufficient time during Committee meetings to fully discuss agenda items;

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(g)	encouraging Committee members to ask questions and express viewpoints during meetings; and

(h)	taking all other reasonable steps to ensure that the responsibilities and duties of the Committee, as outlined in its Charter, are well understood by the Committee members and executed as effectively as possible.

2.	Foster ethical and responsible decision making by the Committee and its individual members.

3.	Encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the internal auditor and the independent auditors.

4.	Following each meeting of the Committee, report to the Board of Directors on the activities, findings and any recommendations of the Committee.

5.	Carry out such other duties as may reasonably be requested by the Board of Directors.

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Potash Corporation of Saskatchewan Inc.	Proxy

For use at the Annual and Special Meeting
of Shareholders to be held on May 7, 2009.

THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT OF THE CORPORATION.

The undersigned holder of common shares (“Shares”) of Potash Corporation of Saskatchewan Inc. (the “Corporation”) hereby appoints Dallas J. Howe, Board Chair, or failing him, William J. Doyle, President and Chief Executive Officer, or failing him, Wayne R. Brownlee, Executive Vice President, Treasurer and Chief Financial Officer, or failing him, Joseph A. Podwika, Secretary, or instead of any of the foregoing, as proxy for the undersigned to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of shareholders of the Corporation to be held:

Thursday, the 7th day of May, 2009 (the “Meeting”)
10:30 a.m. (local time)
Grand Salon, TCU Place
35 — 22nd Street East
Saskatoon, Saskatchewan, Canada

and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

1.	A shareholder has the right to appoint a person who need not be a shareholder, to represent him and to attend and act on his behalf at the Meeting, other than the nominees designated above, and may exercise such right by inserting the name of his nominee in the space provided above for that purpose.

2.	The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. If no specification is made, the persons named above will vote such Shares FOR the election of the directors named in this proxy, FOR the appointment of Deloitte & Touche LLP as auditors of the Corporation, FOR the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular and AGAINST the shareholder proposal (attached as Appendix D to the accompanying Management Proxy Circular). This proxy confers authority to vote in the proxyholder’s discretion with respect to amendments to matters identified in the accompanying Notice of Meeting and with respect to other matters that may properly come before the Meeting.

3.	If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Corporation.

4.	Reference is made to the accompanying Management Proxy Circular of the Corporation for further information regarding the completion and use of this proxy and other information pertaining to the Meeting.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

1.	Voted FOR, or WITHHELD FROM VOTING, the nominees for directors listed below.

		For	Withhold		For	Withhold

	(01) C. M. Burley	☐	☐	(07) K. G. Martell	☐	☐

	(02) W. J. Doyle	☐	☐	(08) J. J. McCaig	☐	☐

	(03) J. W. Estey	☐	☐	(09) M. Mogford	☐	☐

	(04) C. S. Hoffman	☐	☐	(10) P. J. Schoenhals	☐	☐

	(05) D. J. Howe	☐	☐	(11) E. R. Stromberg	☐	☐

	(06) A. D. Laberge	☐	☐	(12) E. Viyella de Paliza	☐	☐

		For	Withhold

2.	Voted FOR, or WITHHELD FROM VOTING, on the appointment of Deloitte & Touche LLP as auditors of the Corporation.	☐	☐

		For	Against
3.	Voted FOR or AGAINST the resolution (attached as Appendix B to the accompanying Management Proxy Circular) approving the adoption of a new performance option plan, the full text of which is attached as Appendix C to the accompanying Management Proxy Circular.	☐	☐

		For	Against

4.	Voted FOR or AGAINST the shareholder proposal (attached as Appendix D to the accompanying Management Proxy Circular).	☐	☐

Dated the   day of    2009.

Name of Shareholder	Signature of Shareholder